UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Sanderson Farms, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 14, 2016

Dear Stockholder:

The 2016 annual meeting of stockholders of the Company will be held in the Multi-Purpose Room of the Company’s General Corporate Offices in Laurel, Mississippi, at 10:00 a.m. Central Time on Thursday, February 11, 2016. The purposes of the annual meeting are set forth in the accompanying Notice and Proxy Statement.

The 2015 Annual Report, which is enclosed, contains financial and other information concerning the Company and its business for the fiscal year ended October 31, 2015. The Annual Report is not to be considered part of the proxy solicitation materials.

We cordially invite you to attend the annual meeting. If you cannot attend, please complete and return the enclosed proxy using one of the voting methods described in the enclosed materials so that your vote can be recorded.

Cordially,

Joe F. Sanderson, Jr.
Chairman of the Board

SANDERSON FARMS, INC.

P.O. Box 988

Laurel, Mississippi 39441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. Central Time on Thursday, February 11, 2016

PLACE	The Multi-Purpose Room of the Company’s General Corporate Offices, 127 Flynt Road, Laurel, Mississippi 39443

ITEMS OF BUSINESS

(1)    To elect Class C Directors to serve until the 2019 annual meeting;

(2)    To approve the Sanderson Farms, Inc. and Affiliates Amended and Restated Stock Incentive Plan;

(3)    To approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers;

(4)    To consider and act upon a proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2016;

(5)    To consider and act upon a stockholder proposal concerning occupational health and safety, if presented at the meeting;

(6)    To consider and act upon a stockholder proposal concerning a Company water stewardship policy, if presented at the meeting; and

(7)    To transact such other business as may properly come before the meeting or any postponement or adjournment.

RECORD DATE	You can vote if you were, or if a nominee through which you hold shares was, a stockholder of record on December 17, 2015.

ANNUAL REPORT AND PROXY STATEMENT	Our 2015 Annual Report, which is not a part of the proxy solicitation material, is enclosed. Details of the business to be transacted at the annual meeting are more fully described in the accompanying Proxy Statement.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders also have the options of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card included with your proxy materials. You can revoke your proxy before it is voted at the meeting by following the instructions in the accompanying Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 11, 2016

The Notice of Annual Meeting of Stockholders, the Proxy Statement, and our 2015 Annual Report are also available on-line at:

www.sandersonfarms.com/proxy

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Timothy F. Rigney
Secretary

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

GENERAL QUESTIONS AND ANSWERS

Why am I receiving these materials?

Our Board of Directors is soliciting your proxy for use at our 2016 annual meeting of stockholders to be held on Thursday, February 11, 2016 at 10:00 a.m. Central Time, as well as in connection with any postponements or adjournments of the meeting. The enclosed materials are being mailed to stockholders and posted on-line at www.sandersonfarms.com/proxy on or about January 14, 2016.

The annual meeting will be held in the Multi-Purpose Room of our General Corporate Offices, at 127 Flynt Road, Laurel, Mississippi, 39443. You are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

As used in this Proxy Statement, “we,” “us,” “our,” “Sanderson Farms” or the “Company” refers to Sanderson Farms, Inc.

What is included in these materials?

These materials include:

•	the Notice of our 2016 annual meeting of stockholders;

•	this Proxy Statement for the annual meeting, which provides information about the matters to be voted on at the annual meeting, as well as other information that may be useful to you;

•	our Annual Report for the year ended October 31, 2015 and

•	the proxy card and voting instructions for the annual meeting.

The Annual Report is not to be considered part of the proxy solicitation material.

What items will be voted on at the annual meeting?

Shareholders will vote on the following items at the annual meeting:

•	the election of Class C Directors to serve until the 2019 annual meeting (Proposal No. 1);

•	the approval of the Sanderson Farms, Inc. and Affiliates Amended and Restated Stock Incentive Plan (Proposal No. 2);

•	the approval, in a non-binding advisory vote, of the compensation paid to our Named Executive Officers (Proposal No. 3); and

•	the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending October 31, 2016 (Proposal No. 4).

The Board recommends that you vote your shares FOR:

•	each of the director nominees;

•	the approval of the Sanderson Farms, Inc. and Affiliates Amended and Restated Stock Incentive Plan;

•	the approval of the compensation paid to our Named Executive Officers; and

•	the ratification of the appointment of Ernst & Young.

In addition, if presented at the annual meeting, the shareholders will be asked to vote on a stockholder proposal concerning occupational health and safety and a stockholder proposal concerning a water stewardship policy (Proposal No. 5 and Proposal No. 6). The Board recommends that you vote your shares AGAINST each of the stockholder proposals, if presented at the annual meeting.

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

Our principal executive offices are located at 127 Flynt Road, Laurel, Mississippi, 39443, and our telephone number is (601) 649-4030.

Who may vote at the annual meeting?

Only stockholders of record as of the close of business on December 17, 2015, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by mail.

Beneficial Owner of Shares Held in Street Name. If you hold your shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

If I am a stockholder of record of the Company’s shares, how do I vote?

Stockholders of record have four ways to vote:

•	In person. If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.investorvote.com/SAFM and entering the control number found on your proxy card.

•	By Telephone. You may vote by proxy by calling the toll free number found on your proxy card.

•	By Mail. You may vote by proxy by filling out your proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order for your broker, bank or other nominee to vote your shares according to your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If you are a beneficial owner of shares held in street name and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the organization that holds your shares.

How do I vote my shares held in the Company’s ESOP?

If you participate in the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction form from the ESOP on which you may instruct the ESOP trustee how to vote your shares held in the ESOP. Under the terms of the ESOP, all allocated shares of Company common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. All unallocated shares of Company common stock held by the ESOP and allocated shares for which no timely voting instructions are received are voted by the ESOP trustee in the same proportion for and against proposals as shares for which the trustee has received timely voting instructions, subject to the exercise of the trustee’s fiduciary duties. The deadline for returning your voting instruction form is February 5, 2016.

What is the quorum requirement for the annual meeting?

The holders of a majority of the shares entitled to vote at the annual meeting must be present in person or by proxy at the annual meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	are a stockholder of record (or are a beneficial owner and have a legal proxy from the organization that holds your shares) and are present in person at the annual meeting or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the annual meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. As of the date of this Proxy Statement, we have not received notice and we are not aware of any business to be transacted at the meeting other than the matters listed on the Notice and described in this Proxy Statement.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in its discretion on routine matters, but it cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not have the authority to vote, and therefore cannot vote, on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” The election of directors (Proposal No. 1), approval of our amended and restated stock incentive plan (Proposal No. 2), matters relating to executive compensation (Proposal No. 3), and the shareholder proposals (Proposal No. 5 and Proposal No. 6) are non-routine matters, so brokers may not vote your shares on Proposals 1, 2, 3, 5 or 6 if you do not give specific instructions on how to vote. We encourage you to provide instructions to your broker or nominee regarding the voting of your shares on these proposals.

The ratification of the independent auditors (Proposal No. 4) is the only matter that will be considered routine. Therefore, no broker non-votes are expected to occur in connection with Proposal No. 4.

How are broker non-votes treated?

Broker non-votes are counted for purposes of determining whether a quorum is present. However, broker non-votes are not counted for purpose of determining the number of votes present or represented by proxy and entitled to vote with respect to a particular proposal, thus we believe they will have no effect on the vote on any matter at the meeting.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present, and they are considered present for the purpose of determining the number of votes present or represented by proxy and entitled to vote with respect to a particular proposal. Abstentions will have the effect of a vote AGAINST in the election of directors (Proposal No. 1), and will have no effect on the vote on the other proposals.

Can I revoke or change my vote after I have voted?

Even if you submit a proxy, you may still attend the annual meeting in person, and you may revoke your proxy by voting in person at the meeting. You may also revoke your proxy before it is voted at the meeting in any of the following ways:

•	by filing with our Corporate Secretary a written notice of revocation;

•	by submitting to our Corporate Secretary a properly completed and signed proxy dated a later date; or

•	by re-voting by Internet or by telephone before 1:00 AM, Central Time, on February 11, 2016 using the instructions contained in the enclosed materials, if telephone or Internet voting is available to you.

Unless you revoke your proxy, it will be voted at the meeting according to your instructions, as long as you have properly completed and submitted it to us.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from the organization that holds your shares.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days after the annual meeting.

CAPITAL STOCK

Our authorized capital stock consists of 5,000,000 shares of non-voting preferred stock, of which 500,000 shares have been designated Series A Junior Participating Preferred Stock, par value $100.00 per share, none of which shares have been issued, and 100,000,000 shares of voting common stock, par value $1.00 per share, of which 22,569,531 shares were outstanding and entitled to vote as of December 17, 2015, the record date for the annual meeting. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the annual meeting. Each such stockholder is entitled to one vote for each share of common stock held at that date.

BENEFICIAL OWNERSHIP

The following table sets forth information, as of January 4, 2016, concerning: (a) the only stockholders known by us to own beneficially more than 5% of our outstanding common stock, which is our only class of voting securities outstanding, (b) the beneficial ownership of common stock of our directors, director nominees and Named Executive Officers, and (c) the beneficial ownership of common stock by all of our directors, director nominees and executive officers as a group. On January 4, 2016, there were 22,571,570 shares of our common stock outstanding.

Unless otherwise indicated, the address of each person named in the table is P.O. Box 988, Laurel, Mississippi 39441.

Beneficial Owner(s) and Address	Amount Beneficially Owned (1)	Percent of Class
5% Shareholders:
BlackRock, Inc. (2)	2,454,381 shares	10.87%
The Vanguard Group (3)	2,334,240 shares	10.34%
Trustmark National Bank (4)	1,694,201 shares	7.51%
Royce & Associates, LLC (5)	1,329,259 shares	5.89%
Allianz Global Investors U.S. Holdings LLC (6)	1,225,988 shares	5.43%
SouthernSun Asset Management, LLC (7)	1,207,050 shares	5.35%
Directors, Director Nominees and Named Executive Officers:
Joe F. Sanderson, Jr. (8)	828,122 shares	3.67%
Lampkin Butts (9)	115,321 shares	*
Mike Cockrell (10)	87,617 shares	*
Tim Rigney (11)	8,445 shares	*
John H. Baker, III (12)	14,893 shares	*
Fred Banks, Jr. (13)	23,808 shares	*
John Bierbusse (14)	13,907 shares	*
Toni D. Cooley (15)	23,549 shares	*
Beverly Wade Hogan (16)	14,390 shares	*
Robert C. Khayat (17)	14,221 shares	*
Phil K. Livingston (18)	13,684 shares	*
Dianne Mooney (19)	11,834 shares	*
Gail Jones Pittman (20)	15,269 shares	*
Charles W. Ritter, Jr. (21)	44,784 shares	*

All directors and executive officers as a group (14 persons) (21)	1,229,844 shares	5.45%

*	Less than 1%.
(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.
(2)	Based on information reported in Amendment No. 5 to Schedule 13G dated January 9, 2015 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10022. The report states that BlackRock, Inc. has sole voting power over 2,305,773 shares and sole dispositive power over 2,454,381 shares. The report also states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock but that no one person’s interest in the common stock is more than five percent of the total outstanding common shares.

(3)	Based on information reported in Amendment No. 3 to Schedule 13G dated May 7, 2015 filed by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Schedule 13G states that The Vanguard Group has the sole power to vote or direct the vote of 29,816 shares, sole power to dispose or direct the disposition of 2,306,224 shares, and shared power to dispose or direct the disposition of 28,016 shares.
(4)	Based on information reported in Amendment No. 18 to Schedule 13G dated February 11, 2015 by Trustmark National Bank, 248 E. Capitol Street, Suite 1006 Jackson, MS 39201. Trustmark National Bank is the trustee of the Company’s ESOP, which is the record owner of 1,694,201 shares of common stock of the Company. The participants in the ESOP can direct the trustee regarding the voting of their ESOP shares, but if the trustee does not receive timely voting directions, the trustee must vote those shares, and it must vote unallocated shares, in the same proportion as the trustee votes shares for which it received timely directions. The trustee therefore is deemed to beneficially own, under applicable regulations of the Securities and Exchange Commission, the 1,694,201 shares of common stock owned of record by the ESOP. Trustmark National Bank disclaims beneficial ownership of such shares.
(5)	Based on information reported in Amendment No. 8 to Schedule 13G dated January 21, 2015 by Royce & Associates, LLC, 745 Fifth Avenue, New York, New York 10151.
(6)	Based on information reported in Schedule 13G dated February 12, 2015 by Allianz U.S. Holdings LLC, 680 Newport Center Drive, Suite 250, Newport Beach, California 92660. The report states that the sole power to vote or direct the vote and to dispose or direct the disposition of some of the shares is held as follows:

Person	Voting Power	Dispositive Power
Allianz Global Investors Taiwan Ltd.	71,024	71,024
Allianz Global Investors Europe GmbH	227,920	296,928
NFJ Investment Group LLC	440,250	445,718
Allianz Global Investors U.S. LLC	146,668	148,918
RCM Asia Pacific Ltd.	263,400	263,400

The report also states that Allianz clients have the right to receive or the power to direct the receipt of dividends or proceeds from the sale of the securities, but no one client holds more than five percent of the securities.

(7)	Based on information reported in Schedule 13G dated February 13, 2015 by SouthernSun Asset Management, LLC, 6070 Poplar Avenue, Suite 300, Memphis, Tennessee 38119. The report states that SouthernSun Asset Management, LLC has the sole power to vote or direct the vote of 1,183,435 shares and the sole power to dispose or direct the disposition of 1,207,050 shares.
(8)	The amount shown in the table includes 721,296 shares owned of record by Joe F. Sanderson, Jr., over which he exercises sole voting and investment power, and 97,018 shares allocated to Mr. Sanderson’s account in the ESOP, with respect to which he shares voting and investment power with the ESOP trustee. The amount shown in the table also includes 9,808 shares owned of record by Mr. Sanderson’s wife, over which she exercises sole voting and investment power. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Mr. Sanderson disclaims beneficial ownership of the 9,808 shares owned of record by his wife. The amount owned of record by Mr. Sanderson includes 85,250 unvested shares of restricted stock issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(9)	The amount in the table includes 101,234 shares owned of record by Mr. Butts, over which he exercises sole voting and investment power, and 14,087 shares allocated to his ESOP account, over which he shares voting and investment power with the ESOP trustee. The amount owned of record includes 32,750 unvested shares of restricted stock granted pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(10)	The amount shown in the table includes 82,690 shares owned of record by Mr. Cockrell over which he exercises sole voting and investment power, and 4,927 shares allocated to Mr. Cockrell’s account in the ESOP, with respect to which Mr. Cockrell shares voting and investment power with the ESOP trustee. The amount owned of record by Mr. Cockrell includes 26,500 unvested shares of restricted stock granted pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(11)	The amount shown in the table includes 5,900 shares owned of record by Mr. Rigney, over which he exercises sole voting and investment power, 2,510 shares allocated to Mr. Rigney’s account in the ESOP, with respect to which Mr. Rigney shares voting and investment power with the ESOP trustee, and 35 shares held in his 401(k) plan account, over which the plan’s investment committee has voting power and over which Mr. Rigney has investment power. The amount owned of record by Mr. Rigney includes 3,525 unvested shares of restricted stock granted pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan and 145 unvested shares issued under the Company’s share purchase plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(12)	The shares shown in the table for Mr. Baker include 2,300 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 3,517 shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation, Discussion and Analysis, Director Compensation” for a discussion of those shares.)

(13)	The shares shown in the table for Mr. Banks include 6,900 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 3,832 shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(14)	The shares shown in the table for Mr. Bierbusse include 2,300 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 1,262 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation, Discussion and Analysis, Director Compensation” for a discussion of those shares.)
(15)	The shares shown in the table for Ms. Cooley include 6,900 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 2,941 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(16)	The shares shown in the table for Ms. Hogan include 4,600 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 846 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(17)	The shares shown in the table for Mr. Khayat include 6,900 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 334 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(18)	The shares shown in the table for Mr. Livingston include 4,600 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 819 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.) The shares shown in the table include 1,367 shares owned of record by Mr. Livingston’s wife, over which she has sole voting and investment power, and as to which Mr. Livingston, pursuant to Rule 13d-4 under the Exchange Act, disclaims beneficial ownership.
(19)	The shares shown in the table for Ms. Mooney include 6,900 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 2,460 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(20)	The shares shown in the table for Ms. Pittman include 6,900 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 347 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(21)	The shares shown in the table for Mr. Ritter include 4,600 unvested shares of restricted stock that were granted pursuant to the Company’s Stock Incentive Plan and 2,018 unvested shares issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(22)	Includes an aggregate of 118,542 shares allocated to the ESOP accounts of all executive officers, as a group.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our amended Articles of Incorporation provide that our Board of Directors shall be divided into three classes (Class A, Class B and Class C), with each class containing one-third, or as close to one-third as possible, of the total number of directors, and that the total number of directors shall be fixed by the Board of Directors in the By-Laws. The Board of Directors has fixed the number of directors at fifteen, resulting in there being five director positions in each class. Two Class B director positions are currently vacant. The Board has not identified candidates to fill those vacancies.

At each annual meeting of stockholders, directors constituting one class are elected for a three-year term. At the 2016 annual meeting, stockholders will elect five Class C Directors, whose terms will expire at the 2019 annual meeting.

Nominees for Class C Directors

The Board of Directors proposes for election as Class C Directors the five nominees listed below, each to serve as a Class C Director until the 2019 annual meeting or until his or her successor is elected and has qualified. Any vacancy on the Board of Directors may be filled either by the Board of Directors or by the stockholders, and the term of any director elected to fill a vacancy will expire at the next stockholders’ meeting at which directors are elected.

You may vote proxies in the enclosed form for the election as Class C Directors of only the nominees named below or substitute nominees who may be named by the Board of Directors to replace any of the nominees who become unavailable to serve for any reason. No such unavailability is presently known to the Board of Directors. There are no arrangements or understandings relating to any person’s service or prospective service as a Class C Director of the Company. No person listed below will be elected as a Class C Director unless such person receives the affirmative vote of the holders of a majority of the shares entitled to vote and represented (whether in person or by proxy) at the annual meeting at which a quorum is present. If more persons than the number of directors to be elected receive a majority vote, then those persons receiving the highest number of votes will be elected. The Proxyholders named in the accompanying proxy card will vote FOR the nominees listed below (or substitutes as stated above) unless otherwise directed in the proxy. Abstentions by holders of shares entitled to vote and represented at the meeting will be counted as shares present but not voting for the purposes of calculating the vote with respect to the election of Class C Directors and, accordingly, will have the effect of a vote cast AGAINST a director nominee. Broker non-votes will be treated as not present for purposes of calculating the vote with respect to the election of the Class C Directors, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto.

The following table lists the nominees for Class C Directors and the year that they began serving as a director. As discussed below, our Board of Directors has determined that each of Ms. Cooley, Ms. Mooney, Ms. Pittman, and Messrs. Banks and Khayat is an independent director under the listing standards of The Nasdaq Stock Market.

Nominees for Class C Director	Age	Director Since
Fred Banks, Jr.	73	2007
Toni D. Cooley	55	2007
Robert C. Khayat	77	2007
Dianne Mooney	72	2007
Gail Jones Pittman	62	2002

The Board of Directors recommends a vote FOR the election of Ms. Cooley, Ms. Mooney, Ms. Pittman, Mr. Banks, and Mr. Khayat.

Directors Continuing in Office

The following tables list the Class A and Class B Directors of the Company, whose terms expire at the 2017 and 2018 annual meetings, respectively, and the year that they began serving as a director.

Continuing Director	Age	Director Since
Class A (Term expiring in 2017)
Lampkin Butts	64	1998
Beverly Hogan	64	2004
Phil K. Livingston	72	1989
Charles W. Ritter, Jr.	78	1988
Joe F. Sanderson, Jr.	68	1984
Class B (Term expiring in 2018)
John H. Baker, III	74	1994
John Bierbusse	60	2006
Mike Cockrell	58	1998

Board Qualifications and Biographical Information

As discussed more fully below under “Corporate Governance — Nominating and Governance Committee,” we have sought director candidates with a diverse range of business, personal and geographic backgrounds, and the experience and perspective necessary to oversee effectively a multi-state operation of our size and type.

The following paragraphs identify the principal occupations of all continuing directors and nominees for director. We have also included the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director in light of our business and structure. Except as otherwise indicated, each director has served for at least five years in the position shown.

John H. Baker, III is a native of Meridian, Mississippi and has been the sole proprietor of John H. Baker Interests, a real estate and development company in Houston, Texas, since 1968.

The Board believes Mr. Baker should serve as a director because of his extensive experience and contacts with both the Mississippi and Texas business communities, where a significant portion of our operations is located. Additionally, Mr. Baker is a successful entrepreneur who founded and has successfully grown and operated his own business. Mr. Baker has also been active in Mississippi and Texas state politics.

Fred Banks, Jr. has been a partner in the General Litigation Group in the Jackson, Mississippi office of the law firm of Phelps Dunbar LLP since 2001. Since 2008, he has been a non-equity senior partner with that firm. From 1991 to 2001, he was a Justice of the Mississippi Supreme Court, and at the time of his retirement from the court in 2001, he was serving as Presiding Justice. Before serving on the Mississippi Supreme Court, Mr. Banks served as a Circuit Court Judge in Hinds and Yazoo Counties, Mississippi for six years. From 1976 until 1985, he served in the Mississippi House of Representatives.

The Board believes Mr. Banks should serve as a director because of extensive experience in law, both in the areas of business transactions and litigation, and because of his perspective on the legal landscape in Mississippi. Mr. Banks’ knowledge of Mississippi’s corporate law under which the company is organized eminently qualifies him to serve as chair of the Board’s Nominating and Governance committee. Mr. Banks has extensive contacts in Mississippi’s legal and business communities, and is a visionary leader in numerous civic and philanthropic organizations.

John Bierbusse was employed by Duff and Phelps, Inc. from 1981 to 1987, and by A.G. Edwards from 1987 to 2004. Mr. Bierbusse served as Assistant Manager, Securities Research between 1999 and 2002 at A.G. Edwards, and as Manager, Research Administration from 2002 until his retirement in 2004. Mr. Bierbusse served on the New York Stock Exchange’s Series 16 Test Committee from 2002 to 2007 and on the New York Stock Exchange’s Research Analyst Qualification Examination Committee from 2003 to 2007. Mr. Bierbusse has been a Chartered Financial Analyst since 1987, and is currently retired.

The Board believes Mr. Bierbusse should serve as a director because of his experience as a financial analyst, particularly in the protein industry. He has extensive knowledge of the dynamics of poultry companies and the impact of grain markets and other external factors on the industry.

Lampkin Butts served from 1996 to 2004 as Vice President-Sales for the Company. On October 21, 2004, Mr. Butts was elected President and Chief Operating Officer of the Company. He began his career with our Company in 1973. Mr. Butts is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.

The Board believes Mr. Butts should serve as a director because of his role as one of the top three executives in our Company and the extensive experience and insight he has gained from his over 40-year tenure at Sanderson Farms. Mr. Butts’ experience in most every aspect of our operations, including processing and sales, and his knowledge of our operations, contribute significantly to the Board. Mr. Butts has served in management capacities in every facet of our business, and that broad perspective is valuable to the Board.

Mike Cockrell has served, since 1993, as Treasurer and Chief Financial Officer for the Company. Before joining us, Mr. Cockrell was a shareholder and member of the law firm Wise Carter Child & Caraway, Professional Association, of Jackson, Mississippi. He is also a certified public accountant and was employed in the audit division of a public accounting firm from 1979 to 1980. Mr. Cockrell is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.

The Board believes Mr. Cockrell should serve as a director because of his role as one of our top three executives and his more than 20 years of experience as the CFO of our Company. In addition, Mr. Cockrell oversees or has a key role in many aspects of our operations and administration that are not typical for chief financial officers of public companies, including investor relations, our grain purchasing strategy, legal affairs and risk management. As a result, he contributes a broad perspective on our operations to the Board process.

Toni D. Cooley founded and has been president of Systems Electro Coating, LLC, a tier one supplier to Nissan of electro coated frames and other vehicle components, since 2001. She has also served as president of Systems Consultants Associates, Inc., a management training and consulting firm established with the express purpose of assisting Jackson, Mississippi-based minority firms with capacity building, since 1993. Ms. Cooley is also co-owner of Systems IT, Inc., in Jackson, Mississippi, and is chief executive officer and president of Systems Automotive Interiors, L.L.C., a tier one supplier of upholstered seats to Toyota Motor Manufacturing’s Mississippi plant, founded in 2011. From 1992 to 1993, Ms. Cooley worked as an International Contract Administrator for the international sales team of the former Turner Broadcasting Systems. She is a director of Trustmark National Bank and in 2013 was elected a director of Trustmark Corporation, which has a class of securities registered with the Securities and Exchange Commission.

The Board believes Ms. Cooley should serve as a director because of her experience founding and significantly growing Systems Electro Coating in a very short period of time, as well as her experience in executive management. Her experience leading one of Mississippi’s largest minority owned businesses provides to the Board a unique perspective on boardroom matters. Ms. Cooley’s active involvement in the Mississippi business community has also been advantageous to the Board process.

Beverly Wade Hogan has served, since May 2002, as President of Tougaloo College in Jackson, Mississippi, a private, historically African-American, liberal arts college. Before becoming President of Tougaloo College, Ms. Hogan served for one year as Interim President. Before that, she served for ten years as a Commissioner for the Mississippi Workers Compensation Commission.

The Board believes that Ms. Hogan should serve as a director because of her 25-year plus career in executive leadership, management and administration, and her experience and perspective on employment and training issues. In addition, the Board has benefitted from the experience and insight Ms. Hogan has gained from her active involvement in local, state and national civic affairs, and her work pioneering numerous Mississippi community programs.

Robert C. Khayat served as the Chancellor of the University of Mississippi from July 1995 until his retirement in July 2009. Before that, he served the university in various capacities, including as professor of law at the University of Mississippi School of Law from 1982 to 1995. Mr. Khayat served on the Board of Directors of Mississippi Power Company, a subsidiary of The Southern Company, and Mississippi Valley Title Insurance Company, until his retirement from both boards in 2009.

The Board believes Mr. Khayat should serve as a director because of his immense skill and experience as head of the University of Mississippi. During his 14-year tenure, he led a major transformation of the university that resulted in higher academic standards, tripled African-American enrollment, significantly higher private financial support and recognition of the university by many independent organizations as one of the country’s leading public universities. Among countless other accomplishments, his efforts to “re-brand” the university culminated in unprecedented national attention from its successful bid, led by Mr. Khayat, to host the first 2008 U.S. presidential debate.

Phil K. Livingston served as President and Chief Executive Officer of Citizens National Bancshares, Inc. in Hammond, Louisiana, from its organization in 1983, until its merger into Deposit Guaranty Corporation on May 19, 1995. Mr. Livingston retired in 1998, but continued to serve as a banking consultant to AmSouth Corporation following his retirement until 2001.

The Board believes Mr. Livingston should serve as a director because of his extensive experience as a banking executive, in particular his experience in growing and selling one community bank, his involvement with several bank acquisitions and his involvement in the Louisiana and Mississippi business communities, where a large part of our operations is located. The Board has also benefitted from his experience with executive compensation matters and past work with compensation consultants.

Dianne Mooney founded and served as Executive Director and Senior Vice President of Southern Living at Home, a direct sales division of Southern Progress Corporation, from 1999 until her retirement in 2007. Ms. Mooney was directly responsible for the launch and record growth of this $200 million division. Before that time, she was an employee of Southern Progress Corporation for over thirty years in various positions, including Vice President of Business Development and Vice President of Custom Publishing. Southern Progress Corporation is a division of Time, Inc.

The Board believes Ms. Mooney should serve as a director because of her vast experience in brand management and corporate growth at Southern Progress, as well as in marketing, market research, international sourcing, and new product development. In addition, Ms. Mooney brings to the Board significant experience in crisis and risk management.

Gail Jones Pittman has served, since its founding in 1979, as Chief Executive Officer of Gail Pittman, Inc., an entrepreneurial business creating individually hand-painted, semi-vitreous china dinnerware and home accessories. It is located in Ridgeland, Mississippi.

The Board believes that Ms. Pittman should serve as a director because of her success, skill, experience and perspective as a successful entrepreneur. Ms. Pittman is recognized by many as Mississippi’s preeminent female business executive, and one of the South’s most noted philanthropists. Her active involvement in the Mississippi business community brings a valuable perspective to the Board.

Charles W. Ritter, Jr. served, from 1967 to 2002, as President and a Director of the Attala Company, which is principally engaged in the business of milling and selling feed and corn meal. He now serves as a management consultant to the Attala Company. He has also served as President of JRS, Inc., a family owned real estate investment firm, since 1973. Mr. Ritter retired as a director of First M & F Corp. and Merchants & Farmers Bank, Kosciusko, Mississippi, and chair of the audit committee of First M & F Corp.’s Board of Directors in May 2011. First M & F Corp. has a class of securities registered with the Securities and Exchange Commission.

The Board believes Mr. Ritter should serve as a director because of his experience in and knowledge of both the banking and grain industries. He is our longest serving outside director. Mr. Ritter contributes a broad business perspective to the Board of Directors as well as a long-term perspective on the evolution of our Company from a family business to a large, publicly held corporation. He knew personally the founders of our Company and brings an understanding of their long-term vision and core values to the Board table.

Joe F. Sanderson, Jr. served as President of the Company from November 1, 1989 to October 21, 2004, and has served as Chief Executive Officer since November 1, 1989 and as Chairman of the Board of Directors since January 8, 1998. Mr. Sanderson continues to serve as Chief Executive Officer and Chairman of the Board of Directors. Before his tenure as an executive officer of the Company, he was continuously employed by Sanderson Farms in numerous positions starting in 1969. Mr. Sanderson is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors. Mr. Sanderson’s father, Joe Frank Sanderson, was one of the founders of our Company.

The Board believes Mr. Sanderson should serve as a director because of his outstanding leadership of our Company since 1989. Under his tenure, our Company has experienced tremendous growth, including growth in annual revenues from $184 million in 1989 to over $2.8 billion in 2015, and has opened six new plants. Mr. Sanderson is primarily responsible for the overall operation and strategic vision of our business, and as a result makes an invaluable contribution to the Board process.

Corporate Governance

Director Independence

Our Board of Directors has determined that the following directors are “independent” under the listing standards of The Nasdaq Stock Market: Ms. Cooley, Ms. Hogan, Ms. Mooney, Ms. Pittman, and Messrs. Baker, Banks, Khayat, Livingston and Ritter.

Messrs. Sanderson, Butts and Cockrell are not independent because they are officers of the Company. In addition, Mr. Bierbusse does not meet The Nasdaq Stock Market’s definition of independent director because his brother is a “principal” in the business consulting division of Ernst & Young LLP, our independent registered public accounting firm. A “principal” is a partner who is not an accountant. Mr. Bierbusse’s brother has no involvement in Ernst & Young’s audit of our financial statements or any other services they provide to us and Ernst & Young has concluded that his relationship to Mr. Bierbusse does not impair that firm’s independence. In addition, we believe that neither Mr. Bierbusse nor his brother have any interest in the fees we pay to Ernst & Young, but if such an interest exists, it is not material. Therefore we have not entered into a “related party transaction” that must be approved by a special committee of qualified, independent directors pursuant to the charter of the Audit Committee of our Board of Directors.

Our independent directors meet regularly in executive session, usually in conjunction with each regular Board meeting.

Leadership Structure

Currently, Joe F. Sanderson, Jr. serves as both our Chief Executive Officer and the Chairman of the Board of Directors. The Board believes that Mr. Sanderson is best qualified to hold each of those positions and that it is in our stockholders’ best interest that he do so because of his role overseeing all aspects of our operations, his 46 years of experience with our Company and his long-term vision for our strategic plan.

Our By-Laws provide that if at any time the Chairman of the Board is also an officer of the Company, the independent directors must appoint a Lead Independent Director. The Lead Independent Director must be “independent” under the rules of The Nasdaq Stock Market and is appointed by the other independent directors for a one-year term. He or she is responsible for:

•	presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board of Directors in preparation for meetings of the Board of Directors;

•	approving agendas for meetings of the Board of Directors and meeting schedules to ensure that there is sufficient time for discussion of all agenda items; and

•	being available for communications with our stockholders.

The Lead Independent Director also has the authority to call meetings of the independent directors.

The independent directors have appointed Phil K. Livingston as the Company’s Lead Independent Director.

The Board of Directors believes that its leadership structure is appropriate because it strikes an effective balance between management and independent director participation in the Board process. The Lead Independent Director role helps to ensure greater communication between management and the independent directors. It also increases the independent directors’ understanding of management decisions and Company operations and provides an additional layer of independent oversight of the Company.

Risk Oversight

The Board takes very seriously its oversight role in the Company’s risk management. The Company’s senior management committee, called the Executive Committee, is primarily responsible for managing the day-to-day risks of the Company’s business, and is best equipped to assess and manage those risks. The Board receives reports on the Company’s exposure to risk and its risk management practices from the senior managers of the Company’s major divisions, including reports on the Company’s biosecurity program, growth plans, information technology safeguards, financial and accounting controls and security measures, grain purchasing strategy, environmental compliance, human resources, insurance coverages, legal matters and customer and product mix, among other things. The Board regularly receives updates about and reassesses the management of these risks throughout the year. In addition, the Board reviews the Company’s risk disclosures in its draft periodic reports before they are filed and has the opportunity to question management about those risks. The Board is confident that the CEO, as the head of the Company’s Executive Committee, will promptly report new material risks or material changes in the Company’s risk profile to the Board. The Board also feels that, together with the CEO, it has cultivated a corporate culture and board leadership structure in which managers who report to the CEO and the other top officers of the Company have access to the Lead Independent Director and the other independent directors, and can communicate freely and candidly about risks to the Company.

Board Meetings and Committees of the Board

During our 2015 fiscal year, the Board of Directors held nine meetings, four of which were telephonic meetings. The Board of Directors strongly encourages all directors to attend the Company’s annual meetings of stockholders, and all but one of our directors attended the 2015 annual meeting. The Board of Directors has appointed three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each member of these committees is “independent” under the listing standards of The Nasdaq Stock Market. Every incumbent director attended at least 75% of the total of (i) all of the Board of Directors meetings held during the period for which he or she was a director and (ii) all of the meetings held by the committees of the Board on which he or she served (during the period in which he or she served).

Each of our three standing committees operates pursuant to a written charter. The current charter of each committee of the Board of Directors is available in the “Investor Relations” section of our website at www.sandersonfarms.com. Written corporate governance principles addressing the composition, functions and leadership of the Board are also posted on the Company’s website.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Ms. Cooley, Ms. Hogan and Ms. Mooney (Vice Chair) and Messrs. Banks (Chair), Livingston and Ritter. The committee considers all director candidates recommended for election to the Board of Directors. It also recommends all compensation paid to our non-employee directors, leads the Board in its annual self-evaluation and from time to time makes recommendations concerning our corporate governance policies. In fiscal 2015, the Committee held five meetings.

As noted above, the Nominating and Governance Committee considers potential nominees for director proposed by its members, members of the Board of Directors, our stockholders or management. The Nominating and Governance Committee will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. Stockholders who are not also members of our Board of Directors or management should submit notice of their proposed nominees for director in writing to the Nominating and Governance Committee at the Company’s general offices. That address is Post Office Box 988, Laurel, Mississippi 39441.

Stockholders should include the following information in their written notice:

•	the stockholder’s name and address;

•	a representation that the stockholder is a holder of record or a beneficial owner (in which case evidence of such beneficial ownership must be submitted if requested by the Nominating and Governance Committee) of shares of the Company’s common stock as of the date of the notice;

•	the name, age, business and residence addresses, and principal occupation and experience of each proposed nominee;

•	such other information regarding each proposed nominee that the stockholder wishes the Nominating and Governance Committee to consider;

•	the consent of each proposed nominee to serve as director of the Company if elected; and

•	a representation signed by each proposed nominee that states that such proposed nominee meets all of the qualifications set forth in Article IV of our By-Laws, which requires that directors must be at least 21 years old and citizens of the United States.

Persons wishing to propose nominees for consideration at our annual meeting of stockholders must submit notice of their proposed nominee to the Nominating and Governance Committee in accordance with the procedures under “STOCKHOLDER PROPOSALS, Procedure” in this Proxy Statement.

Anyone proposing nominees to the Nominating and Governance Committee should consider the minimum qualifications, skills and qualities that the Nominating and Governance Committee believes are necessary for a director of the Company, as follows:

•	significant business experience in production, preferably related to agriculture, or in marketing, finance, accounting or other professional disciplines;

•	prominence and a highly respected reputation in his or her profession;

•	a global business and social perspective;

•	a proven record of honest and ethical conduct, personal integrity and good judgment;

•	a commitment to congeniality with and mutual respect for other members of the Board and management;

•	concern for the long-term interests of our stockholders; and

•	significant time available to devote to Board activities and to enhance his or her knowledge of our industry.

To date, the Board has ensured that these minimum qualifications were met by recommending to our stockholders only nominees whom our incumbent directors knew personally. In this way, the Board has had the benefit of reliable, first-hand reports about the nominees’ personal integrity and reputation.

Although the Board does not have a formal policy on diversity with respect to the Board, it has worked hard to identify director candidates who represent a diverse range of personal and business backgrounds. The Board has identified such persons through directors’ personal contacts in the local business communities where we operate. Board members currently reflect racial and gender diversity and our directors have worked in a variety of fields including finance, banking, law, higher education, heavy industry, agriculture, publishing and brand management. The Board has also endeavored to identify directors from the various communities in which our operations are located, including Mississippi, Louisiana and Texas. When searching for candidates for future Board positions, the Nominating and Governance Committee may focus its attention on candidates from Georgia and North Carolina, where our newer plants are located.

The Nominating and Governance Committee annually assesses its effectiveness at composing a diverse and qualified group of directors through a self-evaluation process. The full Board also has the opportunity to comment on the size and composition of the Board.

The Nominating and Governance Committee may interview candidates for nomination for election as director who are not incumbent directors. The Nominating and Governance Committee may elect to invite members of our management to participate in the interviews. When all interviews are complete, the Nominating and Governance Committee votes to determine a slate of nominees to be submitted to the Board of Directors. The Nominating and Governance Committee uses the same process to evaluate potential nominees proposed by stockholders as it uses to evaluate any other potential nominee.

Nothing in the committee’s polices will prevent a stockholder from nominating persons for election as directors from the floor at any annual or special meeting of stockholders called for that purpose by following the advance notification procedures set forth in Article III of our By-Laws. These procedures are described under “STOCKHOLDER PROPOSALS, Procedure” in this Proxy Statement.

Audit Committee

The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Ms. Pittman and Ms. Mooney and Messrs. Baker (Vice Chair), Banks, Khayat, Livingston, and Ritter (Chair), all of whom are independent under the listing standards of the NASDAQ Stock Market LLC. The Board has determined that Phil K. Livingston is an audit committee financial expert. The committee, among other things, appoints or replaces the independent auditors, reviews the scope of the independent auditors’ audit, reviews our major accounting and financial reporting policies, practices and systems for compliance with applicable statutes and regulations, and reviews our internal auditing functions. The Audit Committee held eight meetings during fiscal 2015, four of which were telephonic meetings.

Audit Committee Report

To the extent provided by Instruction 1 to Item 407(d) of Regulation S-K of the Securities and Exchange Commission (“SEC”), this section shall not be deemed to be proxy “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities imposed by Section 18 of the Exchange Act.

The Audit Committee has reviewed and discussed the audited financial statements with management, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees. SAS 16 requires the independent auditor to provide the Audit Committee with information regarding the scope and results of an audit that may assist the Audit Committee in overseeing management’s financial reporting and disclosure process. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with the independent accountants the independent auditors’ independence. Based on the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the fiscal year ended October 31, 2015 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.

The Audit Committee:

John H. Baker, III (Vice Chair)
Fred Banks, Jr.
Robert Khayat
Phil K. Livingston
Dianne Mooney
Gail J. Pittman
Charles W. Ritter, Jr. (Chair)

Compensation Committee; Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Cooley, Ms. Hogan, Ms. Pittman (Vice Chair) and Messrs. Baker, Banks, Khayat, Livingston (Chair) and Ritter. The committee determines the philosophy, components, levels and terms of our executive compensation. In fiscal 2015, the Compensation Committee held five meetings, one of which was telephonic.

The committee’s processes and procedures for the consideration and determination of executive pay, as well as the role of management and outside consultants in that process, are more fully described in the “EXECUTIVE COMPENSATION” section, below.

The Compensation Committee may form and delegate its authority to subcommittees consisting only of persons who are members of the Compensation Committee.

During fiscal 2015, none of the members of the Compensation Committee was an officer or employee of the Company and no member of the committee is a former officer of the Company. In addition, during fiscal 2015, none of our executive officers served on the board of directors of any entity whose directors or officers served on our Board of Directors.

Communications Between Stockholders and the Board of Directors

The Board of Directors has adopted a formal procedure that stockholders may follow to send communications to the Board of Directors. Stockholders may send communications to the Board by writing to:

Internal Audit Department

Sanderson Farms, Inc.

P. O. Box 988

Laurel, MS 39441-0988

Stockholders desiring to send a communication to the full Board of Directors should mark the envelope “Attention: Board of Directors.” Envelopes intended for a committee of the Board should be marked to the attention of the particular committee. Stockholders may also communicate with directors who are “independent directors” under the rules of The Nasdaq Stock Market by marking the envelope “Attention: Independent Directors” at the address given above.

We will forward all communications we receive as addressed on a quarterly basis, unless management determines by individual case that a communication should be forwarded more promptly. However, any stockholder communication concerning employee fraud or accounting matters will be forwarded as addressed, with a copy to the Audit Committee, immediately upon receipt.

Review and Approval of Certain Transactions

The Audit Committee’s charter charges it with reviewing on an on-going basis certain transactions between the Company and its directors, officers, major stockholders and certain other persons for conflicts of interest. The types of transactions that are subject to this review are those “related party transactions” that must be disclosed in our proxy statement under the rules of the SEC, which are transactions, arrangements or relationships in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5.0% of our common stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of our common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of common stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

The Audit Committee must recommend to a special committee of qualified, independent directors whether or not the transaction should be approved. The special committee may retain independent legal, accounting or other advisors to advise it in this process. In determining whether to approve or disapprove entry into a related party transaction, our Audit Committee takes into account, among other factors, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. During our 2015 fiscal year, there were no transactions between the Company and related persons that required review by the Audit Committee or that required disclosure in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in their ownership of our common stock. Officers, directors and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. Based solely on a review of written information provided by these persons, our officers, directors and greater than 10% stockholders were in compliance with all Section 16(a) filing requirements for fiscal 2015, except that the following forms were inadvertently filed late:

(1)	Mr. Baker filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 156 shares of common stock in connection with the vesting of restricted stock;

(2)	Mr. Banks filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 195 shares of common stock in connection with the vesting of restricted stock;

(3)	Mr. Bierbusse filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 62 shares of common stock in connection with the vesting of restricted stock;

(4)	Ms. Cooley filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 128 shares of common stock in connection with the vesting of restricted stock;

(5)	Ms. Hogan filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 37 shares of common stock in connection with the vesting of restricted stock;

(6)	Mr. Khayat filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 16 shares of common stock in connection with the vesting of restricted stock;

(7)	Mr. Livingston filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 38 shares of common stock in connection with the vesting of restricted stock;

(8)	Ms. Mooney filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 102 shares of common stock in connection with the vesting of restricted stock;

(9)	Ms. Pittman filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 16 shares of common stock in connection with the vesting of restricted stock;

(10)	Mr. Rigney filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 6 shares of common stock in connection with the vesting of restricted stock; and

(11)	Mr. Ritter filed a Form 4 on October 2, 2015 reporting the withholding on September 28, 2015 of 90 shares of common stock in connection with the vesting of restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophies, factors considered in developing our compensation packages and the decision-making process followed in setting compensation for our Named Executive Officers during our 2015 fiscal year. It should be read in conjunction with the tables and accompanying narratives that follow. Other than our principal executive officer and principal financial officer, there were only two individuals at our Company who met the definition of “executive officer” under SEC rules in our 2015 fiscal year, and therefore those four executive officers were our only “Named Executive Officers” under the SEC’s proxy statement rules. They are:

•	Joe F. Sanderson, Jr., Chairman of the Board and Chief Executive Officer (CEO);

•	Lampkin Butts, President and Chief Operating Officer (COO);

•	Mike Cockrell, Treasurer and Chief Financial Officer (CFO); and

•	Tim Rigney, Secretary and Controller (Secretary).

Biographical information for Messrs. Sanderson, Butts and Cockrell can be found in this proxy statement under PROPOSAL NO. 1 – ELECTION OF DIRECTORS. Mr. Rigney has served as Secretary and Controller since November 1, 2012, and before that date was our Corporate Accounting Manager since December 2005.

The goal of this CD&A is to describe our executive compensation philosophies and programs with transparency and clarity. Our Compensation Committee met five times during the year and retained Towers Watson as its independent executive compensation consultant. We believe that our executive compensation programs reflect our Company’s pay-for-performance philosophy, assist us in creating long-term value for our stockholders and are effective in retaining and motivating our current executives. Although we generally strive to appoint executives from within our Company, our compensation programs will allow us to attract top management candidates from outside our Company, should the need arise.

Sanderson Farms has always had a pay-for-performance culture. We expect top performance from our people every year and are willing to pay for that success. Accordingly, a substantial part of the compensation package for each Named Executive Officer is at risk and is only earned if performance so warrants. In addition to base salary, we offer our Named Executive Officers the opportunity to earn an annual bonus if certain performance goals are met, and we also grant long-term incentives to our Named Executive Officers to align their pay with the long-term success of our Company. Our long-term incentives have both a performance-based component, as well as a time-based element to assist us in retaining our management team. We encourage our Named Executive Officers, other members of management and our Board of Directors to follow our stock ownership guidelines. In addition, our executives participate in our Employee Stock Ownership Plan and can elect to participate in our Management Share Purchase Plan, which further aligns them with our stockholders.

We use a peer group and appropriate published surveys (based on appropriate industry and revenue size comparisons) to set compensation levels. We do not target our compensation levels at any particular point in the range established by data we gather, but we do consider the median of those markets as a general guide, along with a multitude of other factors, in setting our pay opportunity. However, with above-target performance, our Named Executive Officers can earn above-market pay.

The Committee regularly compares our executive officers’ total realizable pay against our total shareholder return for the past three years, to determine if there is alignment between our executive pay and our performance. Total realizable pay means the compensation our officers actually received, and equals the sum of an officer’s base salary, actual bonus paid, performance based awards paid out in the period and the value of restricted stock awards at the Company’s current stock price. Based on this analysis, the Committee believes our executive compensation and our Company’s performance have been strongly aligned over time, with less alignment in some years due to cyclicality in the poultry industry. In setting fiscal 2015 compensation, the Committee took note of Towers Watson’s finding that both the total realizable pay of the CEO and total shareholder return of the Company over the prior three years were in the 80th percentile of the applicable peer group.

For purposes of our annual bonus award plan, we measure operational performance using Agristats, a private industry benchmarking service that analyzes performance data submitted weekly by a significant majority of the poultry industry, and through earnings per share. Even if we meet the operational and earnings per share targets, our executives will not receive payments under the bonus award plan unless we also meet a return on equity threshold. For our long-term performance share plan, we measure performance by return on sales and return on equity, and our stock price also factors into the final amount of the award to the Named Executive Officers.

In fiscal 2015, due in large part to record-high market prices for poultry sold to retail grocery store customers and lower grain costs compared with 2014, we reported net income of $9.52 per share. Based on our 2015 performance, we paid cash bonuses under our bonus award plan at the end of 2015 and our Compensation Committee determined that our fiscal year 2014 performance shares were earned as described in the table below entitled “Performance Shares Earned.” Those shares are subject to a further one-year holding period and will be paid out in 2016. There are two additional long-term performance share cycles currently in place under our long-term performance share plan, and the payouts on those awards, if achieved, will occur at the end of fiscal 2017 and 2018.

Our CEO, at his request, received no equity awards under the long-term incentive program from 2005 through our 2009 fiscal year. The Committee determined, and he agreed, that he again be considered for long-term incentive awards beginning in the 2010 fiscal year. In 2012, Mr. Sanderson informed the Committee that he would not accept any restricted stock awards for the 2013 fiscal year. However, Mr. Sanderson was granted, and he accepted, an award of performance shares for fiscal 2013, and he received restricted stock and performance share awards for fiscal 2014, fiscal 2015 and fiscal 2016.

At our 2011 and 2014 annual meetings, our stockholders approved the compensation of our Named Executive Officers as disclosed in our proxy statement in a non-binding “Say on Pay” vote by 99 percent of the votes cast, and by 95 percent in 2015. The Committee took these approvals into account in determining to follow the same policies, practices and framework to set our executive pay for fiscal 2016 as it has used in the past. Our stockholders also voted in 2014 in a non-binding advisory vote, by a majority of the votes cast, to hold an advisory “Say on Pay” vote every year. Our Board subsequently determined to adopt this frequency. See “PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION” in this proxy statement.

Principles and Objectives of the Executive Compensation Program

The main objectives of our executive compensation programs have been to reward outstanding performance by our executives appropriately and to ensure that management and stockholder interests are closely aligned. The Committee strives to structure compensation packages that create incentives for our executives to maximize stockholder value, rather than to maximize their individual pay. A significant portion of our executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, return on sales and return on equity.

Another significant factor in the Committee’s decisions to make equity-based awards to our executives is stockholder dilution, and the Committee strives to minimize the dilutive effect of those awards on our stockholders. Our Board of Directors also adopted a share repurchase program under which we were authorized to repurchase up to one million shares of our common stock, in part to offset the dilutive effect of our equity compensation plans. During fiscal 2015, we repurchased 700,003 shares under this program, and thereafter our Board of Directors extended the repurchase program and re-authorized the purchase of up to one million shares.

We believe our executive culture is unique within our industry. Our management team is motivated by a strong “tone from the top” that has fostered our core mission to create returns for our stockholders. We believe our executives should be rewarded fairly for their loyalty to that mission, especially in years when we perform at the top of our industry.

Management, the Board of Directors and the Compensation Committee recognize that our business is cyclical and seasonal, and often times the level of profitability we achieve is significantly influenced by factors beyond our control. These factors include swings in the market prices for our primary product, fresh chicken, and our two primary input costs, corn and soybean meal. Supply and demand factors for poultry products and feed grains also play a role in the cyclicality of our industry and are influenced by global macroeconomic conditions and weather patterns. Accordingly, the Compensation Committee believes it is important to measure and reward outstanding performance as much by operational performance relative to our industry peers as in absolute dollars per share and other typical measuring tools. This concept of placing significant emphasis on operational performance relative to our industry peers permeates our overall compensation plans and philosophy.

We expect top-level performance from our management team even during downturns in our industry and during periods of Company expansion. Accordingly, the criteria that the Committee has established for our performance-based awards have been historically very challenging to achieve. Indeed, fiscal 2010, fiscal 2013, fiscal 2014 and fiscal 2015 were the only years in which any of our performance shares were earned since the inception of the program in 2005. Nevertheless, even in years for which we have incurred a net loss, our Company has still performed better than most of our industry peers. The Committee has considered these factors in evaluating our compensation plans and has made adjustments to the plans or discretionary awards to take into account our strong performance relative to the industry and our significant Company growth.

The Committee intends to continue its strategy of employing compensation programs that emphasize performance-based incentive compensation. We have structured our executive compensation packages with an understanding of the cyclical nature of our business, and with a goal to achieve an appropriate balance between our short and long-term performance. We have also tried to balance the focus of our pay elements between our operational performance versus the industry and our financial performance on the one hand, and stockholder return on the other.

Benchmarking and Competitive Analyses

The Committee uses information gathered by analyzing the compensation levels and programs of a peer group and, in some cases, composite survey data compiled from companies of appropriate size and industry (although the survey data does not specifically identify contributing companies). The peer group serves as the chief point of comparison of the level and structure of executive pay, and is composed of companies similar to Sanderson Farms in size, industry, geographic location and/or performance. The Committee also uses data from a reference group of direct competitors that are considerably larger than Sanderson Farms as a comparator for components of executive pay, but not for pay levels. Selection of the peer and reference groups is based on the research of Towers Watson, with input from the Committee. Each year, Towers Watson considers whether the composition of the peer and reference groups continues to be appropriate and if not, recommends changes in the members of the groups.

The comparator groups yield information about the general level and components of pay for comparable executive positions at other companies. The Committee uses this information as a general guide in its deliberations, but it does not target our executive compensation levels at any point in the range established by the comparisons. Instead, the Committee bases its final decisions on its business judgment, which may be influenced by the median level of that range, as well as a variety of other factors discussed below. The companies comprising the comparator groups for fiscal year 2015 are shown below:

Peer Group	Reference Group
Brown-Forman Corp.	Dean Foods
Cal-Maine Foods, Inc.	Hormel Foods
Central Garden & Pet Company	Pilgrims Pride
Chiquita Brands	Tyson Foods
Flowers Foods Inc.
Keurig Green Mountain, Inc.
Hain Celestial Group Inc.
JM Smucker Co.
Lancaster Colony Corp.
McCormick & Co.
Mead Johnson Nutrition Company
Seaboard Corp.
Seneca Foods Corp.
Snyder’s-Lance Inc.
Treehouse Foods Inc.
United Natural Foods Inc.
WhiteWave Foods

For fiscal 2016, Chiquita Brands was removed from the peer group and Pinnacle Foods Inc. and Post Holdings, Inc. were added. The reference group was unchanged from 2015.

The Compensation Committee Process and the Role of Management and Compensation Consultants

Both management and the Compensation Committee recognize the importance of maintaining sound principles for the development and administration of compensation and benefit programs. Our Compensation Committee has taken steps to significantly enhance its ability to carry out its responsibilities effectively, as well as to ensure that the Company maintains strong links between executive pay and performance. Examples of actions that the Committee has taken include:

•	Retained an independent compensation consultant, Towers Watson, to advise on executive and director compensation issues. The Committee selected Towers Watson after considering the qualifications and proposals of several consulting firm candidates and interviews of the candidates with the Committee chairman.

•	Met regularly in executive sessions with the compensation consultant and legal and accounting advisors without Company management present; and

•	Made significant changes to our executive and director compensation programs, including:

•	Establishing a peer group for primary comparisons of the level and structure of executive and director pay;

•	Establishing a broader reference group of companies with a business environment similar to ours to assist in comparing the elements of executive and director compensation (not levels of pay);

•	Developing a long-term incentive program for executives designed to offer a variety of equity-based awards that are linked to stockholder value, and making adjustments to the program where necessary to take into account our significant Company growth and strong performance relative to our peers;

•	Implementing incentive programs to promote increased Company stock ownership by management and non-employee directors;

•	Instituting share ownership guidelines for both management and non-employee directors;

•	Adopting a compensation recoupment policy for incentive-based compensation, discussed below;

•	Undertaking a formalized annual review of executive compensation packages with advice from the compensation consultant in light of market standards, company and industry performance and individual merit; and

•	Bringing the mix of the top officers’ cash compensation closer to marketplace standards by increasing the maximum performance-based bonus award opportunity for the CEO to 200% of base salary, for the COO to 160% of base salary, for the CFO to 140% of base salary and for the Secretary to 80% of base salary.

The Committee has the sole authority to retain or terminate Towers Watson (or any other compensation consultant) and to approve the consultant’s fees and other terms and conditions of its engagement. In July 2014, as in prior years, the Committee engaged Towers Watson to review its executive compensation components and levels and recommend any changes for fiscal 2015 necessary to bring our programs in line with market standards or Company performance. The Company paid Towers Watson a fee of approximately $64,000 in connection with its fiscal 2015 executive pay review, which included an assessment of the composition of the peer and reference groups for 2015, a review of compensation trends, development of specific compensation recommendations and a presentation of its report to the Committee.

The Board and the Nominating and Governance Committee have also retained Towers Watson periodically, most recently in July 2015, to review the compensation of our outside directors. In October 2013, the Committee also retained Towers Watson upon the recommendation of management to perform a limited review of the salary ranges of selected salaried employees, and the fees for this review, which was completed during fiscal 2014, were approximately $74,000. In 2015, the Committee formally assessed the independence of its advisors, including Towers Watson, based on specific information requested of the advisors, and determined that Towers Watson and its other advisors are independent. The Committee will take measures to ensure that any future engagement of Towers Watson by our Company does not impair Towers Watson’s independence.

Typically, the Committee chairman meets with representatives from Towers Watson at the outset of any engagement to discuss the Committee’s goals and objectives and to outline the parameters of the review that Towers Watson will undertake. The CFO is sometimes present for those meetings as a liaison with management, and Towers Watson uses the CFO or other Company personnel to gather internal information necessary for its work. The Committee chairman also corresponds with Towers Watson directly during an engagement as questions arise. Because the CEO is the Committee’s chief source of information about the overall performance of the Company and of senior management, the Committee or its chairman may also meet privately with the CEO to inform him of the Committee’s thinking on any particular issue and to get his feedback and recommendations. Although the CEO has substantial influence on the Company’s compensation and could contact or meet with Towers Watson or the Committee if he chooses, he is not directly involved in the Committee’s decision-making process or in meetings with Towers Watson.

When compensation questions arise for the Committee’s consideration, management is generally present for Towers Watson’s presentations and to answer any questions by directors. However, when the Committee sets levels and components of compensation, management is ultimately excused from the meeting to permit the Committee to meet with Towers Watson and legal and accounting advisors in executive session and to vote. The Committee may ask the CEO to be present for the deliberations on the compensation of the other Named Executive Officers, but he is excused from the deliberations and vote on his own compensation.

Elements of Executive Compensation

The compensation of our executive officers consists of the following elements:

•	Base salary

•	Annual cash incentive (bonus) awards

•	Long-term equity incentive awards, including:

•	Restricted stock

•	Performance shares

•	Management share purchase rights

•	In-service and post-employment benefits

•	Perquisites

The Committee has used these elements of compensation to create a flexible package that reflects the cyclical nature of the poultry business and can reward both the short and long-term performance of the Company and the individual. Each item of compensation is considered individually, followed by consideration of the overall package, with the goal of treating executives equitably and rewarding outstanding performance. The Committee also considers how our executive pay compares to the peer and reference companies and to similar positions included in published survey data, with respect to both levels and components of total pay. Generally, the Committee does not consider the amounts realizable from prior compensation in setting future benefits. However, the Committee has restructured our long-term performance incentives to reflect more fairly the conditions in our industry when past awards have failed to vest because of cyclical downturns in the poultry market and inefficiencies stemming from our significant internal growth. This is discussed in more detail below.

The CEO’s 2015 total compensation, as reported in the Summary Compensation Table below, was approximately 172% and 240%, respectively, higher than the total compensation for the COO and CFO because of his higher level of responsibility within our Company and his more pervasive influence over our performance. The compensation of the COO and CFO was likewise approximately 410% and 308%, respectively, higher than the Secretary’s for the same reasons.

In 2009, we entered into employment agreements with the CEO, the COO and the CFO. As described in more detail below under “Discussion of Summary Compensation and Grants of Plan-Based Awards Table,” the 2009 agreements were superceded by substantially similar agreements entered into on November 1, 2015. The agreements provide those executives will remain employed until their agreements are terminated either by the Company or the executive for any reason. Among other benefits, the agreements provide for a severance payment to be paid to the officers if:

•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause; or

•	the officers resign for good reason.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

The Committee believes these benefits are important officer retention tools that will protect the Company and its stockholders against an unexpected departure of our most senior management. In addition, the commitment to pay severance is counterbalanced by an agreement from the officers not to disclose confidential information about us during and after their employment, and not to engage in certain competitive activity during their employment and for two years after the termination of their employment for any reason other than poor performance. The Committee also believed it was crucial to structure the agreements so that, except in the case of a change in control, the officers will not be paid severance if they are terminated for poor performance. In the context of a change in control, the severance is not payable unless the officer is subsequently terminated without cause. This is sometimes referred to as a “double trigger.” In the case of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that they will be arbitrarily terminated by new management without any economic protection after the change of control is complete.

The agreements are discussed further below in the narrative following the table entitled, “Grants of Plan-Based Awards.”

Base Salaries

Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The Committee reviews the salaries of the Named Executive Officers annually in October, with input from the outside compensation consultant, and makes final salary decisions at that time. Salary increases are based on an evaluation of Company performance, the individual’s performance, and the individual’s level of pay compared to the pay levels for similar positions in the peer group. Although the peer group suggests a range of competitive levels for base salaries, exact levels are determined by the Committee based on each executive’s merit. The Committee also takes into account years of service, responsibilities, our future growth plans, industry conditions and our current ability to pay. For example, for fiscal year 2012 and fiscal year 2013, the Committee determined, due to industry-wide challenges and the competitive nature of our then-current salaries, not to increase the base salaries of the CEO, COO and CFO.

For fiscal 2015, the Committee determined to award a three percent merit based increase to the CEO, COO and CFO, in light of Company performance and considering that those officers had not had a salary increase for fiscal 2012 or 2013. The Committee also decided to increase Mr. Rigney’s salary by $20,000 to $235,000, which is within the range of salaries of the Company’s senior managers. For more information about the factors the Committee considered in setting fiscal 2015 compensation, see the subsection below entitled “Evaluation of Executive Performance.”

The effective date for salary increases typically is November 1 of each year. Salary increases can also occur upon an individual’s promotion.

Annual Cash Bonus Awards

We maintain a bonus award plan under which our salaried employees, including the Named Executive Officers, are eligible for fiscal year-end cash incentive awards equal to a percentage of their base salary based on the Company’s performance (“Bonus Award Program”). These awards are designed to reward short-term performance and the achievement of designated operational results. For officers and key management employees, the total award has two components: a percentage based on our achieving certain target earnings per share goals, and a percentage based on our operational performance versus our industry peers as measured by Agristats.

The earnings per share targets established under the Bonus Award Program are set each year, and reflect our growth and ability to generate earnings. We have experienced significant growth in production capacity over the past 20 years, and our ability to generate earnings has likewise grown significantly. As a result, the earnings per share targets established under the Bonus Award Program have moved higher to reflect our increased earnings capacity. We have historically performed at or near the top of the industry in operational measures, and the targets set for operational goals under the Bonus Award Program reflect our culture and expectations of achieving superior performance relative to our peers. However, it is possible that even if we operate at the top of the industry, we still might not achieve an acceptable level of profitability, due to factors such as the cyclical nature of the industry, external forces that influence profitability that are beyond the control of management, and our significant internal growth in recent years and resulting short-term inefficiencies. Therefore, unless we achieve at least an 8% return on average stockholders’ equity (computed after taking into account any bonus to be paid), no payments are made under the Bonus Award Program even if the operational targets are reached, and payments are not cumulative.

Generally, earnings per share targets are established by reference to our five-year average return on sales and what earnings level would result in an acceptable return on average equity. Through this review, we establish a dollar earnings target that would generate acceptable levels of return on sales and return on equity, and that is then translated into an earnings per share target for purposes of the Bonus Award Program. While the Committee recognizes that there are many factors beyond the control of management that might affect our ability to achieve these results, it attempts to make the program competitive by awarding a relatively high percentage of salary payouts in years in which we achieve these aggressive targets. Likewise, the Committee sets aggressive targets when setting operational goals. Before fiscal 2014, the plan required the Company itself to rank in the top 30% of companies participating in Agristats in operating profit per head. In 2014, the Committee determined, after consulting Towers Watson, to modify the plan so that a bonus is payable if the Company’s chickens rank in the top 30% of all chickens included in Agristats. The Committee and Towers Watson agreed this change would be a better metric of Company performance. For participants to earn the top bonus, our chickens must rank in the top 10% of the industry. For some plan participants who are not executive officers, the operational component of the award is determined by assessing both the Company’s overall performance and its performance in the market segment in which the participant works (retail or big bird deboning).

Also in 2014, the Committee asked Towers Watson to review the plan in comparison to plans of peer group companies to determine whether, in years of strong Company performance, payouts under the plan mirrored total shareholder return. Towers Watson concluded that while the rate of payouts under the plan were commensurate with the peer group plans, the amount of awards paid was comparatively low, even though the Company’s return on equity outperformed the peer group in years in which a bonus was paid. As a result, Towers Watson recommended that over a period of two years, starting with the fiscal 2014 plan, the maximum bonus opportunity should be increased to the 50th percentile of market levels. The Committee adopted Towers Watson’s recommendation. The second phase of increases for the Secretary will commence with the fiscal 2016 plan.

The following table shows, for fiscal 2015, the percentage of base salary that the Named Executive Officers were eligible to receive from each component of the bonus award. These levels reflect the first phase of increases described above.

2015 Bonus Award Opportunities

Position	Bonus Opportunity as Percentage of Base Salary from EPS Component	Bonus Opportunity as Percentage of Base Salary from Operational Component
CEO	100%	100%
COO	80%	80%
CFO	70%	70%
Secretary	32 1/2%	32 1/2%

The following table shows, for fiscal 2015, the earnings per share objectives and the corresponding percentages of the earnings per share component of a participant’s bonus award that could have been earned. The earnings per share component of the bonus award program is based on our net income net of the bonus. The program provides that the earnings per share targets will be adjusted to reflect changes in the number of shares outstanding due to business combinations, recapitalizations, stock splits or other changes in our corporate structure.

2015 Bonus Awards — EPS Component

Per Share Return*	Percentage of EPS- Based Award
8.97	100.0%
8.91	95.0%
8.86	90.0%
8.80	85.0%
8.75	80.0%
8.69	75.0%
8.64	70.0%
8.58	65.0%
8.53	60.0%
8.47	55.0%
8.41	50.0%
8.36	45.0%
8.30	40.0%
8.25	35.0%
8.19	30.0%
8.14	25.0%
8.08	20.0%
8.02	15.0%
7.97	10.0%
7.91	5.0%

*	Net of bonus and net of extraordinary, non-recurring income items not related to the fiscal year’s operations.

The following table shows, for fiscal 2015, the performance objectives based on our performance versus our industry peers as reported by Agristats and the corresponding percentages of the operational component of a participant’s bonus award that could have been earned.

2015 Bonus Awards — Operational Performance Component

Agristats Ranking — Operating Profit per Head of Chickens Sold	Percentage of Operational Performance- Based Award
Top 10%	100%
Top 20%	66 2/3%
Top 30%	33 1/3%

The following table shows, for the 2015 fiscal year, the maximum percentages of base salary that the Named Executive Officers could have received under the Bonus Award Program. Actual cash awards for past years are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table that follows this Compensation Discussion and Analysis. For fiscal 2015, the Company’s actual performance reflected favorable market prices for poultry products and lower grain prices compared with the prior year.

2015 Bonus Award Payments

Position	Maximum Bonus Award Opportunity as a Percentage of Base Salary	Percentage of Base Salary Actually Earned under Bonus Award Program	Dollar Amount of Actual Awards
CEO	200%	166 2/3%	$2,339,800
COO	160%	133 1/3%	$913,280
CFO	140%	116 2/3%	$684,754
Secretary	65%	54 1/6%	$127,290

The Committee normally reviews and reconsiders the Bonus Award Program each January, along with the maximum bonus opportunities, the performance criteria under the program and the earnings per share targets for the then-current fiscal year. As part of its review, it receives reports from the outside compensation consultant concerning the level of similar short-term cash incentives paid by the peer group companies. It also receives management’s recommendations as to the appropriate targets for earnings per share and operational performance based on management’s estimates of what would qualify as superior performance.

The Committee generally adopts the program in January for the current fiscal year. The parameters of the program and the performance criteria are then communicated to the participants. In general, once the Committee adopts the program, the bonus awards are determined solely according to the program criteria and are not subject to the discretion of the Committee. The program does provide that adjustments can be made to awards in the event of extraordinary operating conditions, errors in Agristats reporting or significant changes in the number of Agristats participants, changes in law or accounting procedures or substantial and unforeseen fluctuations in sales pounds or dollars during the year. Bonuses earned for a completed fiscal year are usually paid in December following that fiscal year.

Long-Term Equity Incentive Awards

Equity-based compensation and ownership ensures that our executive officers and directors have a continuing stake in the long-term success of the Company. Generally, the Committee considers equity incentive awards to the Named Executive Officers each October, after its annual evaluation of executive pay. The awards, if made, usually become effective in November at the start of the Company’s new fiscal year.

Under the Stock Incentive Plan, the Board may grant restricted stock, performance shares, stock options, stock appreciation rights, phantom stock, management share purchase rights and other stock-based awards. Since its inception in 2005, awards to the Named Executive Officers under the plan have consisted of restricted stock, performance shares and management share purchase rights. The Committee strives to be conservative in the rate of usage, or run rate, of shares under the Stock Incentive Plan.

The Committee, with input from Towers Watson, has made specific grants by comparing each executive’s current long-term incentive levels with the market range established by published survey and peer proxy statement data. Based on market studies, it has then identified a typical multiple of the average base salary for the individual’s management level that his or her long-term incentives should represent. These multiples are reconsidered annually based on the then-current market data. For fiscal 2015, the Committee adopted Towers Watson’s recommended multiples of 300% for the CEO, 160% for the COO, 150% for the CFO, and 45% for the Secretary, which were the same multiples used for 2014.

The multiple of the officer’s salary yields a target annual long-term incentive award level that is then converted into a recommended number of shares to be awarded using the approximate stock price quoted on Nasdaq at that time. As discussed above, the Committee also bases its final decisions as to the award level on factors such as individual merit, responsibilities, individual and Company performance, and the dilutive effect of the award on our stockholders. The Committee then divides the total recommended share award equally between performance shares and restricted stock.

All of our restricted stock and Management Share Purchase Plan agreements provide that stock awarded under those plans will become fully vested in the event of a change in control of our Company and fully or partially vested upon certain other events, as described more fully in the “Potential Payments Upon Termination or Change-in-Control” section below. These provisions were adopted because they are customary for equity incentive awards of those types and because the Board of Directors deemed them to be reasonable and fair to our management. In the context of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that the value of their awards will decline after the change of control is complete. The potential payments under these provisions played no part in the Committee’s decisions regarding other elements of our executive compensation.

•	Restricted Stock

Shares of restricted stock are shares granted subject to a vesting period during which the shares may not be transferred. All of our restricted stock awards have a vesting period of four years. The CEO, COO, CFO and Secretary and certain other salaried employees of the Company received restricted stock as part of their long-term incentive award in November 2014 for the 2015 fiscal year. The fiscal 2015 restricted stock generally will vest on November 1, 2018, as long as the holder remains continuously employed by us during the restricted period.

Recipients of restricted stock have all the rights of a stockholder of the Company, including the right to receive dividends, beginning on the grant date. In the event a recipient forfeits shares of restricted stock before such shares vest, the shares are cancelled.

•	Performance Shares

Performance shares provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to our stockholders’ return. The CEO, COO, CFO, Secretary and certain other salaried employees received performance share grants as part of their long-term incentive awards in November 2014. The performance share program entitles the holder to earn shares of Sanderson Farms common stock if we achieve certain relative levels of performance on stockholder return over a multi-year period following the grant, as long as the holder remains continuously employed by us until the end of the performance period and any additional vesting period. The length of the performance period reflects the cyclical nature of the poultry business, and is designed, generally, to measure our performance over an industry cycle. Currently, the performance period is two years and there is an additional one-year vesting period before the shares are issued.

Performance shares carry no dividend or voting rights until they are issued after achievement of the performance objectives and the expiration of any additional vesting period.

The Board of Directors may pay earned performance shares in cash, shares of Sanderson Farms common stock, or in a combination of both. Once the performance criteria are established and the awards are granted, the payment of earned shares is generally not subject to the discretion of the Committee or the Board, but adjustments can be made in limited circumstances.

Performance share awards are made in a target amount of shares based on our average return on equity (which we call ROE) and a target amount based on our average return on sales (which we call ROS). The award establishes three possible non-discretionary percentages of those target amounts that the recipient could actually receive, depending on our actual performance measured at the end of the performance period.

As a result, the performance criteria for fiscal 2015 awards were structured as follows:

2015 Performance Share Criteria

Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
ROE	50%	9.6%	11.5%	20.9%
ROS	50%	2.8%	3.5%	4.7%

If our average ROE or average ROS is otherwise between the threshold and maximum percentages, the number of performance shares for which the award recipient is eligible will be calculated using a straight-line interpolation. If average ROE or ROS is less than the threshold, the recipient will not be entitled to receive any shares of that portion of the target award measured by that metric.

The threshold level represents our median performance over the course of 23 historical two-year periods. The target level represents the 65th percentile of performance during the historical measurement period and the maximum level represents the 83rd percentile. Average ROE is equal to the mathematical average of the net return on average equity for each of the two years in the performance period. Net return on average equity is computed by adding together stockholders’ equity at the beginning and end of each fiscal year on our audited financial statements and dividing by two. The resulting number is then divided into net income for the fiscal year as reported on our audited financial statements to reach net return on average equity for the year. Average ROS is equal to the mathematical average of the net return on net sales for the two years in the performance period. Net return on net sales is computed by dividing net income by net sales, as both numbers are reported on our audited financial statements for the year.

Using the methodology described above and 24 two-year periods, the performance criteria for the fiscal 2016 awards were established as follows:

2016 Performance Share Criteria

Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
ROE	50%	9.7%	12.6%	23.2%
ROS	50%	3.0%	3.6%	5.1%

Since the inception of the Stock Incentive Plan, we have granted 11 cycles of performance shares, one for each of the fiscal years from 2006 through 2016. Only the performance shares granted for fiscal years 2008, 2009, 2012, 2013 and 2014 have been earned. The Committee determined in December 2014 and 2015, respectively, that the fiscal 2013 and 2014 shares were earned at the levels shown in the table below. The fiscal 2014 shares are subject to an additional one-year holding period before they are paid out.

Performance Shares Earned

		Performance Criteria
		Threshold (50% Payout)		Target (100% Payout)		Maximum (200% Payout)		Actual Company Performance
Performance Period	Payout Date(1)	ROE	ROS	ROE	ROS	ROE	ROS	ROE	ROS
11/1/12-10/31/14	10/31/2015	9.6%	2.8%	11.0%	3.5%	21.9%	4.9%	26.56%	6.92%
11/1/13-10/31/15	10/31/2016	9.3%	2.6%	10.7%	3.5%	21.4%	4.8%	27.07%	8.34%

(1)	The Committee on December 30, 2015 determined that the fiscal 2014 awards were earned, but the awards are subject to an additional one-year vesting period before they will be paid out.

The following table shows the number of shares actually earned by each Named Executive Officer according to the percentage payouts reflected in the table above.

	Performance Period Ending 10/31/2014		Performance Period Ending 10/31/2015
Position	Target Award (#)(1)	Actual Shares Earned (#)(2)	Target Award (#)(1)	Actual Shares Earned (#)(2)
CEO	43,250	86,500	32,500	65,000
COO	10,500	21,000	8,500	17,000
CFO	8,750	17,500	6,750	13,500
Secretary	1,000	2,000	750	1,500

(1)	50% of the target amount of shares is allocated to the ROE component and 50% is allocated to the ROS component.
(2)	This number is obtained by multiplying the percentage of the payout achieved for each of the two components of an award and adding the result. For example, the COO’s award earned in 2014 was calculated as follows: ROE component: (100% x 5,250) + (100% x 5,250) = 10,500; ROS component: (100% x 5,250) + (100% x 5,250) = 10,500; 10,500 + 10,500 = 21,000.

•	Management Share Purchase Rights

Under our Management Share Purchase Plan, executive officers and other key employees may elect to reduce their annual base salaries by up to 15% and their bonuses earned under the Bonus Award Program by up to 75% and instead receive those amounts in the form of restricted stock at the current market price. The Company matches 25% of the employee’s contribution to the plan to grant additional shares. The shares purchased or granted through the plan generally vest on the third anniversary of their acquisition by the participant. Recipients of the shares purchased or granted have all the rights of a stockholder during the restricted period. If the shares fail to vest, any dividends paid on the Company matched shares must be returned to us. In fiscal 2015, the Secretary was the only Named Executive Officer who participated in the plan. You can find more information about the plan in the narrative accompanying the Grant of Plan-Based Awards table, below.

In-Service and Post-Employment Benefits

As mentioned above, we believe strongly in aligning the interests of management with those of our stockholders. We were among the first in our industry to adopt an Employee Stock Ownership Plan, and each of the Named Executive Officers participates in the plan on the same basis as all of our other employees. Participants are automatically enrolled in the plan after one year of service and become fully vested after six years. We contribute funds to the plan in profitable years, and on October 30, 2015, we contributed $15 million to the plan for the 2015 fiscal year.

We also sponsor a 401(k) retirement plan that is available to all of our employees after one year of service. The Named Executive Officers participate on the same basis as all other employees. Eligible employees may contribute up to 15% of their salary to the plan on a pre-tax basis through payroll deductions. We began matching employee contributions to the plan in 2000, and will match 100% of an employee’s contribution up to 3% of his or her salary, and 50% of such contribution that exceeds 3% but does not exceed 5% of his or her salary. Sanderson Farms common stock is not an investment option under the plan.

We also provide other benefits such as medical, dental and long-term/short-term disability (up to 66 2/3% of salary not exceeding $180,000 per year in long-term disability payments) coverage, as well as vacation and other paid holidays. Beginning with our 2001 fiscal year, we began paying premiums on term life insurance policies for all employees. The death benefit under these policies depends on the amount of the employee’s annual salary, up to a maximum benefit of $100,000 and a minimum of $50,000 for salaried employees. These benefit programs are comparable to those provided at other large companies. They are designed to provide certain basic quality of life benefits and protections to our employees and at the same time enhance our attractiveness as an employer.

In 2008, the Committee adopted a Supplemental Disability Plan for the CEO. The plan provides that if the CEO becomes disabled as defined in our long term disability plan for all our salaried employees, he will receive a monthly benefit equal to 66 2/3% of his salary beginning one year from the date of disability until the date that he has received five years of payments or his 70th birthday, whichever occurs first, with a minimum of 12 months of payments. This is the same benefit that is provided to all participants in our long term disability plan who are 60 years or older. Participants who become disabled before their 60th birthday would receive the benefit until they reach age 65. The Committee adopted the supplemental plan because our long term disability plan places an annual dollar limit on the benefit that participants can receive, which would have resulted, if the CEO became disabled at the time the supplemental plan was adopted, in a benefit to him of only 26% of his then current salary. The employment agreements that the Company entered into with the COO and CFO in 2009 (and again in 2015) made those officers participants in the supplemental plan.

The Company’s portion of the cost of health benefits provided in the 2015 fiscal year for the Named Executive Officers was as follows:

2015 Health Benefits

Officer	Cost to Company of Active Health Benefits
CEO	$7,682
COO	$7,682
CFO	$7,682
Secretary	$7,682

The 401(k) contribution, health plan and life insurance premiums, as well as dividends paid on restricted stock and matching charitable contributions under our charitable gift program are ratified by the Committee in January of the year following the year for which they were made. The Board of Directors approves the annual ESOP contribution, if any, in October of each year.

All employees may elect to continue participating in our health benefit plan following their retirement, but they must pay 100% of the premium cost.

In rare instances, we have continued, because of the applicable circumstances, to pay the base salaries of certain key employees for a short period of time after their deaths. None of those employees served at any time as an executive officer of Sanderson Farms. However, the employment agreements we entered into with the CEO, COO and CFO provide that we will continue to make base salary payments to their designated beneficiary or estate for a period of one year from the date of the officer’s death.

Perquisites

We provide certain perquisites to our executives, which consist primarily of personal use of our Company aircraft by the CEO and his immediate family. This perquisite provides flexibility to the CEO and increases travel efficiencies, allowing more productive use of executive time, in turn allowing greater focus on Sanderson Farms-related activities. The Company also permits the COO and CFO to use Company aircraft in times of family or other emergencies. In some cases, the Company also permits and pays for the Named Executive Officers’ spouses to accompany them on the corporate aircraft. The amounts of these perquisites are ratified by the Committee in January of the year following payment. More detail on our perquisites may be found in the narrative following the Summary Compensation Table, below.

Compensation Recoupment Policy

In 2010, the Committee adopted a policy requiring the Board or the Committee to seek to recoup incentive-based compensation paid to our directors, executive officers or other personnel whenever required by law or the rules of the Nasdaq Stock Market. In addition, the Board or the Committee, in its discretion, may determine, as a result of a restatement of our financial statements or misconduct that adversely affects us by a member of our management executive committee or a director, to take such actions it deems necessary or appropriate and in our best interests with respect to the executive committee member, or the director in the case of director misconduct, to address the restatement or misconduct. Such actions may include, to the extent permitted by law and our charter and By-Laws:

•	Requiring the executive or director to repay some or all of any incentive compensation paid, including bonus, performance shares or restricted stock;

•	Requiring the executive or director to repay gains realized on the exercise of stock options or the sale of vested stock;

•	Cancelling all or part of the executive’s or director’s incentive awards;

•	Adjusting the executive’s or director’s future cash or non-cash compensation or fees, as applicable;

•	Terminating the executive or seeking to remove the director; or

•	Initiating legal action against the executive or director.

The recoupment policy is in addition to the authority under the Stock Incentive Plan to cancel awards or recoup the value of shares in the event of detrimental activity by the participant.

Stock Ownership Guidelines

In October 2004, the Committee recommended and the Board of Directors adopted non-binding stock ownership guidelines for our management, in an effort to encourage increased ownership of our Company by key employees and directors. Towers Watson has periodically reviewed the guidelines and in 2013, at Towers Watson’s recommendation, the Committee determined to recalculate the guidelines for officers using fiscal 2014 salaries. We believe that these guidelines are reasonable to achieve and will be a long-term benefit to all of our stockholders by helping to align management and stockholder interests. They also encourage officers and directors to hold purchased shares and vested option shares, restricted stock and performance shares, as applicable, for long-term investment. “Stock ownership” includes stock owned directly, indirectly through the 401(k) plan or Employee Stock Ownership Plan, restricted stock, and earned performance shares. The guidelines are based on a multiple of base salary and director annual retainer fees, and are set forth in the table below. As of our 2015 fiscal year, the CEO, COO, CFO and directors had exceeded the guidelines below. Timothy Rigney became our Secretary and Controller effective November 1, 2012, and has not yet reached the ownership guideline for his new position. Officers are encouraged to achieve the guidelines over a period of four years.

Stock Ownership Guidelines

Position	Base Salary/ Average Annual Retainer	Desired Ownership Multiple	Number of Shares
CEO	$1,362,984	6	125,351	[1]
COO	$665,004	4	40,772	[1]
CFO	$569,832	4	34,937	[1]
Secretary	$214,992	3	9,886	[1]
Director	$25,000	8	4,000

(1)	In recalculating ownership guidelines in 2013 for the Named Executive Officers, the committee used $65.24 per share, which was the approximate share price at the time.

It is Sanderson Farms’ policy that our directors and all employees, including the Named Executive Officers, not trade their vested Sanderson Farms stock, other than shares underlying options, on a short-term basis (i.e., shares must be held for a minimum of six months). Employees and directors may not purchase Sanderson Farms stock on margin, buy or sell put or call options linked to Sanderson Farms stock, or hold Company securities in a margin account. Finally, employees and directors may not pledge Company securities as collateral for a loan, although an employee or director can request a waiver of this policy where he or she can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.

Tax and Accounting Considerations

For income tax purposes, we may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to the CEO, CFO, COO and Secretary, unless that compensation qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Our Bonus Award Program and certain awards we may make under our Stock Incentive Plan, like the performance shares, are based on the Company meeting specified performance criteria. However, Section 162(m) of the Code requires that the performance criteria and material terms of these plans be approved by our stockholders every five years and that we comply with certain other requirements in order for awards to meet the definition of “performance-based” and thus be fully deductible. While the Committee generally strives to structure employee compensation in order to preserve maximum deductibility, it may from time to time make awards that do not meet the Code’s definition of “performance-based compensation.” For example, we have not sought to qualify our Bonus Award Program under Section 162(m) because Section 162(m) would require us to remove certain discretionary features of the program that we believe are critical for management retention, and therefore are in the best interest of our stockholders.

In the first quarter of our 2006 fiscal year, we adopted Revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (FAS 123(R)). FAS 123(R) requires all share-based payments to employees, including grants of employee stock options, restricted stock and performance shares, to be recognized in our income statement based on their fair values. Before the adoption of FAS 123(R), we accounted for share-based payments to employees using an intrinsic value method and, therefore, we generally recognized no compensation cost for employee stock options. Based upon the provisions of FAS 123(R), we are required to accrue stock-based compensation expense as it is earned. This change in accounting rules has influenced the Committee to make restricted stock and performance share awards in lieu of option awards. Other factors that have made restricted stock and performance share awards more attractive than option awards include their generally smaller dilutive effect and the performance incentive they provide even in times when our stock price is depressed.

Evaluation of Executive Performance

In evaluating the performance of the individual Named Executive Officers before setting or adjusting compensation, the Committee and the Board of Directors do not rely solely on predetermined formulas. Rather, they focus on those officers’ individual objectives. The Committee evaluates the CEO’s performance in consultation with the Board, and it evaluates the other Named Executive Officers with the input of the CEO.

In 2014, the Committee based its decisions for fiscal 2015 compensation on the assessment of the Company’s fiscal 2014 performance and the Named Executive Officers’ objectives and strategies, as follows:

•	We had record sales in fiscal 2014 of $2.77 billion, a 3.4% increase over the previous record set in fiscal 2013. These results were driven by favorable supply and demand factors, slightly higher poultry market prices, higher volumes resulting from the execution of our growth strategy, and a significant reduction in our grain costs for the year, which dropped $0.073 per pound and resulted in 17.2 % lower feed costs. These factors led to record earnings by our Company of $10.80 per share, compared to $5.68 per share for fiscal 2013.

•	Our operational performance relative to other companies in our industry as reported by Agristats, the benchmarking company we use to measure our relative performance in our industry, including our live production costs, processing plant costs and plant yields, ranked near the top of our industry. As a result of our superior operational results coupled with strong sales performance, our margins earned per bird sold ranked in the top 15% of our industry, allowing not only our executive officers, but all key managers in the company, to earn bonuses for their performance.

•	Our prepared foods division performed exceptionally well, and sold an additional 27.2 million pounds, which represented a 55% increase over fiscal 2013.

•	We continued to execute our internal growth strategy by bringing the construction of our new complex in Palestine, Texas near to completion. As mentioned above, once the new plant comes on line and reaches full production, it will generate a 16% increase in our production capacity in our most profitable poultry market, big bird de-boning.

•	In addition to executing our growth strategy, our executive officers continued to develop a long range strategy beyond the new Palestine, Texas facility that will continue to increase the Company’s production capacity, creating opportunities for our employees, value for our shareholders and product for new customers.

•	Our CEO was pleased with the performance of the other officers in fiscal 2014. Our financial position ranks among the strongest in our industry, and outstanding margins allowed us to continue to reduce outstanding debt to just $20 million as of the end of the 2014 fiscal year. In addition, we returned over $30.5 million to our stockholders in regular and special dividends. We also amended our $600 million revolving credit facility to increase the capital expenditure limitations in the agreement. Our financial performance allowed the Company to fund construction of the new Palestine, Texas complex from cash flow.

•	The Committee took note of a strong correlation between the Company’s performance and our executive pay, with our three-year total stockholder return and the CEO’s three-year realizable pay both measuring in the 80th percentile of the peer group.

•	Accordingly, the Committee determined to award a merit salary increase to the CEO, COO and CFO of 3%, and awarded a $20,000 increase to the Secretary, in line with the salaries of other top managers in the Company.

•	The Committee also adopted Towers Watson’s recommendations to make long term equity incentive awards to the Named Executive Officers at the same levels used for fiscal 2014.

In 2015, the Committee considered the following factors in setting our 2016 compensation:

•	We had record sales in fiscal 2015 of $2.8 billion, a 1% increase over our previous record set in fiscal 2014, despite challenging market conditions faced by our big bird deboning plants due to increased domestic supplies and weak export markets. Our record sales led to earnings of $9.52 per share, the second highest level of earnings per share we have achieved in our history.

•	Our operational performance as measured by operating profit per head of chicken sold during 2015 as reported by Agristats continued to be in the top 20% of the industry and, by many measures, was in the top 10%. Our margins resulted in a bonus being earned under our cash bonus program by all executive officers and key managers in the Company.

•	Our prepared chicken sales increased by 21% over 2014 levels, resulting from a 19.0% increase in the pounds of prepared chicken products we sold and a 1.8% increase in the average sales price of our prepared chicken products.

•	We completed construction and commenced operations at our Palestine, Texas facility and moved that facility to 50% of production capacity by fiscal year end. We funded the cost of constructing the facility from our cash flow. We also identified a new site in North Carolina for a new big bird deboning complex, successfully obtained all permits to begin construction and started construction before fiscal year end on this new facility.

•	We continued to develop and implement our strategic growth plan and began work to identify a site for the next phase of our internal growth.

•	We reduced our debt and, for the first time since 1992, ended the fiscal year with no long term debt on our balance sheet.

•	We returned $31 million to shareholders through regular and special dividends.

•	We successfully negotiated a new revolving credit facility with our lenders to, among other things, increase our borrowing capacity from $600 million to $750 million. The credit facility remains unsecured and carries favorable terms.

•	The CEO and the Committee were pleased with the performance of the other officers in 2015. The Committee noted that our Company performance and executive pay were well aligned in 2015, with the CEO’s three-year realizable pay ranking in the 67th percentile and the Company’s total shareholder return in the 58th percentile of the peer group for CEO positions.

•	Accordingly, the Committee awarded a merit salary increase to the CEO, COO and CFO of 3% and 10% to the Secretary, and made long term equity incentive awards to the Named Executive Officers at the same levels used for 2015.

Based on the assessment detailed above, the Committee approved the following compensation for the Named Executive Officers for fiscal 2016.

Fiscal 2016 Compensation Actions

Position	Salary	Percent Increase	Number of Shares of Restricted Stock	Grant Value of Restricted Stock Awards	Target Number of Performance Shares	Grant Value of Target Performance Share Awards	Maximum Bonus Award Opportunity as a Percentage of Base Salary
CEO	$1,446,000	3%	30,000	2,085,300	30,000	$2,085,300	200%
COO	$705,504	3%	7,750	538,702	7,750	$538,702	160%
CFO	$604,536	3%	6,250	434,438	6,250	$434,438	140%
Secretary	$258,492	10%	1,275	88,625	1,275	$88,625	80%

Elements of compensation paid for the 2015 fiscal year are set forth in the Summary Compensation Table, below.

Director Compensation

The Nominating and Governance Committee is charged with recommending all cash and non-cash compensation of our non-employee directors. Towers Watson reviews and reassesses our director pay periodically and makes recommendations to the Nominating and Governance Committee. Towers Watson conducted a review of director pay in October 2014, and determined that the current levels were competitive.

In fiscal 2015, our non-employee directors received cash fees for their service on the Board and its committees as set forth below:

Director Cash Fees

	Amount
Annual Stipend	$25,000
Each Board of Directors meeting attended in person	$7,500
Each telephonic Board of Directors or Board committee meeting attended	$1,000	(1)
Each committee meeting attended in person, not in conjunction with a Board meeting	$6,000
Received annually by Audit Committee Chair	$10,000
Received annually by other committee chairs	$6,000
Received annually by the Lead Independent Director	$20,000

(1)	We also pay this fee to directors who join telephonic committee meetings by invitation, even though they are not committee members. If a telephonic committee meeting is held in conjunction with a telephonic full Board meeting, only one $1,000 fee is paid for directors who participate in both calls.

In fiscal 2015 and prior years, non-employee directors received an annual grant of 2,300 shares of restricted stock, or 6,900 shares over the course of their three-year term. The annual grants have staggered one, two or three-year vesting periods, so that upon the expiration of a director’s three-year term, he or she has 6,900 vested shares. These awards combined with the cash fees achieve an approximate 60-40 equity and cash pay mix.

The Nominating and Governance Committee recommended and the Board has approved an annual allowance of up to $10,000 for outside directors to attend continuing education seminars related to corporate board of directors service and other topics relevant to the Company. The chairman of our Nominating and Governance Committee must pre-approve the particular seminar requested by a director for reimbursement.

In July 2015, the Committee engaged Towers Watson to reassess our director pay for fiscal 2016. Towers Watson concluded that our director pay levels were appropriate, except that it determined the retainer fees paid to our committee chairs were below the levels of such fees at our peer companies. Towers Watson thus recommended that the Board increase the annual retainer fees of the committee chairs for fiscal 2016 and forward as follows:

Amount
Received annually by the Audit Committee Chair	$15,000
Received annually by the Compensation Committee Chair	$12,500
Received annually by the Nominating and Governance Committee Chair	$10,000

On the recommendation of the Nominating and Governance Committee, the Board adopted these increases in October 2015.

Towers Watson and the Nominating and Governance Committee also recommended and the Board determined to modify the annual outside director restricted stock grants to be in a fixed dollar amount of $150,000, rather than a fixed number of shares. Towers Watson noted a fixed dollar approach would be aligned with market practices and eliminate impact on the value of the annual grants of stock price volatility.

Non-employee directors may participate in the Management Share Purchase Plan by reducing their director fees by up to 100% and instead receiving those amounts in the form of restricted shares of Sanderson Farms common stock. The Company matches 25% of the director’s contribution to grant additional restricted shares. Restricted shares held through the plan generally vest on the third anniversary of their acquisition by the director, as long as, with respect to the matching portion, he or she has served on the Board continuously through that date.

Non-employee directors may also participate in the Company’s medical plan, but they must pay 100% of the premium cost with after-tax dollars.

More information about the actual compensation paid to non-employee directors is set forth in the Director Compensation table, below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of our 2016 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement for 2016.

The Compensation Committee:

John H. Baker, III	Robert C. Khayat
Fred Banks, Jr.	Phil K. Livingston (Chair)
Toni D. Cooley	Gail Jones Pittman (Vice Chair)
Beverly Wade Hogan	Charles W. Ritter, Jr.

Executive Compensation Tables

The table below includes information about compensation paid to or earned by our Named Executive Officers for our fiscal years ended October 31, 2013, 2014 and 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joe F. Sanderson, Jr., Chairman of the Board of Directors and Chief Executive Officer	2015 2014 2013	1,403,880 1,362,984 1,298,076	— — —	1,928,517 2,132,975 0	— — —	2,339,800 1,987,685 1,298,076	— — —	293,410 447,727 228,003	5,965,607 5,931,371 2,824,155
Lampkin Butts, President and Chief Operating Officer	2015 2014 2013	684,960 665,004 633,336	— — —	508,620 557,855 489,405	— — —	913,280 775,838 506,669	— — —	87,870 128,261 72,653	2,194,730 2,126,958 1,702,063
Mike Cockrell, Treasurer and Chief Financial Officer	2015 2014 2013	586,932 569,832 542,700	— — —	402,657 443,002 407,838	— — —	684,754 617,318 434,160	— — —	79,668 102,767 60,444	1,754,011 1,732,919 1,445,142
Tim Rigney, Secretary and Controller	2015 2014 2013	234,996 214,992 178,992	— — —	42,385 49,222 46,610	— — —	127,290 116,454 59,664	— — —	25,627 23,483 15,503	430,298 404,151 300,769

(1)	Includes, for Mr. Rigney, $400 for fiscal 2013, $4,000 for fiscal 2014, and $4,800 for fiscal 2015 allocated to the Company’s Management Share Purchase Plan, as described in the Grant of Plan-Based Awards table, below.
(2)	This column reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Performance shares are reflected in the table at values based upon the probable outcome of the performance conditions as of the grant date. The values of performance shares at the grant date, assuming the highest level of performance conditions is achieved, are as follows:

Name	Year	Grant Date Value of Performance Shares Assuming Maximum Performance
Mr. Sanderson	2015 2014 2013	$ $ $	3,857,035 4,265,950 4,031,765
Mr. Butts	2015 2014 2013	$ $ $	1,017,240 1,115,710 978,810
Mr. Cockrell	2015 2014 2013	$ $ $	805,315 886,005 815,675
Mr. Rigney	2015 2014 2013	$ $ $	84,770 98,445 93,220

(3)	Consists of amounts earned under the annual Bonus Award Program.

The amounts included in the table above under “All Other Compensation” consist of the following:

All Other Compensation

Name	Year	Matching Charitable Contributions ($)	Dividends Paid on Restricted Stock ($)	401(k) Matching Contribution ($)	ESOP Contribution ($)	Term Life Insurance Premium ($)	Perquisites[1] ($)	Accidental Death Premium ($)
Mr. Sanderson	2015 2014 2013	5,000 10,000 7,500	153,100 274,560 137,740	10,600 10,400 10,200	15,394 16,215 9,315	183 183 272	109,115 136,351 62,958	18 18 18
Mr. Butts	2015 2014 2013	2,500 5,000 2,500	52,700 75,900 40,825	10,600 10,400 10,200	15,394 16,215 9,315	272 272 272	6,386 20,456 9,523	18 18 18
Mr. Cockrell	2015 2014 2013	2,500 2,500 2,500	44,420 70,017 38,139	10,600 10,400 10,200	15,394 16,215 9,315	272 272 272	6,464 3,345 0	18 18 18
Mr. Rigney	2015 2014 2013	0 0 0	3,591 3,072 1,384	7,833 6,450 7,160	13,913 13,671 6,669	272 272 272	0 0 0	18 18 18

(1)	The amounts for Mr. Sanderson include the aggregate incremental cost to the Company of his personal use, or use by his immediate family, of Company and charter aircraft of $61,093 for fiscal 2013, $132,477 for fiscal 2014 and $108,646 for fiscal 2015. The amounts shown for Mr. Butts include $5,323 of such costs for fiscal 2013, $14,111 for fiscal 2014 and $2,094 for fiscal 2015. The amounts shown for Mr. Cockrell include $2,436 of such costs for fiscal 2014 and $6,464 for fiscal 2015. These amounts were calculated by taking into account the direct variable operating cost of a personal trip on an hourly basis, including all costs that may vary by the hours flown, but excluding fixed costs incurred for the overall ownership and staffing of the aircraft. Variable costs include fuel and oil; travel, lodging and other expenses for the crew; the prorated amount of repairs and maintenance; catering; landing fees and permits; insurance required for a particular flight; crew overtime; telecommunication expenses; and the amount of any disallowed tax deductions associated with the personal use.

The amounts shown in this column also include the value of other travel expenses incurred by the immediate family of Messrs. Sanderson, Butts and Cockrell while accompanying them on Company business of $1,865, $4,200 and $0, respectively, for fiscal 2013, $3,874, $6,345 and $909, respectively, for fiscal 2014 and $469, $4,292 and $0, respectively, for fiscal 2015.

Grants of Plan-Based Awards

Fiscal Year 2015

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)	Awards ($/Sh)	Awards [4] ($)
Joe F. Sanderson, Jr,.			538,154	1,637,860	2,807,760
Chairman of the Board of Directors and Chief Executive Officer	11/01/14	10/22/14				11,375	22,750	45,500	22,750				1,928,517
Lampkin Butts,			210,054	639,296	1,095,936
President and Chief Operating Officer	11/01/14	10/22/14				3,000	6,000	12,000	6,000				508,620
Mike Cockrell,			157,493	479,328	821,705
Treasurer and Chief Financial Officer	11/01/14	10/22/14				2,375	4,750	9,500	4,750				402,657
Tim Rigney,			29,277	89,103	152,747
Secretary	11/01/14	10/22/14				250	500	1,000	500				42,385
	Various	02/17/05							14	[3]			1,066

(1)	The estimated payments shown reflect the minimum, mid-point and maximum amounts that could have been earned under our fiscal 2015 Bonus Award Program. For a discussion of how bonus awards are determined, see CD&A section, above.
(2)	The estimated payouts shown reflect the number of shares of stock that potentially could be paid out for performance shares granted in fiscal 2015 under our Stock Incentive Plan upon the achievement of specified performance criteria at the end of the performance period.
(3)	Consists of shares of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. Participants under the plan purchase restricted shares of Company stock on the last business day of each calendar quarter with forgone salary, or on our annual bonus payment date with forgone bonus amounts, as described in the CD&A section, above. We match 25% of the participant’s contribution in additional restricted shares on each purchase date. In fiscal 2015, Mr. Rigney purchased 63 shares under the plan that are not reflected in the table above that had an average grant date fair value of $76.31 per share.
(4)	Reflects the grant date fair value of each equity award computed under FAS 123R and FASB ASC Topic 718. Grant date values for performance shares are based on probable outcome of the performance conditions as of the grant date.

Discussion of Summary Compensation and Grants of Plan-Based Awards Table

Performance share awards granted for the 2015 fiscal year are subject to a two-year performance period and an additional one-year vesting period during which the recipient must remain continuously employed by us. The number of shares actually issued depends upon our achieving certain prescribed levels of return on equity and return on sales, as described above in the CD&A section.

Shares of restricted stock granted under our restricted stock program vest generally on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period. Restricted stock granted for fiscal 2015 vests on November 1, 2018.

Shares of restricted stock granted as matching contributions under our Management Share Purchase Plan are subject to a three-year vesting period starting on the date they are acquired by the participant. The participant must remain continuously employed by us during the vesting period.

During our 2015 fiscal year, the employment of our CEO, the COO and the CFO were governed by employment agreements that we entered into during 2009 (the “2009 Agreements”). As discussed below, each of the 2009 Agreements were superseded by new employment agreements with our CEO, the COO and the CFO that we entered into on November 1, 2015.

The term of each 2009 Agreement began September 15, 2009. Each 2009 Agreement provided for the officer’s fiscal 2009 salary and bonus to be paid in accordance with the levels and bonus program that we previously disclosed in our definitive proxy statement for our 2009 annual meeting of stockholders. The officers’ compensation was reassessed annually under the 2009 Agreements.

The 2009 Agreements provide for a severance payment to be paid to the officers if:

•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause or

•	the officers resign for good reason.

“Cause” means, among other things, conviction of certain felonies, willful misconduct by the officer, failure or refusal by the officer to comply with our policies or a material breach by the officer of the employment agreement. “Good reason” means, among other things, a material breach of the agreement by us, a reduction of the officer’s base salary or bonus that is not part of a reduction program affecting all senior executives generally, the relocation of the officer’s principal place of employment by more than 40 miles, or after a change in control, the alteration of the officer’s position that results in a material diminution of his position.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

In addition, the 2009 Agreements provided, in the case of the officer’s death, for the continuation of his annual salary payments for one year from the date of his death. The 2009 Agreements for Messrs. Butts and Cockrell also designate them as participants in our Supplemental Disability Plan.

The 2009 Agreements prohibit the officers from disclosing confidential information about us during and after their employment, and prohibit the officers from engaging in certain competitive activity during their employment and for two years after the termination of their employment for any reason other than poor performance.

On November 1, 2015, we entered into new employment agreements (the “2015 Agreements”) with the CEO, the COO and the CFO, which supersede the terms of the 2009 Agreements. The terms of the 2015 Agreements are substantially identical to the 2009 Agreements, including when severance payments may be made and their amounts in relation to base salary, the definitions of “cause” and “good reason,” the continuation of salary payments for one year upon an officer’s death and the designation of Messrs. Butts and Cockrell as participants in the Supplemental Disability Plan. The 2015 Agreements were entered into to make technical changes related to provisions of the Internal Revenue Code and create an exception to the confidentiality provisions related to whistleblower laws.

The term of each 2015 Agreement begins November 1, 2015 and ends when the officer’s employment terminates under the provisions of the employment agreement. Each 2015 Agreement provides for the officer’s fiscal 2016 salary and bonus to be paid in accordance with the levels and bonus program that we previously disclosed in our current report on Form 8-K filed on October 27, 2015. Like the 2009 Agreements, the officers’ compensation will be reassessed annually under the 2015 Agreement.

See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of a change in control of our Company and certain other events, including competitive activity, on an officer’s unearned performance shares or restricted stock. Dividends are paid at rates applicable to all our stockholders on performance shares once they are paid out. Dividends (at normal rates) are paid on shares of restricted stock as soon as the shares are issued to the officer.

Amounts that could have been earned for fiscal 2015 under our Bonus Award Program were determined by reference to our earnings per share and operational performance versus our peers as described in the CD&A section, above. Unless severance is payable under the provisions of the employment agreements described above, a participant must have been employed in a designated position at Sanderson Farms for nine months before the end of the fiscal year, and must have been employed on October 31 of the applicable fiscal year, to receive a bonus. However, if a Bonus Award Program participant dies, becomes disabled or retires before the end of the fiscal year, and if the participant had been employed at Sanderson Farms in a designated position for at least nine months, he or she will still receive a bonus award for the fiscal year (assuming the performance criteria are met). See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of certain events on a participant’s annual bonus award.

For fiscal 2015, salary accounted for the following percentages of each officer’s total compensation:

Name	Salary as a Percentage of Total Compensation
Mr. Sanderson	24%
Mr. Butts	31%
Mr. Cockrell	33%
Mr. Rigney	55%

Outstanding Equity Awards at Fiscal 2015 Year-End

		Option Awards					Stock Awards(2)(3)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joe F. Sanderson, Jr. Chairman of the Board of Directors and Chief Executive Officer	11/01/11 11/01/13 11/01/14						39,750 32,500 22,750		2,763,022 2,259,075 1,581,352	65,000 45,500	4,518,150 3,162,705
Lampkin Butts, President and Chief Operating Officer	11/01/11 11/01/12 11/01/13 11/01/14						10,000 10,500 8,500 6,000		695,100 729,855 590,835 417,060	17,000 12,000	1,181,670 834,120
Mike Cockrell, Treasurer and Chief Financial Officer	11/01/11 11/01/12 11/01/13 11/01/14						8,750 8,750 6,750 4,750		608,212 608,212 469,192 330,172	13,500 9,500	938,385 660,345
Tim Rigney, Secretary and Controller	11/01/11 11/01/12 11/01/13 11/01/14 Various						225 1,000 750 500 26	[1]	15,640 69,510 52,132 34,755 1,807	1,500 1,000	104,265 69,510

(1)	Consists of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. In addition to the amounts shown, Mr. Rigney owns 117 restricted shares that he purchased under the Management Share Purchase Plan with forgone salary valued at $8,133 as of October 31, 2015.
(2)	Restricted stock (except for shares held in the Management Share Purchase Plan) vests in a lump sum in accordance with the schedule below.

Grant Date	Vesting Date
11/01/2011	11/01/2015
11/01/2012	11/01/2016
11/01/2013	11/01/2017
11/01/2014	11/01/2018

Grants of restricted stock usually vest on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period.

The performance periods for performance shares end on the dates shown below.

Grant Date	Performance Period Ends*
11/01/2013	10/31/2015
11/01/2014	10/31/2016

*	These shares are subject to an additional one-year vesting period after the expiration of the performance period before they are issued.

The performance shares granted on November 1, 2013 are shown in the table at the level at which the Committee determined they were actually earned. In accordance with Instruction 3 to Item 402(f)(2) of SEC Regulation S-K, the performance shares granted on November 1, 2014 are shown in the table at the maximum level, based on our actual performance in fiscal 2015, the first year of the performance period.

(3)	Values of equity awards are based on our closing stock price on the Nasdaq Stock Market of $69.51 per share on October 30, 2015.

Restricted shares held in the Management Share Purchase Plan are purchased by the participant on the last business day of each calendar quarter with forgone salary. A participant may also elect to reduce his or her bonus by a certain percentage and instead receive that amount in restricted shares purchased through the plan on the bonus payment date. We match 25% of the participant’s contribution in additional restricted shares that we issue simultaneously with the purchased shares. Each share of restricted stock held in the plan vests fully on the third anniversary of its acquisition by the participant, subject to certain exceptions that are described below under “Potential Payments Upon Termination or Change-in-Control.”

Option Exercises and Stock Vested

Fiscal Year 2015

	Option Awards		Restricted Stock Awards[2]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Joe F. Sanderson, Jr. , Chairman of the Board of Directors and Chief Executive Officer	—	—	135,750	11,533,285
Lampkin Butts, President and Chief Operating Officer	—	—	28,500	2,420,030
Mike Cockrell, Treasurer and Chief Financial Officer	—	—	28,500	2,420,030
Tim Rigney, Secretary and Controller	—	—	287	23,631

(1)	Values are based on the closing price of our common stock on the Nasdaq Stock Market on the vesting dates.
(2)	Excludes performance shares paid out on October 31, 2015, which are described in the Compensation Discussion and Analysis section of this Proxy Statement in the table entitled “Performance Shares Earned.”

Potential Payments Upon Termination or Change-in-Control

In fiscal 2009, we entered into employment agreements (the 2009 Agreements) with the CEO, COO and CFO, which were in effect during our 2015 fiscal year. As described above, we entered into new employment agreements (the 2015 Agreements) on November 1, 2015 that superseded the prior agreements. We have no other employment agreements with any other employees of our Company. However, our annual cash bonus and Stock Incentive Plan awards provide for accelerated payments in the circumstances described below, and we have company policies that provide for minimal severance payments for all our salaried employees generally. Except as described below, the Named Executive Officers receive no payments upon the termination of their employment or a change in control of Sanderson Farms that are not received by all salaried employees generally.

Employment Agreements

The term of each of our 2009 Agreements began on September 15, 2009. Each 2009 Agreement provides for the officer’s fiscal 2009 salary and bonus to be paid in accordance with the levels and bonus program that we previously disclosed in our definitive proxy statement for our 2009 annual meeting of stockholders. The officers’ compensation was reassessed annually.

The 2009 Agreements provide for a lump sum severance payment to be paid to the officers if:

•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause or

•	the officers resign for good reason.

“Cause” means, among other things, conviction of certain felonies, willful misconduct by the officer, failure or refusal by the officer to comply with our policies or a material breach by the officer of the employment agreement. “Good reason” means, among other things, a material breach of the agreement by us, a reduction of the officer’s base salary or bonus that is not part of a reduction program affecting all senior executives generally, the relocation of the officer’s principal place of employment by more than 40 miles, or after a change in control, the alteration of the officer’s position that results in a material diminution of his position.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

If any severance payments are due, the officer is also entitled to the continuation of medical benefits that the officer would otherwise be eligible to receive as an active employee of the Company for 24 months or, if earlier, until such time as the officer becomes eligible for substantially similar benefits from a subsequent employer.

In addition, the 2009 Agreements provide, in the case of the officer’s death, for the continuation of his annual salary payments for one year from the date of his death according to the Company’s regular payroll schedule.

The 2009 Agreements prohibit the officers from disclosing confidential information about us during and after their employment, prohibit the officers from engaging in certain competitive activity with us during their employment and for two years after the termination of their employment for any reason other than poor performance and contain a mutual non-disparagement clause. The officers are also prohibited from soliciting the Company’s customers and employees during their employment and for the two years after the termination of their employment for any reason.

If the officers breach the foregoing provisions, the agreements provide that they must return any portion of the severance payments we have already paid them and their entitlement to continued medical benefits ceases. We are also entitled to pursue other equitable and legal remedies such as restraining orders or damages.

On November 1, 2015, we entered into the 2015 Agreements, which supersede the terms of the 2009 Agreements. The terms of the 2015 Agreements are substantially identical to the 2009 Agreements, including when severance payments may be made and their amounts in relation to base salary, the definitions of “cause” and “good reason,” the continuation of salary payments for one year upon an officer’s death and the designation of Messrs. Butts and Cockrell as participants in the Supplemental Disability Plan. The 2015 Agreements were entered into to make technical changes related to provisions of the Internal Revenue Code and create an exception to the confidentiality provisions related to whistleblower laws.

The term of each 2015 Agreement begins November 1, 2015 and ends when the officer’s employment terminates under the provisions of the employment agreement. Each 2015 Agreement provides for the officer’s fiscal 2016 salary and bonus to be paid in accordance with the levels and bonus program that we previously disclosed in our current report on Form 8-K filed on October 27, 2015. Like the 2009 Agreements, the officers’ compensation will be reassessed annually under the 2015 Agreement.

Annual Cash Bonus Awards

An employee must be employed with the Company through October 31 to earn any bonus that may be payable under the Bonus Award Program for that fiscal year. However, if a Bonus Award Program participant dies, becomes disabled or retires before that time, and if the participant had been employed in a designated position at Sanderson Farms for at least nine months, he or she will still receive a cash bonus award for the fiscal year (assuming the performance criteria are met). The participant’s base salary during the portion of the fiscal year in which he or she was employed in the designated position is used to calculate the amount of the bonus award.

Restricted Stock

If a change in control of our Company occurs before the end of the restricted period, all shares of restricted stock become fully vested. For outstanding restricted stock granted through the fiscal 2013 awards, if a holder dies, becomes disabled or ends employment after attaining retirement eligibility during the restricted period, a pro rata percentage of the shares will immediately vest based on the number of years of the restricted period that have passed before the triggering event occurred, and the unvested portion is forfeited. Beginning with our fiscal 2014 awards, the Committee determined to provide that all unvested shares will vest fully in the event of the holder’s death or disability, but they will continue to vest on a pro rata basis in the event a holder terminates employment after eligibility for retirement.

Shares Held in the Management Stock Purchase Plan

If an employee dies, becomes disabled or terminates employment after attaining eligibility for retirement, or if there is a change in control of Sanderson Farms, in each case before the end of the restricted period, all unvested shares of restricted stock held through the plan become fully vested. If an employee’s employment terminates for any other reason, then any unvested shares we granted to the employee through matching contributions are forfeited and dividends paid on those shares must be returned, and we have the right to repurchase all shares that the employee purchased through the plan with salary or bonus at the price the employee paid for them, less the amount of dividends paid. If we do not exercise that right, the purchased shares will vest on the third anniversary of their acquisition.

Performance Shares

If a holder of unpaid performance shares dies, becomes disabled or terminates employment after attaining eligibility for retirement, or if there is a change in control of Sanderson Farms, the holder is entitled to receive a pro rata portion of the number of performance shares he would have been entitled to in proportion to the number of months he was employed during the performance period, assuming the performance criteria are met.

Anti-Competition Provisions

If the Board of Directors determines that a holder of restricted stock or performance shares has engaged in certain competitive activity against us while employed by us or during the two years after the holder’s voluntary termination or termination by us for cause, then he or she forfeits all unvested shares of restricted stock and all unissued performance shares. If restricted shares have already vested or performance shares have been issued, the holder must repay us the fair market value of the shares on their grant or issue date, respectively. In the case of the Management Share Purchase Plan, unvested shares of matching stock are forfeited and dividends paid on those shares must be returned, and we have the right to repurchase all shares that the employee purchased through the plan with salary or bonus at the price the employee paid for them, less the amount of dividends paid. If Company matching shares have already vested, the holder must repay us the fair market value of the shares on the date they were issued and any dividends paid.

Company Severance Policy

We pay severance to all our salaried employees generally upon their termination of employment, except in cases of retirement, death or disability. We pay up to two weeks of severance to employees who resign after at least one year of service. If an employee is dismissed without cause, we pay two weeks of severance, plus one additional week for every year of the employee’s service, up to three months.

The following tables show the payments that the Named Executive Officers would be entitled to in the event of (a) a change in control of Sanderson Farms, (b) termination without cause or for good reason, (c) retirement, (d) disability and (e) death, in each case assuming such event occurred on October 31, 2015, the last business day of our 2015 fiscal year, and based on the closing market price of our common stock on that day. The amounts shown do not include payments that would be payable to all salaried employees generally. We have not included the value of our fiscal year 2013 performance shares, because those shares actually vested and were required to be paid out on October 31, 2015, regardless of whether a triggering event listed above occurred. We based the values of our fiscal 2014 performance shares on the level at which the Committee actually determined those shares have been earned. For our fiscal 2015 performance shares, we based the values on management’s current view that it cannot determine that it is probable that we will achieve the minimum level of ROE and ROS for the grant, such that none of these shares would be earned.

Potential Payments — Change-in-Control

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Total
Mr. Sanderson	$6,603,451	$4,518,150	$11,121,601
Mr. Butts	$2,432,850	$1,181,670	$3,614,520
Mr. Cockrell	$2,015,792	$938,385	$2,954,177
Mr. Rigney	$181,978	$104,265	$286,243

Potential Payments — Termination Without Cause1 or for Good Reason

Name	Severance Payment[2]	Continuation of Medical Benefits[3]	Total
Mr. Sanderson	$8,423,280	$18,440	$8,441,720
Mr. Butts	$2,465,856	$18,440	$2,484,296
Mr. Cockrell	$1,995,569	$18,440	$2,014,009
Mr. Rigney	$0	$0	$0

(1)	Prior to a change in control, severance is not payable in the case of termination for poor performance.
(2)	Consists of, for Mr. Sanderson, three times, and for Messrs. Butts and Cockrell, two times, his fiscal 2015 base salary plus 50% of the maximum bonus he could have earned for fiscal 2015.
(3)	Consists of 24 months of continued medical benefits assuming the officer does not earlier receive similar benefits from a subsequent employer. Benefits would be paid monthly.

Potential Payments — Retirement

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Total
Mr. Sanderson	$4,287,899	$4,518,150	$2,339,800	$11,145,849
Mr. Butts	$1,642,174	$1,181,670	$913,280	$3,737,124
Mr. Cockrell(1)	$1,381,511	$938,385	$684,754	$3,004,650
Mr. Rigney(1)	$112,468	$104,265	$127,290	$344,023

(1)	Messrs. Cockrell and Rigney were not yet eligible to retire under our Company retirement policy as of October 31, 2015. However, the amounts shown reflect the payments they would have received had they been eligible to retire on that date. Our Company retirement policy provides that an employee may retire after reaching age 62 and 10 continuous years of service, or after 30 continuous years of service, regardless of age. Mr. Cockrell will be eligible to retire on September 24, 2019. Mr. Rigney will be eligible to retire on September 10, 2020.

Potential Payments — Disability

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Supplemental Long Term Disability[1]	Total
Mr. Sanderson	$6,603,451	$4,518,150	$2,339,800	$935,920	$14,397,321
Mr. Butts	$2,250,386	$1,181,670	$913,280	$2,054,880	$6,400,216
Mr. Cockrell	$1,863,738	$938,385	$684,754	$2,315,121	$5,801,998
Mr. Rigney	$164,601	$104,265	$127,290	$0	$396,156

(1)	Due to their respective ages, Messrs. Sanderson and Butts are entitled to a monthly long term disability benefit equal to 66 2/3% of their salary beginning one year from the date of disability until the earlier of the date they have received five years of payments or their 70th birthday, and Mr. Cockrell is entitled to receive this benefit until his 65th birthday. In each case the benefit is paid for at least 12 months. The amount shown in the table represents the total amount payable under this benefit assuming payments begin on October 31, 2016.

Potential Payments — Death

Name	Continuation of Salary[1]	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Total
Mr. Sanderson	$1,403,880	$6,603,451	$4,518,150	$2,339,800	$14,865,281
Mr. Butts	$684,960	$2,250,386	$1,181,670	$913,280	$5,030,296
Mr. Cockrell	$586,932	$1,863,738	$938,385	$684,754	$4,073,809
Mr. Rigney	$0	$164,601	$104,265	$127,290	$396,156

(1)	This total amount would be paid in equal monthly installments over the course of the year following the date of death.

The tables below include information about compensation paid to or earned by our non-employee directors for our fiscal year ended October 31, 2015.

Director Compensation — Fiscal Year 2015

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total ($)
John H. Baker, III	69,500	196,673	—	—	—	9,205	275,378
Fred Banks, Jr.	75,500	198,115	—	—	—	18,764	292,379
John Bierbusse	64,500	185,369	—	—	—	6,014	255,883
Toni D. Cooley	69,500	193,911	—	—	—	13,114	276,525
Beverly Wade Hogan	66,500	183,398	—	—	—	9,557	259,455
Robert C. Khayat	62,000	180,709	—	—	—	10,999	253,708
Phil K. Livingston	95,500	183,239	—	—	—	9,515	288,254
Dianne Mooney	69,500	191,372	—	—	—	12,541	273,413
Gail Jones Pittman	69,500	180,943	—	—	—	14,015	264,458
Charles W. Ritter, Jr.	79,500	189,144	—	—	—	11,236	279,880

(1)	Includes fees foregone at the election of the director for the purchase of shares through our Management Share Purchase Plan, in the amounts reflected in the table in footnote 2 below, under the column “Grant Date Fair Value of Shares Purchased.”
(2)	Reflects the aggregate grant date fair value of awards made in 2015 under FASB ASC Topic 718. Includes 2,300 restricted shares issued to each director in fiscal 2015, which had a grant date fair value for each grantee of $77.97 per share. Also includes shares granted pursuant to the matching contribution provisions of the Management Share Purchase Plan. Acquisitions by non-employee directors under the Management Share Purchase Plan in fiscal 2015 were as follows:

Name	Shares Purchased in Fiscal 2015 (#)	Shares Acquired in Company Match In Fiscal 2015 (#)	Total Shares Acquired in Fiscal 2015 (#)	Grant Date Fair Value of Shares Purchased ($)	Grant Date Fair Value of Company Match ($)
Mr. Baker	906	226	1,132	69,505	17,342
Mr. Banks	985	245	1,230	75,543	18,784
Mr. Bierbusse	327	79	406	24,989	6,038
Ms. Cooley	770	190	960	59,073	14,580
Ms. Hogan	217	53	270	16,645	4,067
Mr. Khayat	81	18	99	6,186	1,378
Mr. Livingston	211	51	262	16,181	3,908
Ms. Mooney	634	157	791	48,638	12,041
Ms. Pittman	91	21	112	6,982	1,612
Mr. Ritter	518	128	646	39,715	9,813

(3)	Consists of matching gifts made by the Company under its Matching Gift Program, pursuant to which the Company will match gifts up to $2,500 annually per donee made by directors (and employees) to qualifying colleges and universities, and dividends on restricted stock grants.

The following table shows as of October 31, 2015 the aggregate number of unvested stock awards outstanding for each non-employee director who was in office on that date, including shares purchased or granted as matching contributions under the Management Share Purchase Plan:

Name	Stock Awards Outstanding at Fiscal Year End
Mr. Baker	5,967
Mr. Banks	10,887
Mr. Bierbusse	3,624
Ms. Cooley	9,929
Ms. Hogan	5,482
Mr. Khayat	7,249
Mr. Livingston	5,449
Ms. Mooney	9,465
Ms. Pittman	7,262
Mr. Ritter	6,698

For a description of cash fees paid to non-employee directors, see the CD&A section, above.

All restricted stock held by non-employee directors will fully vest in the event of a change in control of our Company. Additionally, all restricted stock held by non-employee directors will become fully vested if the director dies, becomes disabled, or, for shares held in the Management Share Purchase Plan, if the director retires at the completion of his term of service.

Compensation and Risk Management

In 2010, the Compensation Committee engaged Towers Watson to formally assess the level of risk arising from our compensation policies and practices. The Committee believes that Towers Watson was best equipped to perform this assessment because of the depth of its understanding and experience with the current executive compensation landscape for public companies.

Towers Watson reviewed our annual Bonus Award Program and Stock Incentive Plan and the following five factors related to our compensation process and design:

•	The extent of oversight of our pay plans by top management and the Compensation Committee.

•	Whether the roles of management and the Committee in overseeing the alignment of our pay plans with our business goals and risk tolerance are reasonable and clearly defined.

•	The extent of the balance in our plans between fixed and variable pay, cash and equity, short and long-term incentives, and overall company versus individual performance goals.

•	The presence of “red flags” in our plan design, such as steep incentive curves, unreasonable goals or thresholds, uncapped payouts, awards based solely on formulas, misalignment in the timing of payouts or undue focus on any one element of pay mix; compared with risk-mitigating features, such as exercise of the Committee’s discretion, clawback policies and stock ownership requirements.

•	Whether performance criteria reflect appropriate risk and the use of capital, quality and sustainability of results and employee influence on meeting performance goals.

Based on this framework, Towers Watson concluded that our pay plans represent a low level of risk to our Company. In particular, they noted the following:

•	They consider that the Bonus Award Program has appropriate performance metrics and reasonable levels of potential payouts.

•	Awards under the bonus plan are not paid out until our independent audit is complete, thus providing a safeguard from manipulation.

•	The balance in our long-term incentive plan between performance-based pay and time-based restricted stock mitigates the potential for undue risk-taking, and the use of earnings per share and return on equity metrics focus the plan on profitable growth and efficient use of capital.

•	Our stock ownership guidelines are also a risk-mitigating factor.

•	Change in control benefits for our three senior officers assist with executive retention and mitigate the risk of a conflict of interest in the context of a potential acquisition of our Company.

•	The Board and the Committee regularly review and address our financial performance.

Based on Towers Watson’s assessment and the Committee’s independent analysis, the Committee has concluded that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us. In reaching this conclusion, the Committee has also considered the fact that our business is primarily driven by the performance of the commodities markets, specifically the markets for fresh chicken, corn and soybean meal. These markets are external to our business and therefore the Committee does not believe that our performance-based compensation promotes excessive or inappropriate risk-taking by our management.

In addition, in 2010 the Board adopted a policy under which it has the discretion to, among other things, recoup the compensation of our senior management if we have a financial restatement or if the manager in question has engaged in misconduct adversely affecting the Company. This should further help to mitigate any risk associated with our compensation programs.

PROPOSAL NO. 2

SANDERSON FARMS, INC. AND AFFILIATES AMENDED AND RESTATED STOCK INCENTIVE PLAN

The Compensation Committee is responsible for assessing our equity compensation programs and policies. As more specifically discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the Committee believes that equity-based awards align our executives’ interests with long-term stockholder interests, motivate and reward executives for achieving long-term results and help us retain key executives in a competitive market.

As part of its on-going review of our compensation programs, the Committee asked Towers Watson to review our Stock Incentive Plan in 2015. The plan was originally approved by our stockholders on February 17, 2005 and an amendment was approved by our stockholders in 2011. In July 2015, Towers Watson reported to the Committee that it believes the plan is prudently designed and provides flexibility to the Committee in structuring our executive pay mix. Towers Watson also observed that we have minimized the dilutive effect of equity awards under the plan by exercising restraint in setting award levels and repurchasing our shares on the open market. Towers Watson recommended that the shares authorized for issuance under the plan be replenished by the authorization of an additional 700,000 shares under the plan.

Based on Towers Watson’s recommendations, the Committee recommended that the full Board submit an amended and restated plan for consideration and approval by our stockholders at the 2016 annual meeting. The primary changes are to increase the shares that may be issued under the plan by 700,000 shares, bringing the total shares issuable under the plan from 3,500,000 to 4,200,000 shares, and to increase the number of shares that may be granted in the form of restricted stock from 1,562,500 shares to 2,112,500 shares (unless based on the achievement of performance measures).

The Board adopted the Committee’s recommendation on October 22, 2015. If the amended and restated plan is approved by our stockholders, the Committee expects to formally approve the amended and restated plan and recommend that the Board adopt the amended and restated plan at their respective meetings on February 11, 2016. The re-approval of the Stock Incentive Plan by our stockholders every five years will also qualify the Plan under the performance-based compensation exception to the deductibility limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

If the stockholders do not approve the amended and restated plan, then there will only be approximately 159,647 shares remaining for issuance under the existing plan. This number assumes that all unearned and unpaid performance shares will be paid at the maximum level. Once the total share limit is reached, we will not be able to make further awards of shares under the existing plan unless prior awards or previously issued shares expire or are forfeited, cancelled, repurchased or prior awards are settled without the issuance of shares.

A summary of the material features of the amended and restated plan is below.

Overview

The principal amendments to the plan are:

•	To increase the number of shares that may be issued under the plan from 3,500,000 to 4,200,000;

•	To increase the number of shares that may be granted in the form of restricted stock from 1,562,500 to 2,112,500; and

•	To clarify the definition of “fair market value” under the plan to provide that if shares issued under the plan are listed on a national securities exchange, and the exchange is closed on a given day, the value of the shares on that day shall be the last sales price reported for our shares on the last preceding day on which the principal national exchange was open, and if no sale was reported on such day, then the average of the closing bid and ask prices on such preceding day.

Authorized Shares

As of January 4, 2016, 159,647 shares remained available for issuance under future plan awards, as discussed in more detail above. Awards granted under the plan as of January 4, 2016 consisted of restricted stock, whether granted by the Company or acquired by participants under the Management Share Purchase Plan (“MSPP”) provisions of the Stock Incentive Plan, and performance shares. When we adopted the Stock Incentive Plan in 2005, the Board determined not to make any further awards under our prior Stock Option Plan. We have not issued any options or stock appreciation rights under the Stock Incentive Plan since its adoption in 2005 and do not expect to issue those or any other types of awards under the plan, other than restricted stock or performance shares, in the foreseeable future.

The number of shares available for new awards under the plan may increase upon the expiration, cancellation, forfeiture or settlement of outstanding awards without the issuance of shares and the forfeiture, cancellation or repurchase of shares previously issued under the plan.

The plan has been in effect since 2005. In 2011, our shareholders approved an amendment to the plan to increase the amount of shares that may be issued under the plan from 2,250,000 to 3,500,000 shares, and to increase the number of shares that may be granted in the form of restricted stock from 562,500 shares to 1,562,500 shares. We have not asked our stockholders to approve an increase in the number of shares authorized for issuance in the nearly five years since it was last amended at the time of the 2011 annual meeting.

Summary of Amended and Restated Plan

The following is a summary of the material terms of the Amended and Restated Stock Incentive Plan (the “Plan”). This summary is not a complete description of all of the Plan’s provisions, and is qualified in its entirety by the full text of the Plan, which is attached as Appendix A to this Proxy Statement.

Eligibility and Administration

Our directors, executive officers and other key employees who occupy responsible managerial and professional positions and who can make substantial contributions to our success may be selected by the Board to receive benefits under the Plan. At the time we made our fiscal 2016 awards on November 1, 2015, there were four executive officers, 114 other key employees and ten non-employee directors who were selected to receive awards.

Subject to the terms of the Plan, the Board has the discretion to determine the terms of each award and to administer and interpret the Plan and all related documents and agreements. The Plan provides that the Board may delegate some or all of its authority under the Plan to a committee consisting of two or more persons who are non-employee directors and qualify as “outside” directors under Section 162(m) of the Code. The Board has, in fact, delegated all of its authority over the Plan with respect to employees, including its authority to administer and interpret and make awards under the Plan, to the Compensation Committee of the Board of Directors. References below to the Board therefore include its Compensation Committee.

Types of Awards

The Plan allows the Board to grant the following types of awards:

Stock Options. Stock options entitle the holder to purchase shares of our common stock, upon exercise of the option on a date within the specified option term, at a specified exercise price. Stock options granted under the Plan may be options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, or “non-qualified stock options.” The exercise price for each option granted must not be less than 100% of the fair market value of the shares on the date of grant, and the term during which the option is exercisable must not exceed 10 years. To the extent that the aggregate fair market value of the shares underlying incentive stock options (valued as of the date an option is granted) that are exercisable by an option holder for the first time during any calendar year exceeds $100,000, those options shall not qualify as incentive stock options.

Options granted under the Plan may specify that the option price is payable:

•	in cash;

•	in cash equivalents approved by the Board;

•	by the transfer to us of previously acquired shares;

•	by any combination of the foregoing methods; or

•	with any other consideration that the Board determines to be consistent with the Plan and applicable law.

The Board may also allow cashless exercises to the extent permitted by law.

Stock Appreciation Rights. Stock appreciation rights entitle the holder to receive a payment equal to the “spread” between the exercise price of the right and the fair market value of the shares subject to the right on the date of exercise. The Board may grant stock appreciation rights in tandem with an option granted under the Plan or independently of an option. Tandem stock appreciation rights are subject to the same terms and conditions as the options to which they relate and exercise of a tandem stock appreciation right will require the holder to surrender the related option. The Board may make any payment pursuant to the exercise of stock appreciation rights in cash, shares or any combination thereof, in the Board’s discretion.

Restricted Stock. An award of restricted stock entitles the recipient to a specific number of shares with restrictions that are intended to make the shares subject to a “substantial risk of forfeiture” under the Code during a specified restriction period. We may award restricted stock for the performance of past services or as an incentive for future services that will contribute materially to the successful operation of our Company. The Board must set forth the terms of any award of restricted stock, including the purchase price (if any) to be paid for the restricted stock, the restrictions applicable to the grant or vesting requirements, the length of the restriction period, and the rights of the recipient to vote or receive dividends with respect to the shares during any restriction period, in a restricted stock agreement. The Board may also make vesting of the award subject to performance measures (as discussed below) or provide that certain circumstances will result in termination or early termination of the restrictions on the shares.

Restricted Stock Units. Restricted stock units are like restricted stock except that shares are not issued immediately. Rather, the recipient is entitled to receive a number of shares, or cash equal to the fair market value of the shares (or an equivalent combination of shares and cash), on a specified date, subject to specific conditions, terms and restrictions imposed by the Board. The Board may provide for the recipient of restricted stock units to receive dividends or dividend equivalents on terms it sets forth in the related restricted stock unit agreement.

Performance Shares. Performance shares represent the right to receive an amount valued by reference to a number of shares, payable in cash or shares or a combination thereof, based upon the degree to which set performance measures are attained within a specified time period as determined by the Board and set forth in the related performance share agreement. The Board may further condition any grant of performance shares upon any restrictions it considers appropriate.

Phantom Stock Units. A phantom stock unit entitles the holder to convert a vested unit into property with a value equal to the difference between the “award value” (which is the fair market value of a share as of the date of grant of the unit) and the fair market value of a share on the conversion date. The Board must set forth in a phantom stock agreement the terms of any grant including the vesting schedule, the period during which the units must be converted, the award value and the form and timing of payments.

Share Purchase Rights. Share purchase rights allow the recipients to forego the receipt of all or a portion of cash compensation (including bonuses and, in the case of non-employee directors, directors’ fees) and to receive such compensation in the form of shares or restricted stock units. The terms, conditions and restrictions of share purchase rights and any shares or restricted stock units purchased, as determined by the Board, are to be set forth in a share purchase agreement. The Board is permitted to obligate us to match a portion of the deferred compensation on terms and conditions it determines and sets forth in the share purchase agreement.

Other Stock-Based Awards. The Board may grant other stock-based awards, the value of which is based in whole or in part on the value of shares, to eligible recipients in amounts and upon terms consistent with the Plan and as determined by the Board.

Performance Measures

The Plan provides that the Board may make the degree of payout or vesting of certain awards dependent upon the Company attaining certain “performance measures” set forth in the Plan. The Board can set the targeted level of performance on an absolute basis or relative to a group of peer companies it selects, relative to internal goals or relative to performance levels attained in prior years. Any performance measures that the Board intends to qualify an award as “performance-based compensation” for purposes of the exception to the limitations on deductibility under Section 162(m) of the Code must be limited to one or more of the following performance goals or functions of these goals:

•    earnings

•    earnings per share

•    consolidated pre-tax earnings

•    net earnings

•    operating income

•    EBIT (earnings before interest and taxes)

•    EBITDA (earnings before interest, taxes, depreciation and amortization)

•    gross margin

• return on capital employed • return on sales • total stockholder return • profit • economic profit • capitalized economic profit • after-tax profit • pre-tax profit • cash flow measures

• revenues • revenue growth • market value added • economic value added • return on equity • return on investment • return on assets • return on net assets	• cash flow return • sales • sales volume • inventory turnover ratio • stock price • cost • unit cost

Except in the case of an award intended to qualify under Section 162(m) of the Code, the Board may establish other performance measures that it considers appropriate or equitable. The Board may adjust the performance measures or the degree to which they must be attained in recognition of unusual or nonrecurring events affecting us or our financial statements or changes in applicable law or accounting principles. However, in the case of any awards intended to qualify under Section 162(m) of the Code, any adjustment must comply with that section.

Shares Available

If approved by the stockholders, 4,200,000 shares would be authorized for issuance under the Plan, of which no more than 2,112,500 could be issued in the form of restricted stock. The maximum number of stock options and stock appreciation rights that may be granted to any one participant in any one calendar year is 500,000, and the maximum number of all other share awards (or their equivalent value in cash, shares or other property) that may be granted in any one calendar year to any one participant is the higher of (i) 200,000 and (ii) the number of shares obtained by dividing 5,000,000 by the fair market value of a share on the respective dates of grant.

The following rules determine how the number of shares used for awards under the Plan are counted and therefore how they reduce the shares remaining available for awards under the Plan:

•	All shares issued upon exercise of an option, including any shares withheld for tax withholding purposes, are counted as used when an option is exercised for cash.

•	Only the shares actually issued, including shares withheld for taxes, are counted as used upon exercise of a stock appreciation right.

•	Only the net shares issued, including shares withheld for taxes, are counted as used when the participant tenders his or her own shares to pay for all or a portion of shares issuable upon exercise of an option, and the tendered shares will again become available for awards if they were issued upon the earlier exercise of an option.

•	Shares issued and withheld by the Company to satisfy a participant’s tax withholding obligation with respect to any other award are counted as used.

•	Shares subject to an award are not counted as used unless and until they are actually issued and delivered to a participant. Therefore, shares that we reserve for issuance with respect to awards that expire, are forfeited or canceled or settled without the delivery of shares, or with respect to which performance terms are not met, will again become available for issuance under the Plan.

•	If we issue shares subject to an award under the Plan or the old Stock Option Plan but later reacquire them for reasons like forfeiture or repurchase of restricted stock or other award, those shares again become available for use under the Plan.

•	We must reserve one share for each restricted stock unit, phantom stock unit or other stock-based award that may be settled in shares. We must also reserve sufficient shares to allow for the issuance of the maximum number of shares that may be awarded under an agreement regarding performance shares. Any awards that may not be settled in shares do not require a reserve.

•	We must reserve one share for each share subject to an option or stock appreciation right that may be settled in shares. Stock appreciation rights that may not be settled in shares do not require a reserve.

•	If the exercise of a stock appreciation right causes a related stock option to terminate, then the shares issuable upon exercise of that option shall again be available for award under the Plan.

The Board may make appropriate adjustments to the number of shares available for issuance under the Plan or any award (as well as the other terms of an award) in response to changes in corporate capitalization, certain corporate transactions or certain other changes in our corporate structure in order to preserve, but not to increase, the benefits provided to award recipients.

Other Terms

Cancellation of Awards. The Board may provide in any award agreement that if the recipient of the award engages in any “detrimental activity” during his employment with us or within the following two years, then any unpaid or unexercised part of the award will be cancelled or otherwise limited. In addition, with respect to any exercised or paid award, we may require the recipient to return to us the excess of the fair market value of the shares subject to the award as of the date of exercise or receipt over the total price paid by the recipient (if any) for the shares. The Board has sole discretion to determine in good faith whether a recipient has engaged in a “detrimental activity.”

Rights as Stockholder, Transferability. Except as otherwise provided in the Plan or the applicable award agreement:

•	a holder of restricted stock has all of the rights of a stockholder with respect to those shares, including the right to vote and receive dividends and other distributions;

•	a holder of performance shares is entitled to dividends declared after the end of the performance period with respect to performance shares that have been earned but not distributed, and the holder has full voting rights with respect to those shares; and

•	a holder of any other award under the Plan generally has no rights as a stockholder with respect to any shares underlying that award before the date of issuance of a certificate for the shares.

Except as provided in the applicable award agreement, unvested, unexercised or unpaid awards are generally not transferable.

Acceleration. Subject to exemption from or compliance with the requirements of Code Section 409A governing nonqualified deferred compensation, the Board may provide in the award agreement for automatic accelerated vesting, lapse of any restrictions and any other rights upon the occurrence of events or conditions as specified in the applicable agreement, like a change in control. A “change of control” is defined in the Plan to include the acquisitions by certain persons or more than 50 percent of our then outstanding shares, certain specified business combinations, certain changes in our Board, or a complete liquidation or dissolution of our Company.

Amendment and Termination of the Plan. The Board may at any time terminate or amend the Plan, as long as the termination or amendment does not adversely affect the rights of any holder of an outstanding award without that holder’s written consent. To the extent required by Section 162(m) of the Code, should the Board decide it is desirable to comply with its provisions, and to the extent otherwise required by law or applicable exchange listing rules, no amendment of the Plan will be effective without stockholder approval. Currently, the following amendments would require stockholder approval:

•	increasing the maximum number of shares which may be used under the Plan (other than increases made to adjust for recapitalization or changes in corporate structure, as described above);

•	extending the term of the Plan;

•	changing any Plan provisions relating to the class of employees who are eligible to receive awards under the Plan; or

•	changing performance measures or the maximum amount that can be paid to an employee upon their attainment, for purposes of Code Section 162(m).

The Board may, without consent of the stockholders or the affected holders, amend outstanding awards and the related agreements in response to changes in law or in any manner that does not adversely affect the holders and is consistent with the terms of the Plan.

In no event may the Board decrease the exercise price of any outstanding option or stock appreciation right without prior stockholder approval.

We may not grant awards under the Plan later than ten years after our stockholders approve the Plan, but the Plan and all awards granted under the Plan before that date will remain in effect until they have been paid or terminated in accordance with their terms.

Miscellaneous Provisions. The Plan also contains other provisions, including provisions concerning the right of the Board to make non-uniform determinations under the Plan and to impose requirements relating to stock exchange, governmental agency or other approvals as conditions to the grant or exercise of awards under the Plan.

Federal Income Tax Consequences

The following is a summary of what we believe to be the likely federal income tax consequences to participants in the Plan who are United States taxpayers from the grant, vesting, exercise or disposition of awards and shares underlying awards. We intend, and this summary assumes, that all awards granted under the Plan either will be exempt from or will comply with the requirements of Section 409A of the Code regarding nonqualified deferred compensation such that its income inclusion and tax penalty provisions will not apply to the participants. The Plan and any awards made under the Plan will be administered consistently with this intent. In any case, a participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a participant in connection with awards (including any taxes and penalties under Section 409A) and we will have no obligation to indemnify or otherwise hold a participant harmless from any such taxes or penalties.

Stock Options and Stock Appreciation Rights

A plan participant will not recognize taxable income for federal income tax purposes upon the grant of a nonqualified stock option, incentive stock option or stock appreciation right, and we will not be entitled to a deduction at that time.

When a participant exercises a nonqualified stock option, he or she will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date he or she exercises the option, over the total exercise price he or she paid for those shares. If the participant later sells shares he or she acquired pursuant to the nonqualified stock option, he or she will recognize either capital gain or loss equal to the difference between the proceeds of the sale of those shares and the fair market value of those shares on the date he or she exercised the option. Under current law, if the shares sold were held for more than one year, then any gain will be taxed at the applicable long-term capital gains rate, which is generally more favorable to individuals than the tax rate applicable to short-term gains and ordinary income.

In the case of an incentive stock option, the participant will not recognize any taxable income when he or she exercises the option. If, more than two years after the date of grant of an incentive stock option and more than one year after the transfer of the shares to the participant, the participant sells or otherwise disposes of shares he or she acquired when he or she exercised the option, the participant will recognize a long-term capital gain or loss on the difference between the proceeds of the sale or disposition and the total exercise price he or she paid for those shares. However, if the participant disposes of the shares sooner, then the portion of any gain equal to the difference between

•	the lower of:

•	the fair market value of the shares on the date of exercise, or

•	the amount realized upon the disposition, and

•	the total exercise price paid for the shares disposed of

will be treated as ordinary income in the year of disposition, and the remainder will be treated as capital gain in that year. Dispositions made before the expiration of these holding periods and which result in this adverse tax treatment are referred to as disqualifying dispositions.

Upon the exercise of a stock appreciation right, the participant recognizes ordinary income equal to the amount by which the fair market value of a share on the exercise date exceeds the exercise price of the stock appreciation right, multiplied by the number of shares with respect to which the participant exercises his or her stock appreciation right. To the extent that the participant receives all or part of this amount in equivalent shares of common stock rather than in cash, his or her basis in those shares will equal their fair market value on the date of their acquisition.

If a participant pays the exercise price of a nonqualified stock option with shares he or she already owns, he or she will recognize no taxable income with respect to those shares and to the same number of the new shares he or she receives. An equal number of the new shares he or she receives will have the same basis and holding period as the shares that he or she surrenders. The fair market value of the number of shares he or she receives in excess of the number of those he or she uses as payment will be included in his or her ordinary income as compensation. In addition, the basis in those excess shares will be their fair market value and the holding period for those shares will begin on the date of their acquisition.

The tax treatment to the participant is generally the same with respect to previously owned shares used to pay the exercise price of an incentive stock option and with respect to an equal number of shares received in exchange. However, the participant will recognize no taxable income on receipt of any excess shares and his or her basis in those shares will be zero.

Nevertheless, if the participant uses shares previously received pursuant to an incentive stock option to pay the exercise price of another incentive stock option prior to the expiration of the holding periods described above, this use will be deemed a disqualifying disposition, resulting in the potentially adverse tax treatment described above.

If an option or stock appreciation right expires before it is exercised, the participant will not be able to recognize a loss.

In addition to the federal income tax consequences described above, the exercise of an incentive stock option may subject a participant to the alternative minimum tax, which is referred to as AMT, imposed on his or her alternative minimum taxable income reduced by an exemption amount. A participant’s AMT income is his or her regular taxable income, plus or minus various “items of adjustment,” and plus various “items of tax preference.” When a participant exercises an incentive stock option, the difference between the fair market value of the shares received and the total exercise price paid for those shares is an item of adjustment for AMT purposes and thus will increase AMT income. However, the participant’s basis in the shares, for purposes of computing the gain or loss on their subsequent disposition that generally must also be included in AMT income in the year of disposition (subject to special rules applicable to disqualifying dispositions), is increased by the amount included in AMT income upon exercise. For 2015, the exemption amount is $83,400 for married persons filing jointly (half that amount for married persons filing separately) and $53,600 for unmarried filers, but the exemption amount is phased out for individuals with higher AMT incomes (over $158,900 for married persons filing jointly; over $79,450 for married persons filing separately; and over $119,200 for unmarried filers).

AMT is payable only to the extent that it exceeds the participant’s regular tax. If a participant is required to pay AMT, the amount of such tax which is attributable to the incentive stock option adjustment is generally allowed as a credit against his or her regular tax liability in subsequent years.

There are no AMT consequences triggered by the exercise of a nonqualified stock option or a stock appreciation right.

Restricted Stock, Restricted Stock Units, Performance Shares, Share Purchase Rights, and Other Stock-Based Awards

The Board intends to make awards under the Plan initially non-transferable and subject to a “substantial risk of forfeiture” within the meaning of the Code. As a result, a plan participant should not be subject to current federal income tax at the time of receipt of restricted stock, restricted stock units, performance shares, share purchase rights or other stock-based awards, or on any base salary, bonus or annual retainer amounts that the participant elects to forego in exchange for restricted stock or restricted stock units. Rather, in the taxable year in which such restrictions lapse with respect to any shares issued to a participant in respect of any of the above awards, or in which unrestricted shares or cash or other property is issued or paid in respect of any such award, the participant will be subject to federal income tax, at ordinary income tax rates, on the amount by which the fair market value of the shares so issued or the cash or other property so paid, determined as of the date on which the restrictions lapse (or the date of issue or payment, in the case of cash or unrestricted shares or other property), exceeds the amount, if any, such participant previously paid for such shares (or the related award).

In the year that a participant subsequently sells shares or other property acquired under the Plan, he or she will realize capital gain (or loss) to the extent that the sales proceeds exceed (or are less than) the fair market value of such shares or other property on the date that their receipt triggered ordinary income tax liability; and the holding period for purposes of determining whether such gain (or loss) as short-term or long-term will commence on that date.

Phantom Stock Units

A holder of phantom stock units will not recognize taxable income for federal income tax purposes upon the award of the units, and we will not be entitled to a deduction at that time.

Upon the conversion of phantom stock units resulting in a payment to the holder of cash or unrestricted shares, the holder will recognize ordinary income in an amount equal to the excess, if any (the “Conversion Gain”), of the aggregate fair market value of the shares underlying the converted units as of the conversion date over the aggregate “award values.” (The “award value” of a unit is the fair market value of a share as of the date of grant of the unit.) To the extent that the holder receives the Conversion Gain in unrestricted shares of equivalent value (rather than in cash), the basis in those shares will equal their fair market value on the date of their acquisition. If the holder receives the Conversion Gain in non-transferable shares subject to a “substantial risk of forfeiture” within the meaning of the Code, however, his or her ordinary income tax liability will be delayed until the first taxable year in which those shares are transferable or are no longer subject to a substantial risk of forfeiture. The ordinary income that the holder will be required to recognize at that time will equal the excess, if any, of the fair market value of those shares over the corresponding “award value,” and his or her basis in those shares will equal their fair market value, in each case determined as of the date that they first become transferable or no longer subject to a substantial risk of forfeiture.

Tax Consequences to Us

Generally, we can deduct for federal income tax purposes only the amount included in a participant’s ordinary income (if any) upon the participant’s exercise of an option or stock appreciation right or upon his or her subsequent disposition of the underlying shares, subject to our compliance with applicable withholding and reporting requirements and subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code. With respect to other awards under the Plan, we likewise will generally be able to deduct for federal income tax purposes the amount included in a participant’s ordinary income as a result of any taxable event with respect to an award, subject to the same limitations. The deduction will be allowed in the taxable year that such amount is includible in the participant’s gross income.

Section 162(m) of the Code generally provides that a company cannot deduct certain compensation in excess of $1 million per year paid to its chief executive officer or any of its four other highest paid executive officers. Section 162(m) provides an exception to the deductibility limit, however, for “qualified performance-based compensation,” if certain requirements are satisfied, including shareholder approval of the material terms under which the compensation is paid. Shareholder approval of the Plan is intended to satisfy the approval requirements of Code Section 162(m) so that awards may continue to be structured to qualify for the performance-based compensation exception to the deductibility limit. The Plan nonetheless permits the making of awards that are not intended to qualify for the exception.

Compensation to employee participants resulting from awards under the Plan constitutes wages for purposes of the Federal Insurance Contributions Act and the Federal Unemployment Tax Act and thus will result in additional tax liability to us, generally with respect to each award at the time that such award is no longer subject to a substantial risk of forfeiture.

Tax Withholding

The Plan provides that we have the right to deduct or withhold from any cash or property payable to a participant under the Plan, or to require the participant to pay to us, an amount sufficient to satisfy any federal, state, local and foreign withholding requirements with respect to any taxable event arising as a result of the Plan, such as payments pursuant to or the lapse of restrictions with respect to awards (including withholding requirements under the Federal Insurance Contributions Act). With respect to withholding required upon the issuance of shares to a participant under the Plan, the participant may meet the withholding requirement by having us, if the Board consents, withhold shares with a fair market value as of the date the withholding obligation is incurred equal to the amount required to be withheld.

Other Requirements and Tax Consequences

This section contains only a summary of the current federal income tax treatment of certain stock-based incentive awards available under the Plan and does not cover all of the special rules and consequences, including rules allowing a participant under certain circumstances to elect to recognize ordinary income upon receipt of an award (and the related consequences), rules relating to participants subject to Section 16(b) of the Exchange Act, or the state, local or foreign income or other tax consequences applicable to transactions involving such awards and the underlying shares.

Interest of Certain Persons in this Proposal

Our executive officers, three of whom are also directors, and our non-employee directors have an interest in the proposal to adopt the Amended and Restated Stock Incentive Plan because each is an eligible participant in awards under the Plan.

Plan Benefits

The Board expects to make an annual grant of a number of restricted shares having a grant date value of $150,000 to each of our non-employee directors following the 2016 annual meeting, as shown in the table below. No other awards are currently under consideration.

Stock Incentive Plan Awards

	Restricted Stock
	Number	Dollar Value(1)
Non-employee directors as a group	20,030	$1,500,648

(1)	These shares are expected to be granted on the date of our 2016 annual stockholders meeting. Therefore, the number of shares to be awarded cannot be determined at this time. The amount of the grants shown in the table is based on our share price on January 4, 2016.

In addition to the awards shown in the table above, our officers, directors and key employees may also participate during fiscal 2016 in our Management Share Purchase Plan. Information about the participation of individual officers and directors in this plan during fiscal 2015 is provided in this Proxy Statement in the section entitled “Executive Compensation.” Information about the participation of groups of participants in fiscal 2015 is below:

Management Share Purchase Plan

Fiscal 2015

	Number of Shares Purchased	Number of Shares Granted in Company Match	Aggregate Grant Date Fair Value of all Shares Acquired
Executive officers as a group	63	14	$5,874
Non-executive employees as a group	11,370	2,749	$1,130,652
Non-employee directors as a group	4,740	1,168	$453,020

The following table shows information about the Stock Incentive Plan as of January 4, 2016, the only plan under which our equity securities are authorized for issuance.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(2)
Equity compensation plans approved by security holders	420,119	159,647
Equity compensation plans not approved by security holders	—	—
Total	420,119	159,647

(1)	This column reflects 146,169 performance shares outstanding at January 4, 2016, that have been earned and that are subject to an additional one year, service-based vesting period ending on October 31, 2016, before they can be issued, and 273,950 unearned performance shares at January 4, 2016, at the maximum level. However, management could not determine that achievement of the applicable performance based criteria is probable for those unearned performance shares.
(2)	This column reflects the 1,140,846 shares of restricted stock granted to participants under the Stock Incentive Plan, the 272,276 shares of restricted stock purchased by or granted to participants under the MSPP provisions of the Stock Incentive Plan, and the 575,657 earned performance shares that have been issued or are expected to be issued under the Stock Incentive Plan, and the 273,950 unearned outstanding performance shares that could be earned as described in footnote (1) above, in each case since the inception of the plan and net of forfeitures, but including shares withheld at the election of the participants to satisfy tax obligations.

Required Vote

In order for the amended and restated plan to be adopted, more votes must be cast in favor of than votes cast against the approval of the amended and restated plan. The Proxyholders named on the accompanying proxy card will vote FOR the proposal unless the stockholder directs otherwise. Abstentions and broker non-votes will not be treated as votes cast FOR or AGAINST the proposal.

The Board of Directors recommends a vote FOR the approval of the Sanderson Farms, Inc. and Affiliates Amended and Restated Stock Incentive Plan.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in 2010, requires that at least every three years, our stockholders have a non-binding advisory vote on our executive compensation, also known as “Say on Pay.” Sanderson Farms’ executive compensation program received substantial stockholder support in our Say on Pay votes held at our 2011, 2014 and 2015 Annual Meetings, and was approved at each meeting, on an advisory basis, by over 95 percent of the votes cast. Our Compensation Committee and Board of Directors believe these votes reflected our stockholders’ strong approval of the compensation decisions made by the Committee for our Named Executive Officers. In 2014, our stockholders voted on an advisory basis, and our Board of Directors determined, to hold a Say on Pay vote every year.

Management is committed to engagement and open dialog with our stockholders and other members of the investment community concerning all aspects of the Company’s business, including our pay practices. The feedback we have received concerning our compensation programs and proxy disclosures has been positive and, following the overwhelming approval by our stockholders of the compensation decisions made by the Committee, the Committee has subsequently reaffirmed the structure of our executive compensation programs.

Executive compensation is an important matter both for us and for our stockholders. The core of Sanderson Farms’ executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2015 compensation of the Named Executive Officers.

We are asking stockholders to vote on the following proposal, which gives you the opportunity to endorse or not endorse our pay program for our Named Executive Officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Exchange Act.

“RESOLVED, that the stockholders of Sanderson Farms, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

For this proposal to be adopted, more votes must be cast in favor of it than votes cast against it. Abstentions and broker non-votes will not be counted as votes cast FOR or AGAINST the proposal.

The Board of Directors recommends that the stockholders vote FOR the proposal to approve the compensation of Sanderson Farms’ Named Executive Officers as disclosed in its proxy statement relating to its 2016 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules.

PROPOSAL NO. 4

INDEPENDENT AUDITORS

Ernst & Young LLP, New Orleans, Louisiana, were the independent auditors for the Company during the fiscal year ended October 31, 2015. A representative of Ernst & Young LLP will be present at the annual meeting. The representative will have the opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to any appropriate questions.

Fees related to services performed for the Company by Ernst & Young LLP that were billed in fiscal years 2014 and 2015 are as follows:

	2014[1]	2015
Audit Fees	$1,124,434	$1,181,701
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$1,124,434	$1,181,701

(1)	Includes $55,814 of Audit Fees related to the fiscal year 2014 audit that were not available for inclusion at the time the proxy statement dated January 15, 2015 was filed.

“Audit Fees” include amounts paid for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q and other regulatory filings and registration statements, including those related to our amended Stock Incentive Plan, and audit procedures performed with respect to the Company’s internal control over financial reporting, as required by Sarbanes-Oxley Act Section 404. “Audit-Related Fees” include fees for the audit of the Company’s benefit plans and accounting consultations related to financial accounting and reporting standards, and “Tax Fees” consists of amounts paid for tax compliance, advice and planning, including advice related to Hurricane Katrina related tax credits and the preparation and filing of required federal and state income and other tax forms. The Audit Committee has considered whether the provision of services by Ernst & Young LLP for the Company other than audit services is compatible with maintaining Ernst & Young LLP’s independence, and has concluded that it is compatible.

The Audit Committee preapproves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent auditor prior to engagement, subject to the de minimus exceptions for non-audit services permitted by the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees of one or more Audit Committee members, including authority to grant preapprovals of audit and non-audit services, provided that any decision of that subcommittee to grant preapproval is presented to the full Audit Committee at its next scheduled meeting. For fiscal 2015, the Audit Committee pre-approved all non-audit services performed by the independent auditors.

The Audit Committee of the Company’s Board of Directors has selected the firm of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2016. Stockholder approval and ratification of this selection is not required by law or by the By-Laws of the Company. Nevertheless, the Board has chosen to submit it to the stockholders for their approval and ratification as a matter of good corporate practice. Of the shares represented and entitled to vote at the annual meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2016, in order for this proposal to be adopted. The Proxyholders named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2016. If more votes are cast AGAINST this proposal than FOR, the Board of Directors will take such decision into consideration in selecting independent auditors for the Company.

The Board of Directors recommends a vote FOR the approval and ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2016.

PROPOSAL NO. 5 – REPORT ON OCCUPATIONAL HEALTH AND SAFETY

The Board of Directors recommends that the stockholders vote AGAINST the following Stockholder Proposal offered by Oxfam America, Inc. (“Oxfam”), 226 Causeway Street, 5th Floor, Boston, MA 02114. Oxfam has notified us that it beneficially owns 39 shares of our common stock. Oxfam’s proposed resolution and supporting statement are reproduced verbatim below from Oxfam’s letter to us dated September 16, 2015. Sanderson Farms takes no responsibility for the accuracy of Oxfam’s statements.

Whereas:

Despite advances in technology, the American poultry industry relies on roughly 250,000 workers to process 8.5 billion chickens annually. Workers remain vital to the industry’s future, yet research demonstrates that poultry workers suffer elevated rates of injury and illness and face obstacles to reporting workplace safety violations. The Department of Labor reports that poultry workers suffer injuries and illnesses at five times the national average, and carpal tunnel syndrome at seven times the national average. Occupational health and safety (OHS), and the need for sustainable improvements, are significant social policy issues.

With 8% U.S. market-share, Sanderson Farms can lead the industry in raising awareness about and driving improvements in OHS. Such improvements can be expected to make employees healthier and more satisfied and committed to the company’s welfare. Conversely, when not managed properly, OHS risks directly impact worker absenteeism, turnover and performance, and also pose substantial regulatory, legal, reputational and financial risks.

Tracking and reporting OHS practices in an environmental, social and governance (ESG) report strengthens Sanderson’s ability to compete in today’s business environment, which is characterized by heightened public expectations for corporate accountability. In 2013, KPMG found that 71% of companies surveyed worldwide publish corporate responsibility reports. Moreover, the UN Principles for Responsible Investment, which has almost 1,400 signatories and $59 trillion of assets under management, routinely uses ESG information when analyzing investment risks and opportunities. Consumers are also increasingly concerned about how their food is produced and are willing to base their purchasing decisions on issues of social responsibility.

While Sanderson publishes a short responsibility report, its report focuses almost entirely on environmental responsibility and improving energy, packaging and water use. Workers and OHS are not mentioned. By preparing annual reports regarding its workforce and occupational safety in its processing plants, Sanderson would, (1) consistent with the adage that “what gets measured gets managed,” strengthen its ability to assess and improve its employees’ working conditions; (2) enable shareholders to understand risks related to an adverse environment; and (3) engrain a long-term culture of dedication to responsible operations.

Resolved:

Shareholders request that the Board of Directors cause Sanderson to publish, by April 1, 2016 and annually thereafter, a report describing the company’s present policies, practices, performance, and improvement targets related to OHS. Among other disclosures, the report should include employee injury causes and rates, incidents of non-compliance with safety and labor laws, remedial actions taken and measures contributing to long-term mitigation and improvements. The report should be publicly released at reasonable cost, omitting proprietary information and other information protected by privacy and other laws, and using a phased, tiered or other reasonable approach.

Supporting Statement:

Annual detailed reporting would: strengthen Sanderson’s ability to assess and improve working conditions for its employees and to lead the industry in addressing a significant social policy issue: enable shareholders to better understand potential regulatory, legal, reputational and financial risks relating to OHS; and enhance shareholder value by improving brand reputation in the consumer market.

BOARD RECOMMENDATION:

Our employees are our most important resource, and we are totally committed to their safety and health. Toward that end, Sanderson Farms has robust safety and health programs designed to reduce work place injuries, promote employee health and train employees to perform their jobs safely. In light of our current safety and health programs and reports, the Board believes that the requested report is an unnecessary and unproductive use of the Company’s time and resources that would not enhance the safety and health of employees.

Sanderson Farms’ Safety and Health Programs

Oxfam America Inc. (“Oxfam”) makes several unsupported statements about rates of injury and illness among employees in the poultry industry generally, and makes unsubstantiated comments about obstacles Oxfam claims employees face in reporting safety violations. The poultry industry has, over the last several decades, focused its energies on preventing workplace injuries and illnesses, especially musculoskeletal disorders like carpal tunnel syndrome. The incidents of occupational injuries and illnesses within the poultry sector’s slaughter and processing workforce has fallen by 80% in the last twenty years, and continues to decline according to the 2013 Injury and Illness Report released by the Department of Labor’s Bureau of Labor Statistics (“BLS”). The poultry processing industry’s injury and illness rate of 4.5 incidents per 100 full-time workers is on par with all manufacturing jobs and is decreasing at a much faster rate than in other sectors. According to BLS data, injury rates suffered by poultry workers in the United States decreased by 54% in the past ten years alone.

With respect to overall employee health, we believe our health benefit plans are among the most comprehensive offered not only in our industry, but by any employer. Our health benefit plans include competitive deductibles and co-pay amounts, flat rate co-pay drug benefits, free basic wellness benefits and special programs for weight loss, smoking cessation and exercise plans. We conduct annual health fairs at each of our locations that include, among other things, free screenings for blood pressure, cholesterol, blood sugar and body mass index. These screenings have aided Sanderson Farms employees in the detection and treatment of serious health issues such as hypertension, diabetes, high cholesterol and obesity. We pay 75% of the cost of health insurance for all of our employees and their families, the rates for which have held steady for the past three years while the cost of similar plans maintained by other employers has significantly increased. The success of these plans is evidenced by the fact we were able to reward plan participants with two months of “premium holidays” during calendar year 2015. We also pay a portion of the cost for all employees who choose to join fitness clubs. On-site diet and nutrition classes are offered free of charge to all employees who seek additional tools for maintaining their health.

Sanderson Farms maintains robust safety and health policies and programs. We have developed and maintain policies, programs, and training on safety and health related topics including, but not limited to, Process Safety Management (PSM), Lockout/Tagout, Hazard Communication, Confined Space Entry, Fire Extinguishers, and Ergonomics to reduce worker injuries and ensure compliance with applicable regulations. Sanderson Farms employs a Certified Safety Professional and an Associate Safety Professional within its Corporate Safety and Health Department to help ensure that these policies and programs are maintained at the highest level. All other members of the Corporate Safety Department are in the process of earning these certifications. Where appropriate, certified, qualified, and competent outside consultants are utilized to help us design and develop comprehensive safety and health policies and programs. Most importantly, senior management within Sanderson Farms has the ultimate responsibility to ensure safety and health policies are followed and carried out on a daily basis.

We also maintain on-site health care providers, ranging from registered nurses to emergency medical technicians, as an effective way to provide first aid and basic treatment for work related incidents. Providing immediate and appropriate treatment for employees who suffer injury or illness while on the job is not only the right thing to do, but makes business sense as well.

Safety and Health Program Oversight

In its proposal, Oxfam implies that occupational health and safety risks at Sanderson Farms are not managed properly. This is simply not true. Qualified and competent consulting ergonomists have been regularly retained by Sanderson Farms since the early 1990’s to help identify and reduce work related injuries and illnesses. Line speeds at our processing plants are significantly below the maximum allowed by applicable regulations and are maintained at lower rates in part to reduce employee stress and injuries. Since 1973, the first year Occupational Safety and Health Administration (“OSHA”) rates were maintained, OSHA injury rates at Sanderson Farms have been reduced by 89 percent. From 1995 to 2015, OSHA rates at fully producing Sanderson Farms facilities decreased 60 percent. Sanderson Farms maintains the robust safety and health programs described above that are designed to reduce worker injuries. Such policies and programs are reviewed and monitored by the President’s Safety

Committee, which is comprised of the Company president and COO, along with employees and management team members. This committee meets quarterly to review our safety and health record and to identify additional steps that can be taken to improve employee safety. Compliance with Company safety policies and programs is required as a condition of employment, and our safety managers routinely audit such compliance. Employees are routinely trained on how to report illnesses and injuries, and no employee has ever been disciplined for reporting an injury or illness. Disciplining an employee for reporting an injury or illness would violate Company policy and any employee who does so would be subject to discipline up to and including discharge.

Reporting on Safety and Health Programs

Oxfam’s proposal would require our Board to include in an annual published report employee injury causes and rates, incidence of non-compliance with safety and labor laws and remedial actions taken, and measures contributing to long term litigation and improvements.

Currently, injury and illness data are provided to employees and reviewed by Sanderson Farms’ management team to ensure that its safety programs are effective. Sanderson Farms is required to maintain injury and illness data as part of compliance with OSHA regulations. Employees and certified bargaining representatives are permitted access to OSHA logs so that the people most interested in safety issues at the Company—our employees—are allowed to see what injuries occur, where they occur and overall injury rates. In addition, Sanderson Farms is required by OSHA regulations to post annual injury and illness summaries so that all employees have access to this data. Further, OSHA records are reviewed by OSHA every time it conducts an inspection of a Sanderson Farms facility. Sanderson Farms has never received a citation from OSHA for a violation of OSHA record keeping regulations. Employees and management, which are the constituencies most concerned about safety conditions at the Company, have ready access to the information and data necessary to determine the effectiveness of our safety programs. Those constituencies are also in the best position to influence our safety record by implementing policies and programs through our President’s Safety Committee.

Oxfam’s proposal that we list violations of safety and labor laws in an annual report is redundant, as this data is already publicly available. For instance, a company’s history of OSHA citations is readily available on OSHA’s website, even when those citations are unsubstantiated and are later deemed to be without merit. Additionally, any actions taken by government agencies (e.g. Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), U.S. Department of Labor (“DOL”) or State counterpart agencies) related to compliance with safety and labor laws are readily available by making requests to the appropriate government agencies through State or Federal public information disclosure laws. Some of this information is available on the DOL’s Data Enforcement website, the NLRB’s website, or the EEOC’s website. Shareholders, regulators, employees and consumers already have access to Sanderson Farms’ record of compliance with safety and labor laws, and therefore have adequate information to form an opinion regarding the potential regulatory, legal, reputational and financial risks relating to employee safety issues.

Oxfam argues that detailed reporting of this data would strengthen our ability to assess and improve worker conditions for our employees. As noted above, the constituencies most interested in reducing injury rates already have access to this information and information is already publically available. Because access to this information is already open, we have been able to determine new ways to improve the safety and health of our employees. This, in turn, has allowed our processing plants that operate at full capacity to decrease injury rates by 27% between 2012 and 2015. Redundant annual reporting regarding safety issues would serve no legitimate business purpose and would do nothing to enhance the safety and health of employees.

Because we believe publication of a report consistent with Oxfam’s proposal would result in an unnecessary and unproductive use of the Company’s time and resources, and would not enhance the safety and health of employees, the Board recommends that the stockholders vote AGAINST this shareholder proposal.

PROPOSAL NO. 6 – WATER STEWARDSHIP POLICY

The Board of Directors recommends that the stockholders vote AGAINST the following Stockholder Proposal offered by Calvert Investments (“Calvert”), 4550 Montgomery Avenue, Bethesda, MD 20814. Calvert has notified us that it beneficially owns 1,730 shares of our common stock. Calvert’s proposed resolution and supporting statement are reproduced verbatim below from Calvert’s letter to us dated September 16, 2015. Sanderson Farms takes no responsibility for the accuracy of Calvert’s statements.

Whereas, Sanderson Farms is exposed to environmental, reputational, and financial risk associated with water pollution from its direct operations, including poultry processing, hatcheries, feed mills, contract farms, and suppliers.

Water is a critical resource for Sanderson Farms’ direct operations, the production of feed inputs. the safety of food produced, and safeguarding the communities in which Sanderson Farms operates. Developing and implementing a water stewardship policy across its interests will help to ensure that this critical resource is protected.

Whereas, Sanderson Farms’ processing plants produce wastewater that is either directly discharged under permit into surface water or is sprayed on fields, presenting a threat to groundwater and surface water. This wastewater contains chemicals deemed toxic by the U.S. Environmental Protection Agency (EPA). Wastewater from company processing plants is discharged directly into surface waters. The EPA has issued numerous notices of violation to Sanderson Farms for inadequately treating its wastewater.

Whereas, a substantial amount of waste is created by the contract poultry farms supplying Sanderson Farms’ processing facility. The amount of waste produced at Sanderson Farms’ contract chicken farms creates a very real threat of pollution due to excess nutrients, bacteria, including antibiotic resistant bacteria and pathogens, and pharmaceutical residue.

Whereas, in January of 2015, a federal judge ruled that groundwater pollution from manure from livestock facilities posed an imminent and substantial endangerment to the environment and people who drink the water. The federal court rule that improperly managed manure is solid waste and should be treated as such. This waste is collected and stored in large, uncovered piles from which these pollutants can run off into neighboring streams, endangering the environment, public health and public water supplies.

Whereas, Sanderson Farms’ Corporate Responsibility Program does not adequately address water quality concerns. Nor does the company provide the metrics and transparency necessary to enable shareholders to assess environmental performance and consequences, including civil and administrative penalties and negative publicity, associated with regulatory non-compliance.

Resolved:

Shareholders request the Board of Directors adopt and implement a water stewardship policy designed to reduce risks of water contamination at Sanderson Farms’ owned facilities, facilities under contract to Sanderson Farms, and its suppliers.

Supporting Statement:

The water stewardship policy could be added to the existing Corporate Responsibility Program. The policy should:

•	Encourage leading practices for nutrient management and pollutant limits in its direct operations, contract Farms, and suppliers and provide financial and technical support to help implement the water stewardship policy;

•	Develop and implement robust and transparent measures to prevent any and all water pollution incidents;

•	Develop and implement specific time-hound goals to ensure conformance with the water stewardship policy; and

•	Develop and implement a transparent mechanism to regularly disclose progress on adoption and implementation of the water stewardship policy.

BOARD RECOMMENDATION:

In light of Sanderson Farms’ demonstrated efforts, accomplishments and commitment to environmental sustainability, including those related to water conservation and quality, the Board believes our present policies and procedures appropriately and adequately address the concerns raised in the proposal. We believe the adoption and implementation of a water stewardship policy is unnecessary, duplicative of our current policies and procedures, and would impose additional costs on the Company that will not create value either for our shareholders or the communities in which we operate.

Corporate Responsibility and Water Resources

Sanderson Farms is committed to managing its operations efficiently, while at the same time protecting our vital resources and minimizing our impact on the environment. Responsible leadership and responsible choices have been key drivers of our continued growth and progress, and will continue to drive our future business decisions.

In 2010, we formally launched the Sanderson Farms’ Corporate Responsibility Program to focus more deliberately on our environmental and cost efficiency goals. The Corporate Responsibility Program governs all business activities of Sanderson Farms, with the objective of engaging all of our employees in incorporating sustainability thinking and practices into their everyday work. The program is also designed to promote Company innovation in an environmentally responsible way. We are committed to responsible stewardship of the environment, and we continually strive to optimize the efficiency of our operations, to minimize our energy and water use, to reduce waste, and to reuse materials where possible.

We understand the importance of water to our business, our customers and the communities in which we operate. Water helps ensure the cleanliness of our facilities and safety of our products, which are critical to our successful operations. Accordingly, we understand the importance of, and believe we have an inherent responsibility to, protect water quality, particularly in and around our facilities.

We are proud of the water conservation measures that we have put in place. As indicated in our 2014 Corporate Responsibility Report, we have successfully reduced our water usage from approximately 4,081 million gallons for the year ended October 31, 2008 to 3,155 million gallons for the year ended October 31, 2014. We achieved this reduction in water usage while actually increasing production at our plants by 25% over the same period of time. We believe that we have optimized our water usage to obtain the maximum possible safety of our products. Although our water usage may be higher per bird than some of our competitors, our water usage allows us to test for pathogens, including salmonella, several times per shift. As a result, the pathogen rates in our finished products are among the very lowest in our industry.

Sanderson Farms’ Water Treatment and Safety Programs

As of October 31, 2015, our chicken operations encompassed 9 hatcheries, 8 feed mills and 11 processing plants. Each of the facilities is operated in accordance with site-specific permit requirements established by local and state authorities governing environmental quality, including specific discharge limits for waste, water quality, water runoff and waste storage. We proactively monitor compliance with our permitting requirements and are also required to submit water quality data to governing authorities on a monthly basis. Our shareholders, communities, consumers and our customers already have access to adequate information to allow them to evaluate the environmental impact of our water use and all risks associated with such use, since our compliance with applicable laws, rules, regulations and permits is a matter of public record.

Furthermore, Calvert’s assertions that the United States Environmental Protection Agency (“EPA”) has issued “numerous” notices of violations to Sanderson Farms for inadequately treating its waste water is simply not true. During our 67 years in business, we have never received a notice of violation from the EPA for inadequate treatment of waste water.

We believe our waste water treatment facilities and treatment processes are among the most advanced in the poultry industry. Our waste water treatment facilities at our new plants in Georgia, North Carolina and now Palestine, Texas, include state-of-the art spray field systems that have received numerous awards from several waste water treatment and environmental organizations. Waste water treatment facilities at our Moultrie, Georgia processing plant have received the U. S. Poultry & Egg Clean Water Award twice, as well as receiving the Georgia Association of Water Professionals Award for Outstanding Operations by an Industrial Land Application System three times. Our McComb, Mississippi, waste water treatment system has received the Mississippi Water Environment Association’s award for outstanding operations by a waste water treatment facility and a U.S. Poultry

& Egg award for clean water by a full treatment plant. The Brazos Valley Water Conservation District has awarded the Bryan, Texas, processing plant with the Industrial Groundwater Conservationist Award. The waste water treatment facility associated with our Kinston, North Carolina, facility has received a U.S. Poultry & Egg Clean Water Award for full treatment plants.

Relationships that Foster Water Quality

We also demand responsible and efficient water stewardship from our industry partners. As of October 31, 2015, we had contracts with operators of approximately 900 breeder and grow-out farms that provide us with housing capacity for and raise our flocks. While these contract producers are independent contractors responsible for their own farms and for day-to-day compliance with applicable environmental rules and regulations, we require that our contract farms comply with all local, state, and federal environmental regulations applicable to their operations. Our contracts with independent contract producers specifically provide that failure to comply with applicable laws, rules and government regulations, including environmental related laws, will result in immediate termination of the contract.

Furthermore, all of our independent farms are required to have a waste and nutrient management plan that has been approved by state regulators before we enter into a contract with the farm. These plans are designed to manage and monitor animal waste generated by the farms in a manner that complies with law, prevents or minimizes degradation of soil, water, air, plant and animal resources and protects public health and safety. In some cases, they are also designed to preclude discharge of pollutants to surface water from a 250 year, 24-hour storm event and to recycle waste though soil and crops to the fullest extent possible. Moreover, we are not aware of any court judgments or regulatory rulings finding that our live bird operations pose a danger to the environment or neighboring water sources.

Because we believe the adoption and implementation of another policy is unnecessary, duplicative of our current policies and procedures and would place additional costs on the Company that will not produce value either for our shareholders or the communities in which we operate, the Board recommends that the stockholders vote AGAINST this shareholder proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters likely to be brought before the annual meeting other than those set forth in the Notice of the Meeting and matters incident to the conduct of the meeting, such as the approval of the minutes of the prior year’s annual meeting of stockholders (which is not intended to constitute action on the matters recorded in the minutes). If other matters properly come before the Meeting, and with respect to matters incident to the conduct of the meeting, each proxy will be voted in accordance with the discretion of the Proxyholders named therein.

STOCKHOLDER PROPOSALS

Procedure

The Company’s By-Laws provide that stockholders may nominate individuals for election as directors or propose any other business from the floor at any annual meeting of stockholders. In addition, stockholders may nominate persons for election as directors at any special meeting of stockholders held for that purpose. In each case, stockholder nominations or proposals may be made only if timely written notice has been given to the Secretary of the Company. To be timely, such notice must be received at the principal office of the Company as follows:

For annual meetings:

•	no earlier than the close of business on the 120th day and no later than the close of business on the 90th day before the first anniversary of the previous year’s annual meeting.

•	However, if the date of the annual meeting is more than 30 days before or more than 60 days later than that anniversary date, no earlier than the close of business on the 120th day before the meeting date and no later than the close of business on the later of:

•	the 90th day before the meeting date, or

•	if the first public announcement of the meeting date is less than 100 days before the meeting date, the 15th day following that public announcement.

For special meetings:

•	no earlier than the close of business on the 120th day before the meeting date and no later than the close of business on the later of:

•	the 90th day before the meeting date, or

•	if the first public announcement of the meeting date is less than 100 days before the meeting date, the 15th day following that public announcement.

The By-Laws specify what such notices must include.

2017 Annual Meeting

A stockholder who intends to present a proposal, which relates to a proper subject for stockholder action, at the 2017 annual meeting of stockholders and who wishes such proposal to be considered for inclusion in the Company’s proxy materials for such meeting must cause such proposal to be received, in proper form and in compliance with Rule 14a-8 under the Exchange Act, at the Company’s principal executive offices no later than September 16, 2016. Any such proposals, as well as any questions relating thereto, should be directed to the Company to the attention of its Chief Financial Officer. Any proposal submitted after September 16, 2016 shall be considered untimely and will not be considered for inclusion in the Company’s proxy material for the 2017 annual meeting.

METHODS AND COST OF SOLICITING PROXIES

The proxy card enclosed with this Proxy Statement is solicited by and on behalf of the Board of Directors of the Company. Certain of our officers may also solicit proxies, without additional compensation, personally or by telephone or facsimile. In addition to solicitation of stockholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their customers, and the Company will reimburse them for their mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies, but we do not currently expect that the cost of any such services will be significant. Whether or not you expect to be present at the annual meeting, please sign, date and return the enclosed proxy card promptly. No postage is necessary if mailed in the United States. The cost of solicitation, including the preparation, printing and mailing, is being paid by the Company.

ADDITIONAL INFORMATION AVAILABLE

A copy of the Company’s 2015 Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission, including the financial statements and schedules thereto, is included as part of the Annual Report to Shareholders enclosed herewith.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Timothy F. Rigney
Secretary

Dated: January 14, 2016

APPENDIX A

SANDERSON FARMS, INC. AND AFFILIATES

STOCK INCENTIVE PLAN

(Amended and Restated as of February 11, 2016)

Table of Contents

ARTICLE 1 — GENERAL PROVISIONS	A-4

1.1 Establishment and Purposes of Plan	A-4
1.2 Types of Awards	A-4
1.3 Effective Date	A-4

ARTICLE 2 — DEFINITIONS	A-4

ARTICLE 3 — ADMINISTRATION	A-6

3.1 General	A-6
3.2 Authority of the Board	A-7
3.3 Delegation of Authority	A-7
3.4 Award Agreements	A-7
3.5 Indemnification	A-7

ARTICLE 4 — SHARES SUBJECT TO THE PLAN	A-7

4.1 Number of Shares	A-7
4.2 Individual Limits	A-8
4.3 Adjustment of Shares	A-8

ARTICLE 5 — STOCK OPTIONS	A-9

5.1 Grant of Options	A-9
5.2 Agreement	A-9
5.3 Option Price	A-9
5.4 Duration of Options	A-9
5.5 Exercise of Options	A-9
5.6 Payment	A-9
5.7 Nontransferability of Options	A-9
5.8 Special Rules for ISOs	A-9

ARTICLE 6 — STOCK APPRECIATION RIGHTS	A-10

6.1 Grant of SARs	A-10
6.2 Tandem SARs	A-10
6.3 Payment	A-10
6.4 Exercise of SARs	A-10

ARTICLE 7 — RESTRICTED STOCK	A-10

7.1 Grant of Restricted Stock	A-10
7.2 Restricted Stock Agreement	A-10
7.3 Nontransferability	A-10
7.4 Certificates	A-10
7.5 Dividends and Other Distributions	A-10
7.6 Restricted Stock Units (or RSUs)	A-11

ARTICLE 8 — PERFORMANCE SHARES	A-11

8.1 Grant of Performance Shares	A-11
8.2 Performance Share Agreement	A-11
8.3 Earning of Performance Shares	A-11
8.4 Form and Timing of Payment of Performance Shares	A-11
8.5 Nontransferability	A-11

ARTICLE 9 — PHANTOM STOCK UNITS	A-12

9.1 Grant of Phantom Stock Units	A-12
9.2 Phantom Stock Agreement	A-12
9.3 Amount, Form and Timing of Payment	A-12
9.4 Nontransferability of Award	A-12

ARTICLE 10 — OTHER STOCK-BASED AWARDS	A-12

10.1 Terms of Other Stock-Based Awards	A-12
10.2 Dividend Equivalents	A-12
10.3 Nontransferability of Award	A-12

ARTICLE 11 — MANAGEMENT SHARE PURCHASE PLAN	A-12

11.1 Share Purchase Rights	A-12
11.2 Share Purchase Agreement	A-12
11.3 Repurchase Option	A-13
11.4 Transferability	A-13

ARTICLE 12 — PERFORMANCE MEASURES	A-14

ARTICLE 13 — BENEFICIARY DESIGNATION	A-14

ARTICLE 14 — DEFERRALS	A-14

ARTICLE 15 — WITHHOLDING	A-14

15.1 Tax Withholding	A-14
15.2 Share Withholding	A-15

ARTICLE 16 — FOREIGN EMPLOYEES	A-15

ARTICLE 17 — AMENDMENT AND TERMINATION	A-15

17.1 Amendment of Plan	A-15
17.2 Amendment of Award Agreement	A-15
17.3 Termination of Plan	A-15
17.4 Cancellation of Awards	A-15
17.5 Adjustments Upon Change in Control and Other Events	A-16

ARTICLE 18 — MISCELLANEOUS PROVISIONS	A-16

18.1 Restrictions on Shares	A-16
18.2 Rights of a Stockholder	A-16
18.3 No Implied Rights	A-16
18.4 Non-Uniform Determinations	A-16
18.5 Compliance with Laws	A-16
18.6 Successors	A-16
18.7 Tax Elections	A-17
18.8 Legal Construction	A-17
18.9 Plan Year	A-17

SANDERSON FARMS, INC. AND AFFILIATES

STOCK INCENTIVE PLAN

(Amended and Restated as of February 11, 2016)

ARTICLE 1 — GENERAL PROVISIONS

1.1 Establishment and Purposes of Plan. Sanderson Farms, Inc., a Mississippi corporation (together with its affiliates and subsidiaries, the “Company”), hereby amends and restates its stock incentive plan known as the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (the “Plan”), which was approved by the Company’s shareholders on February 17, 2011, and thereafter adopted by the Board on the same date, as set forth in this document. The objectives of the Plan are: (a) to align closely the long-term financial interests of the management of the Company with the stockholders by reinforcing the relationship between Eligible Participants’ rewards and stockholder gains; (b) to provide management with an equity ownership in the Company commensurate with Company performance, as reflected in increased stockholder value; (c) to attract, motivate and retain key employees and non-employee directors by maintaining competitive compensation levels; and (d) to provide an incentive to management for continuous employment with or service to the Company.

1.2 Types of Awards. Awards under the Plan may be made to Eligible Participants who are employees (including Directors who are also employees) in the form of (a) Incentive Stock Options, (b) Nonqualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Stock, (e) Restricted Stock Units, (f) Performance Shares, (g) Phantom Stock Units, (h) Share Purchase Rights, (i) Other Stock-Based Awards, or any combination of the foregoing. Awards under the Plan may be made to Eligible Participants who are Directors in the form of (i) Nonqualified Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Restricted Stock Units, (v) Phantom Stock Units, (vi) Share Purchase Rights, (vii) Other Stock-Based Awards, or any combination of the foregoing.

1.3 Effective Date. The Plan, as amended and restated hereby, shall be effective on the date that it is approved by the holders of a majority of the Company’s Shares present in person or by proxy and voting at a duly called meeting of the stockholders and adopted by a majority of the Board at a duly called meeting of the Board following such stockholders’ meeting (the “Effective Date”).

ARTICLE 2 — DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1 “Agreement” means the written agreement evidencing an Award granted to the Participant under the Plan.

2.2 “Applicable Law” means the laws, rules and regulations relating to the administration of stock option plans and other stock incentive plans under Mississippi law relating to corporations, applicable federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws, rules and regulations of any country or jurisdiction where Awards are granted under the Plan.

2.3 “Award” means an award granted to a Participant under the Plan that is an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Phantom Stock Unit, Share Purchase Right, Other Stock-Based Award, or a combination of these.

2.4 “Board” means the Board of Directors of the Company, or, to the extent of any authority delegated to a Committee pursuant to Article 3, the Committee.

2.5 “Cause” means, unless provided otherwise in the Agreement, the “Causes for Discharge” set forth in the Company’s employee handbook, as it may be amended from time to time. The existence of “Cause” shall be determined by the Board.

2.6 “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a) The acquisition (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50 percent of the then outstanding shares of common stock of the Company; or

(b) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the consummation of the acquisition by the Company of assets of another corporation (each of the foregoing, a “Business Combination”), in each case, unless, following such Business Combination, the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving or resulting from such Business Combination (or of a corporation which as a result of such transaction controls the Company or owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the common stock of the Company; or

(c) individuals who, as of the close of business on February 11, 2016, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.8 “Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer this Plan pursuant to Article 3.

2.9 “Company” means Sanderson Farms, Inc., a Mississippi corporation, and its affiliates and subsidiaries, and their respective successors and assigns.

2.10 “Director” means any individual who is a member of the Board of Directors of the Company; provided, however, that any Director who is employed by the Company or any other Employer shall also be considered an employee for purposes of the Plan.

2.11 “Disability” (a) in the case of Incentive Stock Options, means permanent and total disability as defined under Section 22(e)(3) of the Code, and (b) in all other cases, has such meaning as determined by the Board from time to time.

2.12 “Effective Date” shall have the meaning ascribed to such term in Section 1.3 hereof.

2.13 “Eligible Participant” means Directors and the executive officers and other key employees (including employees who are also Directors) of the Company who occupy responsible managerial and professional positions and who have the capability of making substantial contributions to the success of the Company.

2.14 “Employer” means the Company and any entity during any period that it is a “parent corporation” or a “subsidiary corporation” with respect to the Company within the meaning of Code Sections 424(e) and 424(f). With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, Sanderson Farms, Inc. shall be authorized to act on behalf of all other entities included within the definition of “Employer.”

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.16 “Fair Market Value” means, as of any date, the value of a Share, as determined in good faith by the Board, as follows:

(a) if the Share shall then be listed on a national securities exchange (including the Nasdaq Global Select Market), the last sale price reported for the Share on the principal national exchange on which such Share is sold on such date; or, if no sale was reported on such date, the average of the closing bid and asked prices on the principal national securities exchange (including the Nasdaq Global Select Market) on which the Share is listed or admitted to trading; or, if such exchange is closed on such date, the last sales price reported for the Company’s Shares on the last preceding day on which the principal national exchange on which the such Share is sold was open, and if no sale of the Company’s Shares was reported on such preceding day, then the average of the closing bid and asked prices of the Share on such preceding day;

(b) if the Share is not listed on the Nasdaq Global Select Market nor listed or admitted to trading on another national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market, on such date;

(c) If (a) and (b) do not apply, on the basis of the good faith determination of the Board in its discretion.

2.17 “Incentive Stock Option” or “ISO” means an Option granted to an Eligible Participant under Article 5 of the Plan which is intended to meet the requirements of Section 422 of the Code.

2.18 “Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.19 “Named Executive Officer” means an Eligible Participant who is a member of the group of “covered employees” as defined in the regulations promulgated or other guidance issued under Code Section 162(m), as determined by the Board.

2.20 “Nonqualified Stock Option” or “NQSO” means an Option granted to an Eligible Participant under Article 5 of the Plan which is not intended to meet, or does not meet, the requirements of Section 422 of the Code.

2.21 “Option” means an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.

2.22 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.23 “Other Stock-Based Award” means an Award granted pursuant to Article 10 of the Plan that is paid with, valued in whole or in part by reference to, or is otherwise based on Shares.

2.24 “Participant” means an Eligible Participant to whom an Award has been granted.

2.25 “Permitted Transferee” means any member of the immediate family of the Participant (i.e., spouse, children, and grandchildren), any trust for the benefit of such family members or any partnership whose only partners are such family members.

2.26 “Performance Share” means an Award under Article 8 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Board shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such performance objectives during the relevant performance period as the Board shall establish at the time of such Award or thereafter, but not later than the time permitted by Code Section 162(m) in the case of a Named Executive Officer, unless the Board determines not to comply with Code Section 162(m).

2.27 “Phantom Stock Unit” means an Award granted pursuant to Article 9 of the Plan.

2.28 “Plan” means the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, as originally adopted and as amended hereby and as it may be further amended from time to time.

2.29 “Prior Plan” shall have the meaning ascribed to such term in Section 4.1 hereof.

2.30 “Restricted Stock” means an Award of Shares under Article 7 of the Plan, which Shares are issued with such restriction(s) as the Board, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Shares, to sell, transfer, pledge or assign such Shares, to vote such Shares, and/or to receive any cash dividends with respect to such Shares, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Board may deem appropriate.

2.31 “Restricted Stock Unit” or “RSU” means a right granted under Article 7 of the Plan to receive a number of Shares or a cash payment for each such Share equal to the Fair Market Value of a Share on a specified date.

2.32 “Restriction Period” means the period commencing on the date an Award of Restricted Stock or Restricted Stock Units is granted and ending on such date as the Board shall determine.

2.33 “Secretary” means the Secretary of the United States Department of the Treasury.

2.34 “Share” means one share of common stock, par value $1.00 per share, of the Company, and as such Share may be adjusted pursuant to the provisions of Section 4.3 of the Plan.

2.35 “Share Purchase Right” means an Award granted pursuant to Article 11 of the Plan.

2.36 “Stock Appreciation Right” or “SAR” means an Award granted under Article 6 which provides for an amount payable in Shares and/or cash, as determined by the Board, equal to the excess of the Fair Market Value of a Share on the day the Stock Appreciation Right is exercised over the specified exercise price.

2.37 “Tandem SAR” means an SAR granted in connection with an Option.

ARTICLE 3 — ADMINISTRATION

3.1 General. This Plan shall be administered by the Board. The Board may by resolution delegate some or all of its authority under the Plan to a committee of the Board consisting of two or more Directors, each of whom qualifies as (a) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (b) an “outside director” within the meaning of Code Section 162(m).

3.2 Authority of the Board.

(a) The Board shall have the right to interpret, construe and administer the Plan and Awards granted pursuant to the Plan, to select the Eligible Participants who are to receive an Award from time to time, and to act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the Award, including without limitation, the determination of the number of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Phantom Stock Units, Share Purchase Rights or Other Stock-Based Awards subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan. The Board may adopt, amend and rescind such rules, regulations and procedures for the administration of this Plan as it deems appropriate.

(b) Subject to Article 17 of the Plan, the Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect.

(c) If the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Board may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(d) The Board shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by a Participant. Without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan or a “separation from service” within the meaning of Section 409A(a)(2) of the Code, and (ii) the impact, if any, of any such leave of absence on Awards under the Plan theretofore made to any Participant who takes a leave of absence.

(e) All acts, determinations and decisions of the Board made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be in the Board’s sole discretion and shall be conclusive, final and binding upon all parties, including the Company, its stockholders, Participants, Eligible Participants and their estates, beneficiaries and successors.

3.3 Delegation of Authority. The Board may, at any time and from time to time, delegate to one or more persons or committees any or all of its authority under Section 3.2, to the full extent permitted by Applicable Law.

3.4 Award Agreements. Each Award granted under the Plan shall be evidenced by a written Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Board, including without limitation provisions related to the consequences of termination of employment. A copy of such document shall be provided to the Participant and the Board may, but need not, require that the Participant sign a copy of the Agreement.

3.5 Indemnification. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Board or Committee shall be indemnified by the Company against reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by legal counsel selected by the Company, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Board or Committee member has been grossly negligent or engaged in willful misconduct in the performance of his duties; provided, that within sixty (60) days after institution of any such action, suit or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

ARTICLE 4 — SHARES SUBJECT TO THE PLAN

4.1 Number of Shares.

(a) No further grants may be made under the Sanderson Farms, Inc. and Affiliates Stock Option Plan (as amended and restated as of February 28, 2002) (the “Prior Plan”), but awards made under the Prior Plan shall remain outstanding in accordance with their terms and the terms of the Prior Plan and Shares issued or reserved for issuance pursuant to outstanding awards under the Prior Plan shall count against the number of Shares otherwise available for issuance under the Plan. Subject to adjustment as provided in (b) below and in Section 4.3, the aggregate number of Shares which are available for issuance pursuant to all Awards under the Plan and awards under the Prior Plan (including Shares that are already issued or reserved for issuance) is 4,200,000 Shares (2,250,000 of which were approved by stockholders in 2005, 1,250,000 of which were approved by stockholders in 2011, and 700,000 of which will be added subject to approval by stockholders in 2016). Not more than 2,112,500 of the Shares issued under the Plan may be granted in the form of Restricted Stock (unless based on the achievement of Performance Measures). The aggregate number of Incentive Stock Options that may be issued under the Plan and the Prior Plan is 2,250,000. Such Shares shall be made available from Shares currently authorized but unissued or to the extent permitted by Applicable Law, from Shares acquired by the Company for the purposes set forth herein.

(b) The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

(i) All the Shares issued upon exercise of an Option (including the Shares, if any, withheld for tax withholding requirements) shall be counted as used when cash is used as full payment for such Shares.

(ii) Only the Shares issued (including the Shares, if any, withheld for tax withholding requirements) as a result of exercise of a Stock Appreciation Right shall be counted as used.

(iii) Only the net Shares issued (including the Shares, if any, withheld for tax withholding requirements) shall be counted as used when Shares are used as full or partial payment for Shares issued upon exercise of an Option.

(iv) Shares tendered (either by actual delivery or attestation) by a Participant as payment for Shares issued upon exercise of an Option shall be available for subsequent issuance under the Plan if the Shares tendered were acquired by earlier exercise of an Option.

(v) Shares issued and withheld by the Company to satisfy the Participant’s tax withholding obligation with respect to any Award shall be counted as used.

(vi) Shares subject to an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. Therefore, Shares reserved for issuance with respect to Awards that expire or are forfeited or canceled prior to issuance or are settled without the delivery of Shares, or with respect to which the performance terms are not met, shall again be available for issuance pursuant to another Award under the Plan. Also, if for any reason any Shares subject to an Award under the Plan or the Prior Plan are issued but are reacquired by the Company, for reasons including, but not limited to, a forfeiture or repurchase of Restricted Stock or other Award (“Returned Shares”), such Returned Shares shall again be available for issuance pursuant to another Award under the Plan.

(vii) The Board shall reserve one Share for each Restricted Stock Unit, Phantom Stock Unit or Other Stock-Based Award awarded that may be settled in Shares. The Board shall reserve Shares to allow for issuance of the maximum number of Shares that may be awarded under an Agreement with respect to Performance Shares. Any such Awards that may not be settled in Shares shall not require a reserve.

(viii) The Board shall reserve one Share for each Share subject to an Option or a Stock Appreciation Right that may be settled in Shares. Stock Appreciation Rights that may not be settled in Shares shall not require a reserve. In addition, if a Stock Appreciation Right is granted in connection with an Option and the exercise of the Stock Appreciation Right results in the termination of the Option, the reserved Shares that otherwise would have been issued upon the exercise of such related Option will again be available for issuance pursuant to another Award under the Plan.

4.2 Individual Limits. Except to the extent the Board determines that an Award to a Named Executive Officer shall not comply with the performance-based compensation provisions of Code Section 162(m), the following rules shall apply to Awards under the Plan:

(a) Options and SARs. The maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted in any one calendar year to any one Participant shall be 500,000.

(b) Other Awards. The maximum number of Shares of Restricted Stock, Performance Shares or Shares subject to Restricted Stock Units, Phantom Stock Units, Share Purchase Rights or Other Stock-Based Awards (or their equivalent value in cash, Shares or other property) that may be granted pursuant to Awards in any one calendar year to any one Participant shall be the higher of (i) 200,000 and (ii) the number of Shares obtained by dividing 5,000,000 by the fair market value of a Share on the respective dates of grant.

4.3 Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to stockholders (other than a cash dividend) results in the outstanding Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then appropriate adjustments shall be made by the Board to the following in order to preserve, but not to increase, the benefits intended to be provided to the Participants:

(a) the limitations on the aggregate number of Shares that may be awarded as set forth in Section 4.1, including, without limitation, with respect to Incentive Stock Options;

(b) the limitations on the aggregate number of Shares that may be awarded to any one single Participant as set forth in Section 4.2;

(c) the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

(d) the Option Price under outstanding Options and the number of Shares to be transferred in settlement of outstanding Stock Appreciation Rights; and

(e) the terms, conditions or restrictions of any Award and Agreement, including the price payable for the acquisition of Shares; provided, however, that all such adjustments made in respect of each Incentive Stock Option shall be accomplished so that such Option shall continue to be an incentive stock option within the meaning of Code Section 422.

ARTICLE 5 — STOCK OPTIONS

5.1 Grant of Options. Options may be granted to Eligible Participants in such amounts and upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board. The Board shall have sole discretion in determining the number of Shares subject to Options granted to each Participant. The Board may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that only an Employee may be granted ISOs.

5.2 Agreement. Each Option shall be evidenced by an Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains and such other provisions as the Board shall determine in its sole discretion. The Option Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated as an ISO or that fails to meet the requirements of Section 422 of the Code (even if designated as an ISO) shall be an NQSO.

5.3 Option Price. The Option Price for each grant of an Option shall not be less than 100 percent of the Fair Market Value of a Share on the date the Option is granted.

5.4 Duration of Options. Each Option shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth anniversary of its grant date.

5.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, including conditions related to the employment of or provision of services by the Participant with the Company or any Employer, which need not be the same for each grant or for each Participant. The exercise of any Option shall cancel a Tandem SAR, if any, proportionate in amount to the number of Shares purchased pursuant to the exercise of the Option.

5.6 Payment. Except as otherwise provided in the applicable Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full, either: (a) in cash, (b) cash equivalent approved by the Board, (c) if approved by the Board, by tendering previously acquired Shares (or delivering a certification or attestation of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the tendered Shares must have been held by the Participant for any period required by the Board), or (d) by a combination of (a), (b) and (c). The Board also may allow cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan’s purpose and Applicable Law.

5.7 Nontransferability of Options.

(a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or by his guardian or legal representative.

(b) Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement with respect to transfers to Permitted Transferees (any such transfers being subject to Applicable Law), no NQSO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death. Appropriate evidence of any transfer to Permitted Transferees shall be delivered to the Company at its principal executive office. If all or part of an Option is transferred to a Permitted Transferee, the Permitted Transferee’s rights thereunder shall be subject to the same restrictions and limitations with respect to the Option as those of the Participant. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or by his guardian or legal representative.

5.8 Special Rules for ISOs. Notwithstanding the above, in no event shall any Participant who owns (within the meaning of Section 424(d) of the Code) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company be eligible to receive an ISO at an Option Price less than 110 percent of the Fair Market Value of a Share on the date the ISO is granted or be eligible to receive an ISO that is exercisable later than the fifth anniversary date of its grant. To the extent that a Participant is granted ISOs (under the Plan and all other incentive stock option plans of the Employer) which are first exercisable in any calendar year for Shares having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceeds One Hundred Thousand Dollars, such Options shall be treated as NQSOs. For purposes of this Section 5.8, ISOs shall be taken into account in the order in which they were granted.

ARTICLE 6 — STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. A Stock Appreciation Right may be granted to an Eligible Participant in connection with an Option granted under Article 5 of this Plan or may be granted independently of any Option. A Stock Appreciation Right shall entitle the holder, within the specified period, to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share on the date of exercise exceeds the exercise price, times the number of Shares with respect to which the SAR is exercised. A SAR granted in connection with an Option (a “Tandem SAR”) shall entitle the holder of the related Option, within the period specified for the exercise of the Option, to surrender the unexercised Option, or a portion thereof, and to receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Option Price per Share, times the number of Shares under the Option, or portion thereof, which is surrendered.

6.2 Tandem SARs. Each Tandem SAR shall be subject to the same terms and conditions as the related Option, including limitations on transferability, and shall be exercisable only to the extent such Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Option terminates or lapses. The grant of Stock Appreciation Rights related to ISOs must be concurrent with the grant of the ISOs. With respect to NQSOs, the grant either may be concurrent with the grant of the NQSOs, or in connection with NQSOs previously granted under Article 5, which are unexercised and have not terminated or lapsed.

6.3 Payment. The Board shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of an SAR will be in the form of all cash, all Shares, or any combination thereof. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise. If the Board elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares. The Board shall set forth in each Agreement in its sole discretion the timing of any payment due to the Participant by virtue of the exercise of SARs. Payment may be made in a lump sum, in annual installments or may be otherwise deferred as set forth in the Agreement; and the Board shall have sole discretion to determine whether any deferred payments may bear amounts equivalent to interest or cash dividends.

6.4 Exercise of SARs. Upon exercise of a Tandem SAR, the number of Shares subject to exercise under any related Option shall automatically be reduced by the number of Shares represented by the Option or portion thereof which is surrendered.

ARTICLE 7 — RESTRICTED STOCK

7.1 Grant of Restricted Stock. Restricted Stock Awards may be made to Eligible Participants as a reward for past service or as an incentive for the performance of future services that will contribute materially to the successful operation of the Employer. Awards of Restricted Stock may be made either alone or in addition to or in tandem with other Awards granted under the Plan and may be current grants of Restricted Stock or deferred grants of Restricted Stock.

7.2 Restricted Stock Agreement. The Restricted Stock Agreement shall set forth the terms of the Award, as determined by the Board, including, without limitation, the purchase price, if any, to be paid for such Restricted Stock, which may be more than, equal to, or less than Fair Market Value and may be zero, subject to such minimum consideration as may be required by Applicable Law; the restrictions applicable to the grant or vesting of the Restricted Stock such as continued service or achievement of Performance Measures, the length of the Restriction Period and whether any circumstances, such as death, retirement, Disability, or a Change in Control, will shorten or terminate the Restriction Period; and rights of the Participant to vote or receive dividends with respect to the Shares during the Restriction Period.

Notwithstanding Section 3.4 of the Plan, a Restricted Stock Award must be accepted within a period of sixty (60) days, or such other period as the Board may specify, by executing a Restricted Stock Agreement and paying whatever price, if any, is required. The prospective recipient of a Restricted Stock Award shall not have any rights with respect to such Award, unless and until such recipient has executed a Restricted Stock Agreement and has delivered a fully executed copy thereof to the Board, and has otherwise complied with the applicable terms and conditions of such Award.

7.3 Nontransferability. Except as otherwise provided in this Article 7, no shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

7.4 Certificates. Upon an Award of Restricted Stock to a Participant, Shares of Restricted Stock shall be registered in the Participant’s name (or an appropriate book entry shall be made). Certificates, if issued, may either be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse and/or be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Board, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant; provided, however, that the Board may cause such legend or legends to be placed on any such certificates as it may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law.

7.5 Dividends and Other Distributions. Except as provided in this Article 7 or in the Award Agreement, a Participant receiving a Restricted Stock Award shall have, with respect to such Restricted Stock Award, all of the rights of a stockholder of the Company, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and the right to receive any dividends; provided, however, the Board may require that any dividends on such Shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant. The Board shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts. In addition, with respect to Named Executive Officers, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to Restricted Stock such that the dividends and/or Restricted Stock maintain eligibility for the performance-based compensation exception under Code Section 162(m).

7.6 Restricted Stock Units (or RSUs). Awards of Restricted Stock Units may be made to Eligible Participants in accordance with the following terms and conditions:

(a) The Board, in its discretion, shall determine the number of RSUs to grant to a Participant, the Restriction Period and other terms and conditions of the Award, including whether the Award will be paid in cash, Shares or a combination of the two and the time when the Award will be payable (i.e., at vesting, termination of employment, Change in Control or another date).

(b) Unless the Agreement provides otherwise, RSUs shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(c) Restrictions upon RSUs awarded hereunder shall lapse at such time or times and on such terms and conditions as the Board may provide in the Agreement. Unless the Agreement provides otherwise, in the event of a Change in Control, all restrictions upon any RSUs shall lapse immediately and all such RSUs shall become fully vested in the Participant.

(d) The Agreement shall set forth the terms and conditions that shall apply upon the termination of the Participant’s employment with the Employer (including a forfeiture of RSUs for which the restrictions have not lapsed upon Participant’s ceasing to be employed) as the Board may, in its discretion, determine at the time the Award is granted. An Award of Restricted Stock Units may provide the holder thereof with dividends or dividend equivalents, payable in cash or in additional Restricted Stock Units (or a combination thereof), as determined by the Board, on a current or deferred basis. Such dividends or dividend equivalents may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Restricted Stock, as set forth in Section 7.5 herein.

ARTICLE 8 — PERFORMANCE SHARES

8.1 Grant of Performance Shares. Performance Shares may be granted to Eligible Participants in such amounts and upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board.

8.2 Performance Share Agreement. In the Performance Share Agreement, the Board shall set the Performance Measures in its discretion which, depending on the extent to which they are met, will determine the number of Performance Shares that will be paid out to the Participant. For purposes of this Article 8, the time period during which the Performance Measures must be met shall be called a “Performance Period.”

8.3 Earning of Performance Shares. Subject to the terms of this Plan and the applicable Agreement, after the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Measures have been achieved.

8.4 Form and Timing of Payment of Performance Shares. Subject to the terms of this Plan and the applicable Agreement, the Board, in its sole discretion, may pay earned Performance Shares in the form of cash or in Shares (or in a combination thereof) which has an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The Board shall have sole discretion as to the timing of any payment made in cash or Shares, or a combination thereof. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Except as otherwise provided in the Participant’s Award Agreement, a Participant shall be entitled to receive any dividends declared subsequent to the end of the Performance Period with respect to earned grants of Performance Shares that have not yet been distributed to the Participant (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Restricted Stock, as set forth in Section 7.5 herein). In addition, unless otherwise provided in the Participant’s Award Agreement, a Participant shall be entitled to exercise full voting rights with respect to earned Performance Shares.

8.5 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

ARTICLE 9 — PHANTOM STOCK UNITS

9.1 Grant of Phantom Stock Units. Phantom Stock Units may be granted to Eligible Participants in such amounts and upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board.

9.2 Phantom Stock Agreement. The Phantom Stock Agreement shall set forth the terms of the Phantom Stock Units, as determined by the Board, including, without limitation, the vesting schedule, the period during which the Phantom Stock Units must be converted, if at all, and the “Award Value” of each Phantom Stock Unit (which shall be the Fair Market Value of a Share as of the date of grant of the related Phantom Stock Unit).

9.3 Amount, Form and Timing of Payment. Subject to the terms of this Plan and the applicable Agreement, a Phantom Stock Unit shall entitle the holder, within the specified conversion period, to convert vested Phantom Stock Units into property with a value equal to the difference between the Award Value and the Fair Market Value of a Share on the conversion date times the number of Phantom Stock Units converted. The Board, in its sole discretion, may pay the amount to which the holder is entitled in the form of cash or in Shares (or in a combination thereof). Shares issued in payment may contain such restrictions deemed appropriate by the Board. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of conversion. If the Board elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares. The determination of the Board with respect to the form and timing of payout of Phantom Stock Units shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.4 Nontransferability of Award. Except as otherwise provided in a Participant’s Award Agreement, Phantom Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

ARTICLE 10 — OTHER STOCK-BASED AWARDS

10.1 Terms of Other Stock-Based Awards. Other Stock-Based Awards may be granted to Eligible Participants, in such amounts and upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board. An Other Stock-Based Award is an award, the value of which is based in whole or in part on the value of Shares, that is not an Award specified in Article 5, 6, 7, 8 or 9 of the Plan. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as determined by the Board, consistent with the purposes of the Plan. The Board may provide that such Awards are payable in cash or Shares (or a combination thereof). Shares issued in payment may contain such restrictions deemed appropriate by the Board. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date that payment is due pursuant to the applicable Agreement. If the Board elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares. The determination of the Board with respect to the form and timing of payout of Other Stock-Based Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

10.2 Dividend Equivalents. An Other Stock-Based Award may provide the holder thereof with dividends or dividend equivalents, payable in cash or in Shares (or a combination thereof), as determined by the Board, on a current or deferred basis. Such dividends or dividend equivalents may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Restricted Stock, as set forth in Section 7.5 herein.

10.3 Nontransferability of Award. Except as otherwise provided in a Participant’s Award Agreement, Other Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under an Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

ARTICLE 11 — MANAGEMENT SHARE PURCHASE PLAN

11.1 Share Purchase Rights. Share Purchase Rights may be granted to Participants upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board. Share Purchase Rights allow Eligible Participants to forego the receipt of all or a portion of cash compensation (including bonuses and, in the case of non-employee Directors, annual retainers and meeting fees) and to receive such compensation in the form of Shares or Restricted Stock Units. Such Shares or RSUs available for purchase will be subject to any restrictions deemed appropriate by the Board, as set forth in the Share Purchase Agreement.

11.2 Share Purchase Agreement. When the Board determines to award Share Purchase Rights to an Eligible Participant, it shall deliver a Share Purchase Agreement to the Eligible Participant setting forth all of the terms, conditions and restrictions related to the Award, including the amount of compensation that the Eligible Participant may defer for the Share or RSU purchase, the price per Share or RSU to be paid, the vesting schedule, and the time within which the Eligible Participant must accept the Award. The Agreement shall also set forth the terms of any Company matching contribution to be paid in the form of additional Shares or RSUs. The Award shall be accepted by execution and delivery of the Share Purchase Agreement in the form and by the time determined by the Board.

11.3 Repurchase Option. The Share Purchase Agreement may grant the Company an option to repurchase Shares or RSUs that have not vested, exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability). The purchase price for Shares or RSUs so repurchased shall be the original price paid by the Participant and may be paid by cancellation of any indebtedness owed by the Participant to the Company.

11.4 Transferability. Rights to purchase Shares or RSUs under a Share Purchase Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Share Purchase Agreement; provided, however, that the transferability of Shares or RSUs purchased pursuant to the Agreement shall remain subject to any restrictions applicable to those Shares or RSUs as set forth in the Share Purchase Agreement.

ARTICLE 12 — PERFORMANCE MEASURES

Until the Board proposes for stockholder vote and stockholders approve a change in the general Performance Measures set forth in this Article 12, the attainment of which may determine the degree of payout and/or vesting with respect to Named Executive Officers’ Awards that are intended to qualify under the performance-based compensation provisions of Code Section 162(m), the Performance Measure(s) to be used for purposes of such Awards shall be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, return on sales, total stockholder return, profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash flow measures, cash flow return, sales, sales volume, inventory turnover ratio, stock price, cost, and/or unit cost, or any function of any of the foregoing factors. The Board can establish other Performance Measures for performance Awards granted to Eligible Participants that are not Named Executive Officers. For any Performance Period, the targeted level or levels of performance with respect to chosen Performance Measures may be established on an absolute basis or relative to a group of peer companies selected by the Board, relative to internal goals or relative to levels attained in prior years.

The Board shall be authorized to make adjustments in performance based criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in Applicable Law or accounting principles. The Board shall also have the discretion to adjust the determinations of the degree of attainment of the pre-established Performance Measures. Notwithstanding the foregoing, with respect to Awards which are intended to qualify for the performance-based compensation exception from the deductibility limitations of Code Section 162(m), and which are held by Named Executive Officers, (a) the amount of compensation payable under any such Award may not be adjusted upward, but the Board shall retain the discretion to adjust such Awards downward, and (b) the Board may not adjust any such Award’s targeted level of attainment of Performance Measures after the first 90 days of the Award’s Performance Period, except, in either case, as a result of adjustments permitted by this paragraph and Code Section 162(m) and the regulations promulgated thereunder.

If applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval. In addition, if the Board determines that it is advisable to grant Awards which shall not qualify for the performance-based compensation exception from the deductibility limitations of Code Section 162(m), the Board may make such grants without satisfying the requirements of Code Section 162(m).

ARTICLE 13 — BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 14 — DEFERRALS

To the extent set forth in the Agreement evidencing an Award, the Board may permit or require a Participant to defer under this Plan or to a separate deferred compensation arrangement of the Company such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, SAR, or Share Purchase Right, the lapse or waiver of restrictions with respect to Restricted Stock, the conversion or vesting of Restricted Stock Units or Phantom Stock Units or the satisfaction of any requirements or goals with respect to Performance Shares or Other Stock-Based Awards. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Notwithstanding anything in this Plan or any Agreement to the contrary, however, with respect to all compensation deferred under this Plan or any Agreement within the meaning of Section 409A(a)(1)(A) of the Code (other than Options lacking any deferral feature other than the feature that the Option holder has the right to exercise the Option in the future), whether by action of the Board or by the election of the Participant, this Plan incorporates and makes applicable to such deferred compensation the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code. If changes are made to Section 409A of the Code or regulations are promulgated thereunder, in either case to permit greater flexibility with respect to any Awards under the Plan that constitute deferred compensation, the Board may, subject to the requirements of Article 17, make any adjustments it deems appropriate.

ARTICLE 15 — WITHHOLDING

15.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold from any cash or property payable to a Participant under the Plan, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

15.2 Share Withholding. With the consent of the Board, with respect to withholding required upon the exercise of Options, SARS or Share Purchase Rights, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising from the Company’s obligation to issue or transfer Shares to a Participant under the Plan, the Participant may satisfy the withholding requirement by having the Company withhold Shares having a Fair Market Value on the date the withholding obligation is incurred equal to the amount of tax required to be withheld with respect to the transaction. All such elections shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

ARTICLE 16 — FOREIGN EMPLOYEES

In order to facilitate the making of any grant of Awards under this Plan, the Board may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Employer outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, which special terms may be contained in an Appendix attached hereto. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

ARTICLE 17 — AMENDMENT AND TERMINATION

17.1 Amendment of Plan. The Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless the affected Participants consent in writing. To the extent required by Applicable Law, no amendment shall be effective unless approved by the stockholders of the Company at an annual or special meeting. To the extent the Board deems it desirable to maintain the Plan’s eligibility for the benefits of Code Section 162(m) or 422, the Board shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with those provisions.

17.2 Amendment of Award Agreement. The Board may, at any time, without further action by the stockholders and without consent of or receiving further consideration from the affected Participants, amend outstanding Awards and Award Agreements in response to, or to comply with changes in, Applicable Law. To the extent not inconsistent with the terms of the Plan, the Board may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant. The Board may amend Awards and Award Agreements otherwise with the written consent of the Participant. Notwithstanding the above provision, the Board shall not have the authority to decrease the Option Price of any outstanding Option or the exercise price of any outstanding SAR, or to permit the exchange of any Option or SAR for an Option or SAR with a lower Option Price or exercise price, except in accordance with Section 4.3, without the prior approval of the holders of a majority of the Company’s Shares present in person or by proxy and voting at a duly called meeting of the stockholders of the Company.

17.3 Termination of Plan. No Awards shall be granted under the Plan later than ten (10) years after the Effective Date; provided, however, that the Plan and all Awards made under the Plan prior to such date shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

17.4 Cancellation of Awards. The Board may provide in the Award Agreement that if a Participant engages in any “Detrimental Activity” (as defined below) during the period that a Participant is employed by the Company or during the two (2) year period following the Participant’s voluntary termination of employment or his termination by the Company for Cause (as defined in Section 2.5 above), the Board may, notwithstanding any other provision in this Plan to the contrary, (a) cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the Detrimental Activity, unless sooner terminated by operation of another term of this Plan or any other Agreement, and (b) with respect to any exercised or paid Award, require the Participant, upon thirty (30) days’ written notice from the Company, to return to the Company, in immediately available funds, the excess of the fair market value of the Shares subject to the Award as of the date of exercise or receipt over the total price paid by the Participant for such Shares.

For purposes of this Section, engaging in “Detrimental Activity” means that the Participant, without the prior written consent of the Board, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, owns, operates, manages, controls, engages in, invests in or participates in any manner in, acts as a consultant or advisor to, renders services for, or otherwise assists any person or entity that directly or indirectly engages in, the business of producing, marketing, distributing or selling poultry or processed food products anywhere that the Company is then doing business. “Detrimental Activity” shall not include the passive investment by the Participant in publicly traded common equity of any entity that is engaged in the business of producing, marketing, distributing or selling poultry or processed food products so long as such investment does not exceed two percent (2%) of the outstanding common equity of such entity. The determination of whether a Participant has engaged in Detrimental Activity shall be determined by the Board in good faith and in its sole discretion, and any such determination by the Board shall be final and binding on the Participant. The Board may in any Agreement change the definition of “Detrimental Activity” to the extent necessary to comply with Applicable Law.

17.5 Adjustments Upon Change in Control and Other Events. Subject to compliance with the applicable requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code in the case of any Award that constitutes compensation deferred under the Plan within the meaning of Section 409A(a)(1) of the Code, the Board may provide in the Agreement for any Award for automatic accelerated vesting, lapse of any restrictions and any other rights upon the occurrence of a Change in Control of the Company or upon the occurrence of other events as specified in the Agreement, which rights may or may not be conditioned on a successor corporation’s failure to assume the Award or issue an equivalent award.

ARTICLE 18 — MISCELLANEOUS PROVISIONS

18.1 Restrictions on Shares. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Board may deem advisable under Applicable Law, and the Board may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Board may rely upon an opinion of counsel for the Company.

18.2 Rights of a Stockholder. Except as otherwise provided in Article 7 of the Plan and in the Restricted Stock Agreement, each Participant who receives an Award of Restricted Stock shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and receive dividends and other distributions. Except as provided otherwise in the Plan or in an Agreement, no Participant awarded an Option, Stock Appreciation Right, Restricted Stock Unit, Phantom Stock Unit, Performance Share, Other Stock-Based Award or Share Purchase Right shall have any right as a stockholder with respect to any Shares covered by such Award prior to the date of issuance to him or her of a certificate or certificates for such Shares.

18.3 No Implied Rights. Nothing in the Plan or any Award granted under the Plan shall confer upon any Participant any right to continue in the service of the Employer, or to serve as a Director thereof, or interfere in any way with the right of the Employer (except as it may otherwise be limited by a written agreement between the Company and the Participant) to terminate the Participant’s employment or other service relationship for any reason at any time. Unless agreed by the Board, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Board, be no greater than the right of an unsecured general creditor of the Company.

18.4 Non-Uniform Determinations. The Board’s determinations under the Plan (including without limitation determinations of the Eligible Participants to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Agreements evidencing Awards) need not be uniform and may be made by it selectively among Participants and Eligible Participants, whether or not such persons are similarly situated.

18.5 Compliance with Laws.

(a) To the extent that the Board intends an Award to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code, it must be granted subject to the achievement of Performance Measures as described in Article 12 of the Plan and all other requirements of said Code Section 162(m)(4)(C) must be satisfied. In addition, if changes are made to Code Section 162(m) to permit greater flexibility with respect to any Awards under the Plan, the Board may, subject to the requirements of Article 17, make any adjustments it deems appropriate.

(b) The Plan and the grant of Awards shall be subject to all Applicable Law and to such approvals by any United States government or regulatory agency as may be required. Any provision herein relating to compliance with Rule 16b-3 under the Exchange Act shall not be applicable with respect to participation in the Plan by Participants who are not Insiders.

(c) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all Applicable Laws (including, without limitation, the requirements of the Securities Act of 1933).

(d) Each Award under the Plan shall be subject to the requirement that, if at any time the Board shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any Applicable Law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the grantee of an Award with respect to the disposition of Shares, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of Shares thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.

(e) As a condition to the issuance or transfer of any Shares pursuant to any Award, the Board may require the Participant to represent and warrant at the time of such issuance or transfer that the Shares are being acquired only for investment and without any current intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is advisable.

18.6 Successors. The terms of the Plan shall be binding upon the Company, and its successors and assigns.

18.7 Tax Elections. Each Participant agrees to give the Board prompt written notice of any election made by such Participant under Code Section 83(b) or any similar provision thereof.

18.8 Legal Construction.

(a) Severability. If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law with respect to which the Plan is intended to qualify, such provision shall be construed or deemed amended to conform to Applicable Law or, if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

(b) Compliance with Section 409A of the Code. All Awards granted under the Plan are intended to be either exempt from the requirements of Section 409A of the Code or, if not exempt, to satisfy the requirements of Section 409A (including the Treasury Department guidance and regulations issued thereunder), and the Plan shall be administered, construed and interpreted in accordance with such intent. If the Board determines that an Award, Agreement, payment, transaction or any other action or arrangement contemplated by the provision of this Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A, then unless the Board specifically provides otherwise, such Award, Agreement, payment, transaction or other action or arrangement shall not be given effect to the extent that it causes such result and the related provision of the Plan or Agreement will be deemed modified or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Board, in each case without the consent of or notice to the Participant. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant in connection with Awards (including any taxes and penalties under Section 409A) and the Company will have no obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

In addition, notwithstanding any other provision of the Plan or an Agreement to the contrary, the Company will not pay or accelerate the payment of any amount that constitutes “deferred compensation” within the meaning of Section 409A in violation of Section 409A. To the extent any amount of “deferred compensation” would otherwise vest and become payable upon a Change in Control or upon a Disability, as set forth herein or in an Agreement, any such Award may vest but payment shall not be accelerated unless the Change in Control also satisfies the definition of “change in the ownership” “change in the effective control” and/or “change in the ownership of a substantial portion of the assets” of the Company as those terms are defined in Treasury Regulations Section 1.409A-3(i)(5) (or such other regulation or guidance issued under Section 409A) or the Disability also satisfies the definition of “disability” as that term is defined in Treasury Regulations Section 1.409A-3(i)(4) (or such other regulation or guidance issued under Section 409A).

Any amount that constitutes “deferred compensation” within the meaning of Section 409A and is payable under the Plan or an Agreement solely by reason of a Participant’s termination of employment shall be payable only if the Participant has experienced a “separation from service” within the meaning of Section 409A (or the regulations or guidance issued under Section 409A), provided that if the Participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service, as determined by the Board in accordance with Section 409A, no payments shall be made before the six (6) month anniversary of the Participant’s separation from service, at which time all payments that would otherwise have been made during such six (6) month period shall be paid to the Participant in a lump sum.

(c) Gender and Number. Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(d) Governing Law. To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Mississippi.

18.9 Plan Year. The Plan Year shall be a calendar year.

IN WITNESS WHEREOF, this Plan is executed as of this the             day of             , 2016.

By:
Authorized Officer

ATTEST:

Secretary

Admission Ticket
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 11, 2016.
Vote by Internet
• Go to www.investorvote.com/SAFM
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

 A  Proposals — The Company’s Board of Directors has proposed Items 1, 2, 3 and 4 and shareholders have proposed Items 5 and 6. The proxy will be voted as directed, or if no direction is given, will be voted according to the recommendations of the Board of Directors set forth below. The proxyholders named on the other side of this card will vote in their discretion upon such other business as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” all director nominees and “FOR” Items 2, 3 and 4:

1. To elect five Class C Directors.

	For	Withhold		For	Withhold		For	Withhold

01 - Fred Banks, Jr.	☐	☐	02 - Toni D. Cooley	☐	☐	03 - Robert C. Khayat	☐	☐

04 - Dianne Mooney	☐	☐	05 - Gail Jones Pittman	☐	☐

	For	Against	Abstain	YOU MUST SIGN AND DATE ON THE REVERSE.
2. Proposal to approve the Sanderson Farms, Inc. and Affiliates Amended and Restated Stock Incentive Plan.	☐	☐	☐
3. Proposal to approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers.	☐	☐	☐
4. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2016.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” the shareholder proposals in Items 5 and 6:

	For	Against	Abstain

5. Proposal to request that the Board of Directors cause the Company to publish an annual report describing the Company’s policies, performance, and improvement targets related to occupational health and safety.

	☐	☐	☐
6. Proposal to request the Board of Directors to adopt and implement a water stewardship policy.	☐	☐	☐

028Q7D

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2015 Annual Report to Stockholders are available at:

http://www.sandersonfarms.com/proxy

FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SANDERSON FARMS, INC.

2016 Meeting of Stockholders - February 11, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mike Cockrell and Joe F. Sanderson, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Sanderson Farms, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2016 Meeting of Stockholders of the Company to be held February 11, 2016 at 10:00 A.M. Central Time at the Sanderson Farms General Corporate Offices, 127 Flynt Road, Laurel, Mississippi 39443, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked on the other side)

 B  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Sanderson Farms, Inc.
GENERAL OFFICES
Post Office Box 988, Laurel, Mississippi 39441-0988
Telephone (601) 649-4030 Fax (601) 426-1339

January 14, 2016

To Participants in the Employee Stock Ownership Plan of

Sanderson Farms, Inc. & Affiliates, as amended (“ESOP”)

Dear Participant:

The 2016 Annual Meeting of Stockholders of Sanderson Farms, Inc. (the “Company”) will be held on Thursday, February 11, 2016. The terms of the ESOP provide that you, as a participant in the ESOP, are entitled to direct Trustmark Bank, the Independent Trustee of the ESOP (the “Trustee”), to vote the shares of the Company’s common stock allocated to your separate account in the ESOP with respect to each matter to be brought before the Annual Meeting.

The Trustee will vote the common stock in accordance with your instructions. If you give no instructions with respect to any matters to be acted upon at the meeting, the Trustee will vote your shares, along with all unallocated shares held by the ESOP, in the same proportion for and against proposals as shares for which the Trustee has received timely voting instructions, subject to the exercise of the Trustee’s fiduciary duties. Therefore, it is important that you return the enclosed ballot with instructions on how to vote your shares. The Trustee will certify the vote totals to the Company.

A notice of the Annual Meeting and a proxy statement that contains detailed descriptions of the matters to be voted on at the Annual Meeting are enclosed. Also, the 2015 Annual Report to Stockholders, which contains financial information concerning the Company and its business for the fiscal year ended October 31, 2015, is enclosed for your information.

Please instruct the Trustee how to vote the shares allocated to your account in the ESOP on each matter to be acted upon by marking the enclosed ballot, and return the ballot to the Trustee in the postage-paid, self-addressed envelope provided by February 5, 2016. Your voting instructions to the Trustee will be strictly confidential.

Please note that the enclosed material relates only to those shares that have been allocated to your account under the ESOP. You will receive other voting material for shares owned by you individually and not through the ESOP.

Your prompt consideration and balloting is requested.

Cordially,

Joe F. Sanderson, Jr.
Chairman of the Board

Enclosures

SANDERSON FARMS, INC. ESOP BALLOT

ANNUAL MEETING OF STOCKHOLDERS

February 11, 2016

The undersigned hereby instructs Trustmark Bank, the Independent Trustee (“Trustee”) of the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan (“ESOP”) to vote all the shares of the common stock of Sanderson Farms, Inc. (the “Company”) allocated to the undersigned pursuant to the ESOP as of December 17, 2015, at the Annual Meeting of Stockholders to be held at the Company’s General Corporate Offices, 127 Flynt Road, Laurel, Mississippi on February 11, 2016 at 10:00 a.m., Central Time, and at any and all adjournments or postponements thereof, as follows:

******************************************************************************

ELECTION OF DIRECTORS:

1.	To elect five Class C Directors. Mark one of the boxes below with an ink pen.

The Nominees for Class C Directors are as follows: Fred Banks, Jr., Toni D. Cooley,

Robert C. Khayat, Dianne Mooney, Gail Jones Pittman.

☐	I vote FOR all the nominees listed above.

☐	I vote FOR all of the nominees EXCEPT for the individual nominees I have listed on the blank lines below

☐	I WITHHOLD AUTHORITY to vote for all nominees.

*********************************************************************************************

STOCK INCENTIVE PLAN:

2.	Proposal to approve the Sanderson Farms, Inc. and Affiliates Amended and Restated Stock Incentive Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

********************************************************************************************

EXECUTIVE COMPENSATION:

3.	Proposal to approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers.

☐	FOR	☐	AGAINST	☐	ABSTAIN

*****************************************************************************************

SELECTION OF INDEPENDENT AUDITING FIRM:

4.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2016.

☐	FOR	☐	AGAINST	☐	ABSTAIN

*****************************************************************************************

SHAREHOLDER PROPOSAL:

5.	Proposal to request that the Board of Directors cause the Company to publish an annual report describing the Company’s policies, performance, and improvement targets related to occupational health and safety.

☐	FOR	☐	AGAINST	☐	ABSTAIN

*****************************************************************************************

SHAREHOLDER PROPOSAL:

6.	Proposal to request the Board of Directors to adopt and implement a water stewardship policy.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The undersigned acknowledges receipt from the Company, prior to the execution of this Ballot, of a Notice of Annual Meeting of Stockholders, the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders and the Company’s 2015 Annual Report to Stockholders.

Dated: , 2016
Participant’s Signature

(Please print name)

The Company’s Board of Directors recommends a vote “FOR” all director nominees and Items 2, 3 and 4. The Board of Directors recommends a vote “AGAINST” Items 5 and 6.

Your ESOP shares will be voted as directed. If no directions are given, your ESOP shares will be voted by the ESOP Trustee in the same proportion for and against proposals as shares for which the Trustee has received timely voting instructions, subject to the exercise of the Trustee’s fiduciary duties.

PLEASE DATE, SIGN, AND RETURN THIS BALLOT IN THE ENCLOSED ADDRESSED AND POSTAGE-PREPAID ENVELOPE TO THE INDEPENDENT TRUSTEE FOR THE ESOP NO LATER THAN FRIDAY, FEBRUARY 5, 2016.